Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”

Execution Version

Membership Interest, Share and Asset Purchase Agreement

by and among

Andritz (USA) Inc., a Georgia corporation

Andritz China Ltd., a Chinese company limited by shares

Andritz Canada Inc., a New Brunswick corporation

The Babcock & Wilcox Company, a Delaware corporation

Babcock & Wilcox International Sales and Service Corporation, a Delaware corporation

and

Babcock & Wilcox Canada Corp., a Nova Scotia unlimited company

Dated June 3, 2025

MEMBERSHIP INTEREST, SHARE AND ASSET PURCHASE AGREEMENT

This Membership Interest, Share and Asset Purchase Agreement (this “Agreement”) is entered into as of June 3, 2025 (the “Execution Date”), by and among: (i) Andritz (USA) Inc., a Georgia corporation (“Andritz USA”); (ii) Andritz China Ltd., a Chinese company limited by shares (“Andritz China”); (iii) Andritz Canada inc., a New Brunswick corporation (“Andritz Canada,” and together with Andritz USA and Andritz China, each a “Purchaser” and collectively, the “Purchasers”); (iv) The Babcock & Wilcox Company, a Delaware corporation (“BWC”); (v) Babcock & Wilcox International Sales and Service Corporation, a Delaware corporation (“BWISSC”); and (vi) Babcock & Wilcox Canada Corp., a Nova Scotia unlimited company (“B&W Canada” and together with BWC and BWISSC, each a “Seller” and collectively the “Sellers”). Purchasers and Sellers may be referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

Whereas, as of the Execution Date, BWC owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Diamond Power International, LLC, a Delaware limited liability company (“DPI” and such interests, the “DPI Interests”), which in turn owns (i) one hundred percent (100%) of the issued and outstanding equity interests (with, for the purposes of this Agreement, the term ‘equity interests’ including share capital) of Diamond Power Specialty Limited, a private company limited by shares with company number 00127571 and having its registered office address at Unit 5b Heapham Road, Heapham Road Industrial Estate, Gainsborough, Lincolnshire, DN21 1RZ (“DP UK”), which in turn owns one hundred percent (100%) of the issued and outstanding equity interests of Diamond Power Germany GmbH, a German company with limited liability (“DP Germany”); Diamond Power Sweden, AB, a Swedish limited company (“DP Sweden”); Diamond Power Central & Eastern Europe, s.r.o., a Czech limited liability company (“DP Czech Republic”); and Diamond Power Finland, OY, a Finnish limited liability company (“DP Finland”); (ii) one hundred percent (100%) of the issued and outstanding equity interests of Diamond Power Do Brasil Limitada, a Brazilian limited liability company (“DP Brazil”); (iii) forty-nine percent (49%) of the fully diluted shares, but seventy-one percent (71%) of the voting shares, of Diamond Power Services, S.E.A., Limited, a Thai company limited by shares (“DP Thailand”); (iv) one hundred percent (100%) of the issued and outstanding equity interests of Diamond Power Specialty (Proprietary) Limited, a South African company limited by shares (“DP South Africa”); (v) one hundred percent (100%) of the issued and outstanding equity interests of [***], which in turn owns one hundred percent (100%) of the issued and outstanding equity interests of numerous Subsidiaries, including one hundred percent (100%) of the issued and outstanding equity interests of B&W Canada (the “B&W Canada Interests”); (vi) one hundred percent (100%) of the issued and outstanding equity interests of [***], which in turn owns one hundred percent (100%) of the issued and outstanding equity interests of Diamond Power China Holdings, Inc., a Delaware corporation; and (vii) one hundred percent (100%) of the issued and outstanding equity interests of [***].

Whereas, as of the Execution Date, BWISSC owns one hundred percent (100%) of the issued and outstanding equity interests of Babcock & Wilcox Diamond Power Equipment Supply Co., Ltd., a Chinese company limited by shares (“DP China” and such interests, the “DP China Interests”).

Whereas, Sellers intend to conduct a pre-Closing reorganization, pursuant to documentation reasonably satisfactory to Purchasers, whereby: (i) BWC will contribute to DPI all Contracts, Intellectual Property and other intangible assets, and personnel exclusively or primarily related to Sellers’ and/or the Target Companies’ business of designing, manufacturing and selling sootblowers, port rodders, and related boiler or combustion air port cleaning products (together with the business operated in connection with the Purchased Assets, collectively, the “Business”), other than those Contracts explicitly set forth in the Transition Services Agreement; (ii) DPI, DP China, DP Germany, and DP Brazil will transfer certain Contracts, Intellectual Property and other intangible assets, tangible assets, and personnel that are not related to the Business, including those related to the A-S-H Business and the ESP Business, to one (1) or more Affiliates of Sellers not related to the Business; (iii) [***] will be transferred to one or more Affiliates of Sellers not related to the Business; (iv) [***] will be distributed to certain Affiliates of Sellers not related to the Business; and (v) intercompany agreements shall be settled pursuant to Section 4.14 (collectively, the “Reorganization”).

Whereas, following the Reorganization, (i) BWISSC desires to sell and convey to Andritz China, and Andritz China desires to purchase and acquire from BWISSC, the DP China Interests, (ii) BWC desires to sell and convey to Andritz USA, and Andritz USA desires to purchase and acquire from BWC, the DPI Interests (together with the DP China Interests, collectively, the “Acquired Securities”) and (iii) B&W Canada desires to sell and convey to Andritz Canada, and Andritz Canada desires to purchase and acquire from B&W Canada certain assets as set forth on Exhibit B-1 attached hereto (the “Purchased Assets”), upon the terms and subject to the conditions set forth in this Agreement.

Agreement:

Now, Therefore, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Purchase Price; Closing.

1.1           Purchase and Sale of Acquired Securities and Purchased Assets; Payment of Closing Purchase Price.

(a)           Purchase and Sale. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement: (i) BWISSC shall sell, transfer, assign and convey to Andritz China, and Andritz China shall purchase and accept from BWISSC, the DP China Interests, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Laws); (ii) BWC shall sell, transfer, assign and convey to Andritz USA, and Andritz USA shall purchase and accept from BWC, the DPI Interests, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Laws); and (iii) B&W Canada shall sell, transfer, assign and convey to Andritz Canada, and Andritz Canada shall purchase and accept from B&W Canada, the Purchased Assets, free and clear of any and all Liens (other than Permitted Liens).

(b)           Excluded Assets. Other than the Purchased Assets, Purchasers acknowledge and agree that Andritz Canada is not purchasing or acquiring, and B&W Canada is not selling or assigning, any other assets or properties of B&W Canada, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). The Excluded Assets include the assets and properties of B&W Canada set forth on Exhibit B-2.

(c)           Assumed Liabilities. At Closing, Andritz Canada shall assume and agree to pay, perform, and discharge when due only the following Liabilities, any (i) executory obligations of B&W Canada due to be performed after the Closing (other than accounts payable or accrued expenses, which are addressed below) under any Contracts included in the Purchased Assets and validly assigned to Andritz Canada, except to the extent arising from any breach or default by B&W Canada or any of its Affiliates at or prior to Closing; (ii) Liabilities arising out of the post-Closing operation of the Purchased Assets; (iii) accrued paid time off (whether vacation pay, sick pay, or otherwise) of the B&W Canada Employees as of the Closing, as disclosed on Schedule 1.1(c)(iii) (which schedule includes the accrued amounts as of the date hereof for reference); and (iv) Liabilities arising out of the post-Closing employment of the B&W Canada Employees actually employed by Andritz Canada post-Closing; ((i) through (iv), collectively, the “Assumed Liabilities”).

(d)           Excluded Liabilities. Other than as expressly provided in Section 1.1(c) above, Andritz Canada shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of B&W Canada, whether or not arising from or related to the Purchased Assets (collectively, the “Excluded Liabilities”): (i) any Liabilities arising out of or relating to B&W Canada’s ownership or operation of the Canada Business and the Purchased Assets prior to the Closing Date or the pre-Closing employment of the B&W Canada Employees; (ii) any Liabilities relating to or arising out of the Excluded Assets; (iii) except to the extent expressly included within the Assumed Liabilities, any Liabilities relating to or arising out of any Benefit Plans of B&W Canada, including any pension liabilities; (iv) any pending litigation actions involving B&W Canada; (v) any Liabilities for: (A) Taxes relating to the Canada Business, the Purchased Assets, or the Assumed Liabilities for any Pre-Closing Tax Period; or (B) other Taxes of B&W Canada (other than Taxes allocated to Andritz Canada under Section 8.8) for any taxable period; and (vi) any obligations of B&W Canada to be performed prior to or at the Closing under any Contracts included in the Purchased Assets and any breach or default by B&W Canada or any of its Affiliates at or prior to Closing.

(e)           Closing Purchase Price. At the Closing, in full payment for the Acquired Securities and the Purchased Assets, Purchasers shall pay to Sellers, by wire transfer of immediately available funds the sum of one hundred seventy-seven million dollars ($177,000,000) (“Base Purchase Price”):

(1)           Plus the amount of Target Cash, if any;

(2)           Minus the amount of the Target Indebtedness, if any;

(3)           Minus the amounts set forth in the Pay-Off Letters, including the application of any appropriate per diem or similar amounts as contemplated by the Pay-Off Letters, to the extent not reflected in the Target Indebtedness;

(4)           Minus the amount of the Target Transaction Expenses, if any;

(5)           Minus the Escrow Amount;

(6)           Minus four million, eighty-two thousand dollars ($4,082,000); and

(7)           Plus the Pension Formation Costs.

The amount so payable to Sellers at the Closing adjusted pursuant to Section 1.1(e) is referred to as the “Closing Purchase Price” and the Closing Purchase Price, as adjusted pursuant to Section 1.4(a) is referred to as the “Purchase Price”.

1.2           Closing Payments. At the Closing, Purchasers shall pay by wire transfer of immediately available funds:

(a)           The amount of the outstanding Target Indebtedness, if any, to the Persons owed such Target Indebtedness and in the amounts set forth in the Initial Closing Statement and as set forth in the Pay-Off Letters;

(b)           The amount of the unpaid Target Transaction Expenses, if any, to the Persons and in the amounts set forth in the Initial Closing Statement;

(c)           The Escrow Amount to the Escrow Agent; and

(d)           The Closing Purchase Price to Sellers, in proportion to Sellers’ Applicable Percentages.

1.3           Initial Closing Statement.

(a)           Delivery of Initial Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchasers a statement setting forth: (i) the Target Net Working Capital, including a copy of the Initial Closing Date Balance Sheet; (ii) the Target Cash; (iii) the Target Indebtedness; (iv) the Target Transaction Expenses; and (v) the amount of the Closing Purchase Price (such statement, the “Initial Closing Statement”). Each item on the Initial Closing Statement will also contain wire instructions for all of the foregoing payments (or instructions to pay certain amounts by check). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles.

(b)           Review of Initial Closing Statement. Sellers shall consult Purchasers in connection with their preparation of the Initial Closing Statement and Sellers shall provide Purchasers and their Representatives reasonable access, during normal business hours upon reasonable advance notice to all the properties, books, records, contracts, documents, information, and Representatives relevant to the review or preparation of the Initial Closing Statement and to the determination of the values set forth therein.

1.4           Purchase Price Adjustment.

(a)           Post-Closing Purchase Price Adjustment.

(1)           Adjustment of Closing Purchase Price. The Closing Purchase Price will be: (i) increased dollar-for-dollar by the amount that the Actual Cash exceeds the Target Cash or decreased dollar-for-dollar by the amount that the Actual Cash is less than the Target Cash; (ii) increased dollar-for-dollar by the amount that the Actual Net Working Capital exceeds the Target Net Working Capital or decreased dollar-for-dollar by the amount that the Actual Net Working Capital is less than the Target Net Working Capital; (iii) increased dollar-for-dollar by the amount that the Target Indebtedness exceeds the Actual Indebtedness or decreased dollar-for-dollar by the amount that the Actual Indebtedness exceeds the Target Indebtedness; and (iv) increased dollar-for-dollar by the amount that the Target Transaction Expenses exceed the Actual Transaction Expenses or decreased dollar-for-dollar by the amount that the Actual Transaction Expenses exceed the Target Transaction Expenses, all as determined in accordance with the procedures set forth in this Section 1.4(a).

(2)           Preparation of Closing Date Balance Sheet. As soon as practicable, and in any event no later than ninety (90) days after the Closing Date, Purchasers shall prepare and deliver to Sellers a balance sheet of the Target Companies and B&W Canada as of the Effective Time (the “Closing Date Balance Sheet”) and a statement of Purchasers’ determination of: (i) the Actual Net Working Capital, as of the Effective Time; (ii) the amount of the outstanding Actual Indebtedness (if any), as of the Effective Time; (iii) the amount of the Actual Transaction Expenses (if any), as of the Effective Time; and (iv) the amount of the Closing Purchase Price calculated therefrom (such statement, collectively the “Closing Statement”). The calculation of Actual Net Working Capital will be prepared applying the definition of Net Working Capital contained herein. “Actual Net Working Capital” means the final amount of Net Working Capital as of the Effective Time on the Final Closing Statement (as defined in Section 1.4(b)). “Actual Cash” means the final amount of Cash as of the Effective Time on the Final Closing Statement. “Actual Indebtedness” means the final amount of Indebtedness of the Target Companies and B&W Canada as of the Effective Time on the Final Closing Statement. “Actual Transaction Expenses” means the final amount of unpaid Transaction Expenses as of the Effective Time on the Final Closing Statement. The Closing Statement shall be prepared in accordance with the Accounting Principles. If Purchasers fail to deliver the Closing Statement to Sellers within the ninety (90) day period specified in this Section 1.4(a)(2), Purchasers shall be deemed to have accepted the Initial Closing Statement as final.

(3)           Review and Resolution Period. After receipt of the Closing Statement, Sellers shall have forty-five (45) days to review it (which period will be tolled for Sellers due to any lack of access to records caused by Purchasers and lasting more than two (2) Business Days, the Target Companies, or any of their respective Representatives). To the extent reasonably required to complete such review of the Closing Statement, Purchasers shall provide Sellers with reasonable access during normal business hours to all the properties, working papers, books, records, contracts, documents, information, and Representatives relevant to the review or preparation of the Closing Statement. Sellers will deliver notice to Purchasers on or prior to the forty-fifth (45th) day (as tolled, if applicable) after receipt of the Closing Statement specifying in reasonable detail all disputed items with respect to the Closing Statement (including the dollar amount(s), if applicable) and the basis therefor, if any. If Sellers fail to deliver such notice in such forty-five (45) day period (as tolled, if applicable), Sellers will be deemed to have waived their right to contest the Closing Statement and the Closing Statement will be final and binding for all purposes under this Agreement. If Sellers notify Purchasers of any objections to the Closing Statement during such forty-five (45) day period (as tolled, if applicable), the Parties shall, within forty-five (45) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.

(b)           Dispute Resolution Procedure. If at the conclusion of the Resolution Period the Parties have not reached an agreement on any objections with respect to the Closing Statement, then any Party may require the dispute be resolved by way of the dispute resolution procedure set forth in this Section 1.4(b) by providing notice to all Parties of such demand. Upon such demand made by a Party, the other Parties hereto covenant and agree to jointly submit the matter to the Independent Accountant for determination as promptly as practicable. Each Party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter with respect to the determination to be made by the Independent Accountant. All fees and expenses relating to the work, if any, to be performed by the Independent Accountant will be borne: (i) by Purchasers in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Sellers (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items; and (ii) by Sellers in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items. For example, if the Parties dispute $1,000,000 of a proposed upwards Purchase Price adjustment to be paid to Sellers, the Independent Accountant determines that such payment should be $400,000 and the Independent Accountant’s fees and expenses are $100,000, then: (i) Purchasers shall pay $40,000 (40%) of such fees and expense; and (ii) Sellers shall pay $60,000 (60%) of such fees and expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Independent Accountant will be borne by the Party incurring such cost and expense. The Independent Accountant will determine only those issues still in dispute at the end of the Resolution Period and the Independent Accountant’s determination will be based upon and consistent with the terms and conditions of this Agreement. The scope of the disputes to be resolved by the Independent Accountant shall be limited to determining the correct values for the items in dispute based on the information presented, which shall be determined in accordance with this Agreement (including the definition of Net Working Capital), but the Independent Accountant shall not be limited to determining whether either Party has presented sufficient evidence of its position to meet a particular standard. Purchasers and Sellers will use their Commercially Reasonable Efforts to make their respective presentations as promptly as practicable following submission to the Independent Accountant of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Accountant. In deciding any matter, the Independent Accountant: (i) will be bound by the provisions of this Section 1.4(b) and the definitions contained herein, including the definition of Net Working Capital; and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Purchasers or Sellers or less than the smallest value for such item claimed by Purchasers or Sellers. The Independent Accountant’s determination will be made within forty-five (45) days after its engagement (which engagement will be made as promptly as practicable after the end of the Resolution Period, but in no event later than ten (10) Business Days following the end of the Resolution Period), or as soon thereafter as possible, will be set forth in a written statement delivered to Sellers and Purchasers and will be final, conclusive, non-appealable and binding for all purposes hereunder; provided that such determination may be reviewed, corrected, or set aside by a court of competent jurisdiction, but only if upon a finding that the Independent Accountant committed manifest error with respect to its determination. The determination of the Independent Accountant will not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The term “Final Closing Statement” will mean the definitive Closing Statement agreed to by Sellers and Purchasers in accordance with Section 1.4(a)(3) or the definitive Closing Statement resulting from the final determination made by the Independent Accountant in accordance with the dispute resolution procedure set forth in this Section 1.4(b).

(c)           Payments. If the Purchase Price is greater than the Closing Purchase Price, then, within ten (10) Business Days after the final determination of the Purchase Price, Purchasers will pay an aggregate amount equal to any such excess to Sellers by wire transfer of immediately available funds. If the Purchase Price is less than the Closing Purchase Price, then, within ten (10) Business Days after the final determination of the Purchase Price, Sellers, jointly and severally, shall pay an aggregate amount equal to such shortfall directly to Purchasers by wire transfer of immediately available funds to an account designated by Purchasers in writing. If any amounts are not timely paid in accordance with this Section 1.4(c), then such amount shall bear interest at the rate of eight percent (8%) per annum from the date such amount is due hereunder until paid in full. Any payment to Sellers pursuant to this Section 1.4(c) shall be in accordance with Sellers’ Applicable Percentages.

1.5           Establishment of Escrow. The Escrow Amount will be held by JP Morgan Chase Bank, N.A. (the “Escrow Agent”) and disbursed pursuant to this Section 1.5 and an escrow agreement in mutually agreeable form to be entered into as of the Closing Date (the “Escrow Agreement”). On the Closing Date, Purchasers shall deposit with the Escrow Agent the Escrow Amount, which shall be held by Escrow Agent in two segregated accounts, the first in the initial amount of three hundred ninety-eight thousand, two hundred fifty dollars ($398,250) to partially secure Losses arising out of breaches of Sellers’ representations and warranties set forth in this Agreement and Sellers’ indemnification obligations pursuant to Section 10.1 (the “Retention Escrow”), and the second in the initial amount of three million dollars ($3,000,000) to partially secure Losses arising out of the items set forth in Section 10.1 (the “Indemnity Escrow”, collectively with the Retention Escrow, the “Escrow Amount”). All fees and administrative expenses of the Escrow Agent will be borne one-half by Purchasers and one-half by Sellers (except that any obligation of the parties to indemnify the Escrow Agent will, to the extent primarily arising or resulting from a breach of this Agreement or the Escrow Agreement by Purchasers or Sellers, be entirely borne by the breaching party or parties). The Parties will prepay all annual administration fees for the anticipated duration of the escrow at Closing. Promptly following the twelve (12) month anniversary of the Closing Date, Escrow Agent shall disburse the balance of the Retention Escrow (net of any prior disbursements or then-reserved amounts) to Sellers in accordance with the terms of the Escrow Agreement. The terms of the Escrow Agreement will govern the conduct of the Escrow Agent and the treatment of the Escrow Amount.

1.6           Closing.

(a)           Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place (i) on the last Business Day of the month during which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) have been satisfied or waived, provided, however, that last Business Day of such month shall be at least five (5) Business Days following the satisfaction of all such conditions, or (ii) such other date, and time as Purchasers and Sellers may agree (such date, the “Closing Date”). The Closing shall take place by conference call and electronic or facsimile delivery of signatures with exchange of original signatures by overnight mail if so requested by either Sellers or Purchasers. To the extent permitted by Law and GAAP, for Tax and accounting purposes only, the Parties will treat the Closing as being effective at 11:59 p.m. Eastern Time on the later of: (i) the Closing Date, or (ii) the last day of the month in which the Closing occurs; but otherwise, the “Effective Time” shall mean 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

(b)           At the Closing: (i) Sellers shall deliver to Purchasers the various certificates, instruments and documents referred to in Section 6.1; and (ii) Purchasers shall make the payments set forth on the Initial Closing Statement and deliver to Sellers the various certificates, instruments and documents referred to in Section 6.2.

1.7           Withholding Taxes. Notwithstanding any other provision in this Agreement, Purchasers shall have the right to deduct and withhold Taxes (or cause to be deducted and withheld) from any payments to be made hereunder to Sellers if such withholding is required by Law (as determined in the good faith discretion of Purchasers) and to collect any necessary Tax forms, including IRS Form W-9, or any similar information, in reasonable consultation with Sellers, and, to the extent practicable, such amounts shall be reflected in the Initial Closing Statement. To the extent that amounts are withheld and paid to the appropriate Taxing Authority such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Sellers in respect of which such deduction and withholding was made. Purchasers shall provide Sellers with at least two (2) Business Days’ prior written notice regarding any proposed withholding with respect to the Closing Purchase Price.

2.     Representations and Warranties of Sellers. Sellers hereby represent and warrant to Purchasers the following matters in this Section 2. These representations and warranties, as qualified by the applicable sections of the Disclosure Schedules, are made as of the Execution Date and as of the Closing Date, except to the extent that a representation or warranty or section of the Disclosure Schedules expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date. With respect to all representations and warranties made by B&W Canada in this Section 2, B&W Canada is providing such representations and warranties solely with respect to the Purchased Assets, the Assumed Liabilities and the Canada Business.

2.1           Organization.

(a)           Each of BWC and BWISSC is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. B&W Canada is an unlimited company duly formed, validly existing, and in good standing under the Laws of Canada. Each Seller is qualified or registered to do business in each jurisdiction in which the property and assets owned, leased, or operated by it, or the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not have a Material Adverse Effect.

(b)           Each of the Target Companies is duly established (and, in the case of DP UK, incorporated), validly existing, and in good standing under the Laws of the jurisdiction where it was established (and, in the case of DP UK, incorporated), and is qualified or registered to do business and in good standing in each jurisdiction in which the property and assets owned, leased, or operated by it, or the nature of its business or operations would require such qualification or registration, except where the failure to be registered or qualified would not have a Material Adverse Effect. Except as set forth in the Recitals to this Agreement, none of the Target Companies owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any other Person nor agreed to do any of the foregoing. Copies of the Governing Documents of the Target Companies, as currently in effect, have been made available to Purchaser, and each such copy is true, correct and complete. Copies of the statutory books (including all registers and minute books) for the Target Companies have been properly kept and are up to date, true, complete and accurate, and have been made available to the Purchaser.

2.2           Necessary Authority.

(a)           Each Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party, to perform its obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Sellers and, assuming the due authorization, execution and delivery by Purchasers, constitutes the legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Sellers, each other Transaction Document to which Sellers are a party will be duly and validly executed by Sellers, and delivered to Purchasers on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto (other than the Target Companies)) Sellers’ legal, valid and binding obligation, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Each individual executing this Agreement and any Transaction Document on behalf of Sellers, has the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which Sellers are a party, and upon execution, no further action by Sellers will be needed to make this Agreement and any Transaction Document to which Sellers are a party valid and binding upon, and enforceable against, Sellers (assuming, in each case, the due authorization, execution and delivery by each other party or parties thereto (other than the Target Companies)).

(b)           The Target Companies and B&W Canada, as applicable, have the requisite power and authority to own, lease and operate the Assets and carry on their respective businesses as being conducted . The Target Companies have the requisite power and authority to execute and deliver the Transaction Documents to which they are a party, to perform their obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. Upon execution and delivery at the Closing by the Target Companies, each Transaction Document to which the Target Companies are a party, will be duly and validly executed by the Target Companies, and delivered to Purchasers on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto (other than Sellers)) legal, valid and binding obligation of the Target Companies, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

2.3           No Breach. The execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Sellers and the Target Companies do not and will not: (i) violate or conflict with the Governing Documents of Sellers or the Target Companies (as applicable); (ii) assuming receipt of the Required Statutory Approvals, violate or conflict with, in any material respect, any Law to which Sellers, the Target Companies, the Acquired Securities, or the Assets are subject; (iii) with or without giving notice or the lapse of time or both, violate, breach or conflict with, constitute or create a default under, or give rise to any right of amendment, termination, cancellation or acceleration under, or result in a loss of a material benefit under or the creation or effectiveness of a new material obligation under, any of the terms, conditions or provisions of any Contract to which Sellers or the Target Companies are a party or any of the Acquired Securities or the Assets are bound or to which any of their respective properties and assets are subject (including any Material Contract); (iv) result in the imposition of a Lien on the Target Companies, any of the Acquired Securities, or the Assets; or (v) except for the Required Statutory Approvals and assuming the accuracy of Purchasers’ representations in Section 3, require any Permit or any filing with or the giving of any notice by Sellers or the Target Companies to, or, except as set forth on Schedule 2.3, require the consent of, any Governmental Authority or any other Person pursuant to a Contract specified in clause (iii) above. Except with respect to the representations or warranties related to the laws and guidance under the Committee on Foreign Investment in the United States (“CFIUS”) or anything in this Section 2.3 to the contrary, Purchasers acknowledge and agree that Sellers are not making any representations and warranties in this Agreement with respect to any foreign direct investment filings, notices, or approvals that may be required from any Governmental Authority with respect to the transactions contemplated by this Agreement.

2.4           Title to the Acquired Securities. Sellers and the applicable Target Companies, as applicable, own good, valid and marketable title to the Acquired Securities free and clear of any and all Liens, and upon delivery of the Acquired Securities to Andritz China and Andritz USA (as applicable) on the Closing Date in accordance with this Agreement and upon Purchasers’ payment of the Closing payments in accordance with Section 1.1 and Section 1.2, the entire legal and beneficial interest in the Acquired Securities and good, valid and marketable title to the Acquired Securities, free and clear of all Liens, will pass to Andritz China and Andritz USA (as applicable). Other than this Agreement and the Governing Documents of the Target Companies, there are no outstanding Contracts, commitments, understandings, arrangements or restrictions (other than applicable federal and state securities Laws) or options, warrants, purchase rights, voting agreements or voting rights to which Sellers or the Target Companies are a party or by which Sellers or the Target Companies are bound with respect to the Acquired Securities. Other than B&W Canada, none of Sellers is a “foreign person” for purposes of Section 1445 of the Code.

2.5           Capitalization. Except as set forth on Schedule 2.5, the Acquired Securities constitute all of the issued and outstanding equity securities of the Target Companies. BWC, BWISSC, or a Target Company, as applicable, are the sole legal and beneficial owner of the Acquired Securities, free and clear of all Liens. All of the Acquired Securities (i) have been duly authorized, validly issued, and are fully-paid and non-assessable; (ii) were not issued in violation of any preemptive rights, rights of first refusal or first offer or similar rights of any Person; and (iii) were granted, offered, sold and issued in compliance, in all material respects, with all applicable Laws. None of the Acquired Securities were issued in violation of the Governing Documents of any Target Company or any other agreement, arrangement, or commitment to which any Seller or Target Company is a party. Upon consummation of the transactions contemplated by this Agreement, Andritz USA and Andritz China, as applicable, shall own all of the Acquired Securities, free and clear of all Liens. There are no outstanding or authorized Convertible Securities, equity appreciation, profit participation, phantom equity, redemption rights, repurchase rights, cancellation rights or similar rights with respect to the Target Companies nor any understanding or agreement to grant the same. There are no voting trusts, proxies, equityholder agreements or any other agreements or understandings with respect to the voting, issue, allotment, sale or transfer of securities of the Target Companies, other than as set forth in the Governing Documents of the Target Companies. There are no preemptive rights, rights of first refusal or first offer or similar rights with respect to equity of the Target Companies. The Target Companies do not have any outstanding bond, debenture, note or other Contract that grants to its holder voting rights in the Target Companies on any matter or that are convertible or exchangeable into or exercisable for securities that grant to the holder of such converted or exchanged security voting rights in the Target Companies. Other than as set forth on Schedule 2.5, none of the Target Companies owns, or has any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

2.6           Permits. Except as set forth on Schedule 2.6, the Target Companies and B&W Canada possess all material Permits required to own the Assets and conduct the Business as now being conducted, including all material Permits required pursuant to Environmental Laws to own or occupy the Assets and conduct the Business as now being conducted. Schedule 2.6 sets forth, as of the date of this Agreement, a list of all such material Permits, including the names of the Permits, the applicable Target Company or Permit holder and their respective dates of issuance and expiration; each of the Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Each Target Company and B&W Canada has complied and is now complying, in all material respects, with each term, condition, and provision of any such Permit applicable to it. No loss, revocation, cancellation, suspension, termination, or expiration of any such Permit is pending or, to Sellers’ Knowledge, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration or termination in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. Neither the Target Companies nor B&W Canada are, and since January 1, 2021, they have not been, in material violation or material breach of, or material default under, any such Permit, and as of the date of this Agreement, none of the Target Companies or B&W Canada has been notified in writing that any such Permit may not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated hereby, any such Permit may be terminated or materially amended or not be granted or renewed, in each case, which has not been remedied. Since January 1, 2021, none of the Target Companies or B&W Canada has received any written notice from any Governmental Authority of any actual or alleged, material violation of, material breach of, loss of a material benefit under or non-renewal of, any such Permit (in each case, with or without notice or lapse of time or both). No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 2.6.

2.7           Compliance With Laws.

(a)           The Target Companies and B&W Canada are, and since January 1, 2020 have been, in compliance, in all material respects, with all Laws applicable to the Business or Assets, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, the United Kingdom Bribery Act 2010, any other applicable anti-bribery and anti-corruption laws, Sanctions Laws, Export Control Laws, and Antiboycott Laws.

(b)           Since January 1, 2020, neither the Target Companies, B&W Canada, nor any of their respective officers or directors (or similar Persons), and to Sellers’ Knowledge, nor any agent or employee of the Target Companies or B&W Canada has: (i) used any Business funds for unlawful contributions, gifts, bribes, payoffs, kickbacks, or other unlawful payments to influence any activity or improper advantage; (ii) made, promised, offered, or authorized any payment or gift of any money or anything of value to or for the benefit of any non-U.S. government official, non-U.S. political party or officials thereof, candidate for non-U.S. political office, representative of any non-U.S. government (including royal families), employee or representative of any non-U.S. government-owned entity, or any related family member or agents of the herein enumerated categories including without limitation for the purpose of influencing any official act or decision to obtain or retain business, or securing any improper advantage.

(c)           The operations of the Target Companies and B&W Canada have been conducted, since January 1, 2020, in compliance in all material respects with the applicable financial recordkeeping and reporting requirements, and the applicable anti-money laundering requirements, and no action, suit, investigation, or proceeding by or before any court or government involving the Target Companies or B&W Canada with respect to anti-money laundering laws is pending or, to Sellers’ Knowledge, threatened.

(d)           Since January 1, 2020, none of the Target Companies, B&W Canada, any of their respective officers or directors (or similar Persons) or, to Sellers’ Knowledge, any agent or employee of any of the Target Companies or B&W Canada has violated any Sanctions Laws, Export Controls Laws, or Antiboycott Laws. Each Target Company and B&W Canada has obtained all licenses or authorizations required under Sanctions Laws and Export Control Laws, and any equivalent law of any other country, to the extent applicable, for any export, reexport, transfer or provision of any goods, technology, or service to any Person, and is, and during the preceding three (3) years has been, in compliance in all material aspects with such licenses or authorizations.

(e)           No Seller is a Person that is, or is acting under the direction of, on behalf of, or for the benefit of a Person that is, or is owned or controlled by a Person that is: (i) a Prohibited Party; or (ii) otherwise a party with which transactions are prohibited under Sanctions Laws, in each case such that Purchasers would be prohibited or restricted from engaging in this Agreement under Sanctions Laws, Export Controls Laws, or Antiboycott Laws.

(f)           None of the Target Companies or B&W Canada, and to Sellers’ Knowledge, none of their respective Affiliates, directors, officers, employees or agents is a Person that is, or is acting under the direction of, on behalf of, or for the benefit of a Person that is, or is owned or controlled by a Person that is: (i) a Prohibited Party; (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, Export Controls Laws, or Antiboycott Laws; or (iii) otherwise a Person with which transactions are prohibited under Sanctions Laws.

2.8           Assets.

(a)           (i) The Target Companies and B&W Canada collectively are solely legally and beneficially entitled to and have good and marketable title to all of the Assets (excluding Intellectual Property which is addressed in Section 2.10 hereof), free and clear of all Liens (other than Permitted Liens and those Liens which shall be released in connection with Closing as set forth in Sections 6.1(q) through 6.1(s)), and (ii) the Assets are sufficient for the conduct of the Business as currently conducted as of the Execution Date consistent with past practices, and are located at the Real Property. Each Target Company and B&W Canada have complied in all material respects with the terms of all Permitted Liens, and to Sellers’ Knowledge no third party has breached the terms of any Permitted Liens.

(b)           Except as set forth on Schedule 2.8(b), all of the Assets (including all buildings, improvements, plants, and structures on the Real Property) are (i) in good condition and repair (ordinary wear and tear excepted), (ii) suitable in all material respects for continued use in the Business consistent with past practices, and (iii) not in need of material maintenance or repair, except for ordinary routine maintenance or repairs, none of which has been deferred in the preceding twelve (12) months.

(c)           Set forth on Schedule 2.8(c) are lists of: (i) material assets (including personnel) being transferred by Sellers or their respective Affiliates to one (1) or more of the Target Companies pursuant to the Reorganization (the “Inbound Assets”), it being acknowledged and agreed by Purchasers that, upon consummation of the Reorganization, the Target Companies will assume all liabilities and obligations with respect to the Inbound Assets; and (ii) material assets (including personnel), obligations, and liabilities (the “Outbound Assets and Liabilities”) being transferred from the Target Companies to one (1) or more Affiliates of Sellers not related to the Business pursuant to the Reorganization, it being acknowledged and agreed by Sellers that, upon consummation of the Reorganization, such Affiliates of Sellers will assume all liabilities and obligations with respect to the Outbound Assets and Liabilities.

(d)           None of the Outbound Assets and Liabilities are necessary for the operation of the Business.

2.9           Accounts Receivable; Inventory.

(a)           Except as set forth on Schedule 2.9(a), all accounts and notes receivable of the Target Companies and B&W Canada shown on the balance sheet included in the Financial Statements and on the Initial Closing Date Balance Sheet: (i) arose from bona fide, arms-length sales actually made or services actually performed in the Ordinary Course of Business of the Target Companies or B&W Canada; (ii) constitute valid, undisputed receivables of the Target Companies or B&W Canada not subject to claims of set off, adjustments or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (iii) other than retainage accounts, net of reserves shown thereon, or with respect to accounts receivable arising after such date, on the accounting records of the Target Companies and B&W Canada, are collectible by the Target Companies or B&W Canada in the Ordinary Course of Business. Except as set forth on Schedule 2.9(a), the reserve for bad debts shown on the Financial Statements and the Initial Closing Date Balance Sheet or, with respect to accounts receivable arising after the date of such statements, on the accounting records of the Target Companies and B&W Canada, have been determined in accordance with the Accounting Principles, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b)           All Inventory of the Target Companies and B&W Canada, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business without discounts or allowances (other than generally applicable trade discounts), except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth on Schedule 2.9(b), no Inventory is held on a consignment basis or is otherwise subject to the ownership interest of a third party. All such Inventory is owned by the Target Companies or B&W Canada, as applicable, free and clear of any Liens. With respect to non-terminable or non-returnable purchase orders for Inventory, such purchase orders have been entered into in the Ordinary Course of Business, and the underlying Inventory associated with such purchase orders are either tied to a corresponding customer order or are otherwise saleable in the Ordinary Course of Business. All Inventory of the Target Companies and B&W Canada reflected on the Financial Statements are stated and valued therein net of reserves at the lesser of cost and market, in each case in accordance with the Accounting Principles. All Inventory not manufactured by a Target Company or B&W Canada were purchased or acquired in bona fide, arms-length transactions entered into in the ordinary course of business.

2.10         Intellectual Property.

(a)           Schedule 2.10(a) sets forth: (i) all registered Copyrights, registered Trademarks, material unregistered Trademarks, Patents, and all applications to register any of the foregoing, in each case owned by, assigned to or filed in the name of the Target Companies or B&W Canada, specifying as to each item, as applicable: (A) the owner of the item; (B) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (C) the issuance, registration or application numbers and dates; (ii) all material licenses and sublicenses (other than: (X) licenses for commercial off-the-shelf software; and (Y) any non-exclusive licenses implied by law or granted by contract in the ordinary course of business to end-user customers for use of products) under which any of the Target Companies or B&W Canada is a licensor of any Intellectual Property (such licenses and sublicenses collectively “Outbound IP Licenses”) or licensee, or otherwise is authorized to use or practice any Intellectual Property owned by a third party (such licenses and sublicenses collectively “Inbound IP Licenses,” and together with the Outbound IP Licenses, collectively, “IP Licenses”), (iii) Domain Names owned by the Target Companies or B&W Canada, and (iv) Social Media owned or used by the Target Companies or B&W Canada, including without limitation or duplication, those items set forth in the foregoing clauses (i) through (iv) to the extent such items are otherwise utilized in the conduct of the Business as of the Execution Date and will be transferred to a Target Company in connection with the Reorganization.

(b)           The Target Companies or B&W Canada, as applicable, own, free and clear of all Liens (other than Permitted Liens and non-exclusive license rights granted in the Ordinary Course of Business), or have valid and enforceable rights in, all of the material Business IP used by the Target Companies or B&W Canada, or (as of the Execution Date) Sellers or their Affiliates in the conduct of the Business. The Target Companies, B&W Canada or Sellers, as applicable, have timely made all filings, payments, and ownership recordations with the appropriate foreign and domestic agencies required for all material registered Business IP. The Target Companies or B&W Canada, as applicable: (i) have valid and enforceable licenses to use all Intellectual Property owned by third parties that is subject to the Inbound IP Licenses, and (ii) own, or otherwise have a license or other right, to license or sublicense any Intellectual Property that is subject to the Outbound IP Licenses. None of the Outbound IP Licenses grants any exclusive right to any Person in any Business IP. Except as set forth in the Transition Services Agreement, all such other Intellectual Property used in or necessary for the operation of the Business shall be available for use by Purchasers immediately after the Closing Date on the same terms and conditions in all material respects to those under which the Target Companies, B&W Canada or the Business used such Intellectual Property immediately prior to the Closing Date. The transactions contemplated by this Agreement will not alter, impair or otherwise adversely affect any rights of the Target Companies, B&W Canada or the Business in any Business IP or any other Intellectual Property used in or necessary for the operation of the Business. The use and practice of the Business IP complies with all applicable Laws in all material respects.

(c)           Except as set forth on Schedule 2.10(c), there is no infringement, dilution, misappropriation, violation, or other unauthorized use: (i) by the Target Companies or B&W Canada of any Intellectual Property owned by any other Person; or (ii) to Seller’s Knowledge, by any other Person of any Business IP. Neither the Sellers, nor Target Companies nor B&W Canada have received nor are aware of any complaint or notice of any Proceeding involving matters of the types contemplated by the immediately preceding sentence, which Proceeding remains unresolved as of the Execution Date. Except as set forth on Schedule 2.10(c), there is no challenge, including but not limited to opposition or cancellation proceedings, pending or threatened against the Target Companies or B&W Canada concerning the ownership, use, validity, enforceability, violation, disclosure, or infringement of any Business IP. Except as set forth on Schedule 2.10(c) and to Sellers’ Knowledge, no Person has any basis for claiming any right, title, or interest in and to any Business IP, and no such claim is currently pending or, to Sellers’ Knowledge, threatened.

(d)           Except as set forth on Schedule 2.10(d), to Sellers’ Knowledge, no Business IP that is a Trade Secret has been disclosed by the Target Companies or B&W Canada to any Person other than employees, consultants, contractors, or licensees of the Target Companies, B&W Canada, and their Affiliates who had a need to know and used such Business IP in the Ordinary Course of Business. The Target Companies and B&W Canada have used Commercially Reasonable Efforts to protect and maintain the Intellectual Property owned by or licensed to the Target Companies or B&W Canada or which is otherwise utilized in the conduct of the Business as of the Execution Date, as applicable, including as it relates to Trade Secrets.

(e)           To Sellers’ Knowledge, since January 1, 2021, (i) there have been no material unauthorized intrusions or material breaches of the security of the information technology systems owned or controlled by the Target Companies or B&W Canada or which are otherwise utilized in the conduct of the Business as of the Execution Date, and (ii) there are no (and have not been any) unauthorized uses or disclosures of any Business IP by any Person.

(f)           All of the IP Licenses are in full force and effect, and are valid, binding, and enforceable against the Target Companies that are parties to the IP Licenses or B&W Canada, as applicable, and to Sellers’ Knowledge, the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no material breach, default, or violation on the part of any of the Target Companies, B&W Canada, or, to Sellers’ Knowledge, on the part of any other party to any such IP License. Since January 1, 2021, none of the Sellers, Target Companies or B&W Canada has received any written notice of the termination of any IP License prior to its expected expiration as set forth in its terms and conditions. [***]

(g)           Other than as set forth on Schedule 2.10(g), neither the Sellers nor Target Companies nor B&W Canada have incorporated into, embedded in, linked with, or otherwise combined, integrated or bundled with, or used in the development or compilation of, any of the Business’s, Target Companies’ or B&W Canada’s products or services any Open Source Software. Neither the Sellers, Target Companies nor B&W Canada have used any Open Source Software, including the items set forth on Schedule 2.10(g), pursuant to a license that (i) obligates the Target Companies or B&W Canada to disclose the source code to any of its proprietary Software to any third party, (ii) obligates the Target Companies or B&W Canada to license their proprietary Software or any other Business IP, product, service or technology free of charge, (iii) requires that any proprietary Software of the Target Companies or B&W Canada be licensed for the purpose of making derivative works, or (iv) otherwise allows any third party to decompile, disassemble or otherwise reverse engineer any proprietary Software of the Target Companies, B&W Canada the Business. Neither the Target Companies nor B&W Canada have disclosed, nor are they under any current or future obligation (including any contingent obligation pursuant to an escrow arrangement or otherwise) to license, provide or otherwise disclose to any other Person any source code of any proprietary Software of the Target Companies or B&W Canada. The Sellers, Target Companies and B&W Canada are and have been in compliance with all obligations imposed by all licenses applicable to all Open Source Software used in the Business. To Sellers’ Knowledge, no government funding, facilities, personnel or resources of a university, college, other educational institution or research center was used in the development of (i) the products or services of the Business, any Target Company or B&W Canada, or (ii) any Business IP. No Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the products or services of the Business, the Target Companies, B&W Canada, or any such Business IP.

(h)           Except as set forth on Schedule 2.10(h) each present and former employee and independent contractor of any of the Sellers, Target Companies or B&W Canada who has developed or created or contributed to the development or creation of any Business IP has executed a valid written Contract protecting the confidential information of the Target Companies or B&W Canada, as applicable, and assigning to the relevant Target Company or B&W Canada, as applicable, all of such Person’s right, title and interest in and to any and all Intellectual Property developed in the course of such Person’s employment or engagement, or otherwise on behalf of, any Seller, Target Company or B&W Canada. Neither this Agreement nor the consummation of any transactions contemplated by this Agreement will result in any further amounts being payable to any present or former employee or contractor of the Sellers, Target Companies or B&W Canada specifically in relation to any Business IP. After giving effect to the transactions contemplated by this Agreement, no current or former manager, director, shareholder, founder, officer, employee, contractor or consultant of any of the Sellers, Target Companies or B&W Canada will own or retain any rights, title or interest in any of the Business IP, except as otherwise provided by applicable Law.

2.11        Contracts.

(a)           Schedule 2.11(a) contains a complete, current and correct list of all of the following Contracts to which any of the Target Companies, B&W Canada, or their Assets are currently bound or are otherwise utilized in the conduct of the Business as of the Execution Date (collectively the “Material Contracts”), provided that for purposes of this Section 2.11, the following Material Contracts do not need to be set forth on Schedule 2.11(a): (i) Benefit Plans, insurance policies or IP Licenses so long as such Contracts are disclosed on Schedule 2.17(a) or Schedule 2.10(a), respectively, if required to be disclosed thereon; (ii) Contracts which are confidentiality, non-competition, non-solicitation, non-disclosure, or Intellectual Property assignment agreements with employees entered into in the Ordinary Course of Business in favor of the Target Companies or B&W Canada; and (iii) Contracts which are non-disclosure agreements with third parties which are entered into in the Ordinary Course of Business of the Target Companies or B&W Canada:

(1)           any Contract or group of related Contracts that involves annual expenditures in excess of One Hundred Thousand Dollars ($100,000) or receipts in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(2)           any partnership, joint venture, or profit-sharing agreement entered into with any Person;

(3)           any Contract with any current officer or individual employee providing annual base salary in excess of One Hundred Fifty Thousand Dollars ($150,000) (other than any “at-will” contract that may be terminated by the relevant Target Company or B&W Canada without any penalty or payment other than for compensation earned for pre-termination services on advance notice of (i) thirty (30) days or less or (ii) such greater amount of advance notice as required by applicable Law);

(4)           any Contract that provides for any severance, change of control, retention, transaction bonus or similar type of compensation in excess of Fifty Thousand Dollars ($50,000) (excluding, for the avoidance of doubt, any severance payments that any of the Target Companies or B&W Canada is obligated to pay under applicable Law);

(5)           any material settlement agreement involving Proceedings by or against any of the Target Companies or B&W Canada under which any of the Target Companies or B&W Canada has outstanding obligations (other than confidentiality obligations);

(6)           any loan agreement, agreement of Indebtedness, credit, note, letter of credit, security agreement, guarantee, mortgage, indenture, performance or surety bond or other document relating to the borrowing of money or extension of credit, in each case, involving more than twenty-five thousand dollars ($25,000) by or to the Target Companies or B&W Canada (excluding: (i) any such instruments that will be terminated or extinguished with respect to the Target Companies or B&W Canada at Closing; and (ii) any payment letters of credit provided by customers of the Target Companies or B&W Canada to secure payment obligations in the ordinary course of business);

(7)           any Leases;

(8)           any Contract containing any material limitation on the freedom of the Target Companies or B&W Canada to engage in any line of business or compete with any Person or to operate at any location in the world, or granting any exclusive distribution or resale rights in any market, field or territory;

(9)           any Contract that contains a “most favored nation” clause, or any clause requiring the purchase or sale of minimum quantities (or payment of any amount for failure to purchase or sell any specific quantities);

(10)           any Contract that is a collective bargaining agreement or other similar contract or agreement with any labor organization, union, group or association covering employees of the Business or any Target Company or B&W Canada;

(11)           any Contract that is between a Target Company and B&W Canada (or is otherwise utilized in the conduct of the Business as of the Execution Date), on the one hand, and a Governmental Authority, on the other hand, or with respect to which any Governmental Authority is the ultimate beneficiary of performance in either case in an amount greater than one hundred thousand dollars ($100,000);

(12)           any Contract that is with any Top Supplier or Top Customer;

(13)           any Contract, whether currently pending or consummated on or after January 1, 2021, relating to: (i) the disposition (and any granting of a right of first refusal or negotiation with respect thereto), other than in the Ordinary Course of Business, of a material portion of the assets or other business operations of the Target Companies or B&W Canada; or (ii) the acquisition other than in the Ordinary Course of Business of a material portion of the assets or other business operations of, or any interest in, any business of another Person or which provides for earn-outs or other contingent payments;

(14)           any Contract which is a non-disclosure agreement with a third party that was not entered into in the Ordinary Course of Business of the Target Companies or B&W Canada (other than non-disclosure agreements entered into in connection with the transactions contemplated by this Agreement);

(15)           any Contract that contains any indemnification obligation, directly or indirectly, of any of the Target Companies or B&W Canada other than those entered into in the Ordinary Course of Business;

(16)           any Contract directly or indirectly relating to the sales network of the Business, including any Contract with sales agents, sales representatives or licensees, distributors or similar counter parties; and

(17)           each Contract for the lease of Personal Property involving aggregate payments of more than fifty thousand dollars ($50,000).

(b)           All of the Material Contracts are in full force and effect, and are valid, binding, and enforceable against each applicable Target Company that is a party thereto or B&W Canada, as applicable, and to Sellers’ Knowledge, the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no material breach, default, or violation on the part of any Seller, Target Company or, to Sellers’ Knowledge, on the part of any other party to any such Material Contract. Since January 1, 2021, none of the Sellers, Target Companies nor B&W Canada has provided or received any notice of any intention to terminate of any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by any Seller, Target Company or B&W Canada, or, to Sellers’ Knowledge, by the relevant counterparty, under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Except as set forth on Schedule 2.11(a), true, correct and complete copies of the Material Contracts (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchasers.

2.12        Top Customers & Top Suppliers.

(a)           Schedule 2.12(a) sets forth a list of the names of the 20 largest customers of the Business, measured by dollar volume of bookings, for (i) the year ended December 31, 2023 and (ii) the year ended December 31, 2024 (the “Top Customers”). Except as set forth on Schedule 2.12(a), since January 1, 2023, no Target Company nor B&W Canada has received any notice regarding an actual or threatened termination, cancellation or substantial reduction of or material change of terms in the business relationship with respect to the Business.

(b)           Schedule 2.12(b) sets forth a list of the names of the 20 largest suppliers, measured by dollar volume of purchases, of the Business, together with their respective annual volumes, for (i) the year ended December 31, 2023 and (ii) the year ended December 31, 2024 (the “Top Suppliers”). Since January 1, 2023, no Target Company nor B&W Canada has received any notice regarding an actual or threatened termination, cancellation or substantial reduction of the business relationship between any Target Company or B&W Canada and any Top Supplier.

(c)           Sellers have provided Purchasers with purchase orders in the amount of one hundred thousand dollars ($100,000) or more with its Top Customers and Top Suppliers, or, in the case of any Top Suppliers or Top Customers for which there are no purchase orders in the amount of one hundred thousand dollars ($100,000) or more, a representative sample of purchase orders utilized by Sellers with any such Top Customers and Top Suppliers. The terms and conditions of the purchase orders for the Top Customers and the Top Suppliers do not materially deviate from the sample purchase orders that have been provided to Purchasers.

2.13        Litigation. Except as set forth in Schedule 2.13, there is, and during the prior three years has been, no Proceeding or Order or, to Sellers’ Knowledge, investigation of any nature pending or any threatened Proceeding or Order, against any Seller (with respect to the Business), any Target Company or binding on or affecting any of the property or assets of Sellers (with respect to the Business), the Target Companies, or the Target Companies’ respective conduct of the Business or their respective Assets. Except as set forth in Schedule 2.13, during the prior five (5) years there has been no material Proceeding or Order, against any Seller (with respect to the Business), any Target Company or binding on or affecting any of the property or assets of Sellers (with respect to the Business), the Target Companies, or the Target Companies’ respective conduct of the Business or their respective Assets. There is no Proceeding or Order against or by any Seller, any Target Company or any Affiliate of any Seller or Target Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding or Order.

2.14        Financial Statements.

(a)           Attached to Schedule 2.14(a) are true, correct, and complete copies of: (i) the Financial Due Diligence report, dated July 31, 2024, and prepared by RSM US LLP (the “QoE”), (ii) the unaudited consolidated balance sheet, statement of income, and statement of retained earnings of the Business as of and for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 (collectively, the “Business Financial Statements”); (iii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”), statement of income, and statement of retained earnings of the Business for the three (3) -month period ending March 31, 2025 (together with the Interim Balance Sheet, the “Interim Financial Statements”); (iv) (x) the unaudited financial statements for the fiscal year ended December 31, 2019, (y) the audited financial statements for the fiscal years ended December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, and (y) the draft unaudited financial statements for the fiscal year ended December 31, 2024, in each case with respect to DP Finland (the “DP Finland Financial Statements”); (v) (x) the audited financial statements for the fiscal years ended December 31, 2019, December 31, 2020, December 31, 2021, December 31, 2022 December 31, 2023 and (y) the draft unaudited financial statements for the fiscal year ended December 31, 2024, in each case with respect to DP Sweden (the “DP Sweden Financial Statements”); (vi) (x) the unaudited financial statements for the fiscal year ended December 31, 2018, (y) the audited financial statements for the fiscal years ended December 31, 2019, December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, and (z) the draft unaudited financial statements for the fiscal year ended December 31, 2024, in each case with respect to DP UK (the “DP UK Financial Statements”); (vii) (x) the unaudited financial statements for the fiscal years ended December 31, 2021, December 31, 2022, December 31, 2023, and (y) the draft unaudited financial statements for the fiscal year ended December 31, 2024, in each case with respect to DP China (the “DP China Financial Statements”); and (viii) the audited financial statements for the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021, in each case with respect to DP Thailand (the “DP Thailand Financial Statements”, and together with the QoE, the Business Financial Statements, the Interim Financial Statements, the DP Finland Financial Statements, the DP Sweden Financial Statements, the DP UK Financial Statements, the DP China Financial Statements, and the DP Thailand Financial Statements, collectively, the “Financial Statements”). The Financial Statements: (x) were derived from and prepared in accordance with the books of account and other financial records of the Business, and present fairly, in all material respects, the financial condition and the results of operations of the Business as of the respective dates and for the respective periods thereof; and (y) have been prepared in accordance with the Accounting Principles consistently applied through and among the periods indicated (provided, that the Financial Statements do not contain footnotes and presentation items required by GAAP).

(b)           Since January 1, 2021, none of the Target Companies, B&W Canada, or any of their Representatives have received any material complaint, allegation, assertion, or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of any of the Target Companies, B&W Canada, or their respective internal accounting controls.

(c)           The books of account and other financial records of the Business have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets, and liabilities of the Business have been properly recorded therein in all material respects. The Target Companies and B&W Canada have established and maintained a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts, and expenditures of the Business are being executed and made only in accordance with appropriate authorizations of authorized Representatives of the Target Companies or B&W Canada, as applicable; (ii) that transactions are recorded as necessary to permit preparation of financial statements with respect to the Business in conformity with the Accounting Principles and to maintain accountability for assets; (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business; (iv) that the amounts recorded for assets on the books and records of the Business are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference; and (v) that accounts, notes and other receivables and Inventory are recorded completely and accurately in all material respects in conformity with the Accounting Principles, subject to appropriate reserves.

(d)           Since the date of the Interim Balance Sheet, except as described in Schedule 2.14(d), there has not occurred with respect to any of the Target Companies or B&W Canada any: (i) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) amendment of the Governing Documents of any Target Company or B&W Canada, as applicable; (iii) split, combination or reclassification of any equity interests; (iv) issuance, sale or other disposition of any of equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of equity interests by any Target Company or B&W Canada; (v) declaration or payment of any dividends or distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests; (vi) material change in any method of accounting or accounting practice of any Target Company or B&W Canada, except as required by changes in GAAP or as disclosed in the notes to the Financial Statements; (vii) material change in any Target Company’s or B&W Canada’s cash management practices or their respective policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; (viii) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements; (ix) material damage, destruction or loss (whether or not covered by insurance) to any property or asset of any Target Company or B&W Canada; (x) capital investment in, or any loan to, any other Person (in each case, exceeding $100,000); (xi) capital expenditures that is not reflected or reserved for in the Financial Statements; (xii) to the extent that any Target Company or Andritz Canada shall have any liability therefor after the Closing, (a) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants (in each case in excess of $50,000), other than as provided for in any written agreements, in accordance with the ordinary course of business or as required by applicable Law, or (b) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant; (xiii) hiring any person as an officer or to a position where such person would have a base salary of at least $150,000; (xiv) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees (other than payroll advances or loans of less than $10,000 made in the ordinary course of business); (xv) entry into a new line of business or abandonment or discontinuance of existing lines of business; (xvi) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (xvii) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; (xviii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; (xix) action by any Target Company or B&W Canada to make, change or rescind any election with respect to income or other material Taxes or amend any income or other material Tax Return; or (xx) contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(e)           Other than the Transaction Expenses and Company Indebtedness included in the calculation of the Purchase Price, no Target Company nor B&W Canada has incurred any material Transaction Expenses or Indebtedness.

2.15        Liabilities. None of the Target Companies or B&W Canada has any liabilities, obligations, or commitments of a nature required by GAAP to be included or reserved for on such entity’s balance sheets except: (i) liabilities that are accrued and reflected on the Interim Balance Sheet as of the date thereof; (ii) liabilities that have arisen in the Ordinary Course of Business since the date of the Interim Financial Statements and are not and are not be expected to be, individually or in the aggregate, greater than $500,000.00; and (iii) executory obligations not yet due to be completed but to be performed after the Execution Date any Contracts disclosed on the Disclosure Schedules or which are not required to be disclosed on such schedules because they do not meet the disclosure thresholds thereunder. None of the Liabilities of any Target Company or B&W Canada is guaranteed by or subject to a similar contingent obligation of any other Person. No Target Company nor B&W Canada has guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of any Target Company, B&W Canada, or any Affiliate of any Target Company or B&W Canada in connection with or relating to the Business or any properties or assets of any Target Company or B&W Canada. Except as contemplated by Section 4.6(c)(2), there shall be no Liabilities for any of the Target Companies or B&W Canada for any underfunding with respect to defined benefit pension plans, post-retirement pension plans or similar plans.

2.16        Taxes.

(a)           Each Target Company and B&W Canada has filed all income and other material Tax Returns required to have been filed by them and all such Tax Returns are true, accurate and complete in all material respects and were prepared in material compliance with all Laws.

(b)           All Taxes due and payable by any of the Target Companies or B&W Canada (whether or not shown on any Tax Return), including any and all Taxes owed in any jurisdiction outside of the United States and Taxes reflected on such Tax Returns, have been timely paid.

(c)           Each Target Company and B&W Canada has timely withheld and paid over to the appropriate Taxing Authority all Taxes that it is required to withhold from amounts paid or owing to any employee, shareholder, creditor, holder of securities or other third party, and each Target Company and B&W Canada has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           None of the Target Companies nor B&W Canada has, pursuant to the CARES Act (or similar or comparable provisions of state, local and non-U.S. Law), and amendments thereto, or the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020, extended, delayed or deferred the payment of any payroll Taxes the due date for the original payment of which was on or before the Closing Date which Taxes have not been paid in full.

(e)           None of the Target Companies nor B&W Canada has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or non-U.S. Law).

(f)           There are no Liens related or attributable to Taxes on any Assets that arose in connection with any failure (or alleged failure) to pay any Tax or otherwise. No Tax deficiency has been asserted against or with respect to any of the Target Companies or B&W Canada by any Governmental Authority in writing which Tax remains unpaid and none of the Target Companies nor B&W Canada has received from any Taxing Authority any written notice of proposed adjustment, deficiency, or underpayment of Taxes which has not since been satisfied by payment or been withdrawn.

(g)           Except as set forth on Schedule 2.16(g), there are no: (i) pending or threatened claims made by any Person with respect to Taxes relating or attributable to any of the Target Companies or B&W Canada; or (ii) deficiencies for any Tax, claim for additional Taxes or other dispute or claim relating or attributable to any Tax liability of any of the Target Companies or B&W Canada claimed, issued or raised by any Taxing Authority that has not been properly reflected in the Financial Statements.

(h)           None of the Target Companies nor B&W Canada have waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(i)            None of the Target Companies nor B&W Canada will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar or comparable provision of state, local or non-U.S. Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar or comparable provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulations Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any similar or comparable provisions of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vii) application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Closing Date; (viii) method of accounting that defers the recognition of income to any period ending after the Closing Date, or (ix) modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(j)            None of the Target Companies nor B&W Canada (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(k)           No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of the Target Companies or B&W Canada.

(l)            None of the Target Companies nor B&W Canada has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar or comparable provision of state, local, or non-U.S. Law), as a transferee, successor or as a result of similar liability, by contract (including any Tax Sharing Agreement) or otherwise. Except as set forth on Schedule 2.16(l), none of the Target Companies nor B&W Canada has been included in any “consolidated”, “unitary”, “combined” or similar Tax Return provided for under the U.S. or any non-U.S. jurisdiction or any state.

(m)           None of the Target Companies nor B&W Canada has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar or comparable provision of state, local or non-U.S. Laws), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6) or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(n)           Sellers have delivered or made available to Purchasers: (i) correct and complete copies of all Tax Returns required to be filed by each of the Target Companies and B&W Canada for which the statute of limitations has not expired, including all IRS Form 1120 Schedule UTP; (ii) all ruling requests, technical advice memoranda, closing or similar agreements, “gain recognition agreements” (within the meaning of Treasury Regulations Section 1.367(a)-8 or 8T (as applicable)), or similar agreements or documents relating or attributable to each of the Target Companies or B&W Canada that could reasonably be expected to affect any period ending after the Closing Date or for which the statute of limitations has not expired or for which the Target Companies or B&W Canada has any Tax or other liability thereunder; (iii) all Tax Sharing Agreements for which any of the Target Companies or B&W Canada is a party (and for which any of the Target Companies could have any liability thereunder); (iv) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of each of the Target Companies and B&W Canada relating to any period for which the statute of limitations has not expired; and (v) all documents confirming each of the Target Companies and B&W Canada are fully compliant with FIN 48.

(o)           None of the Target Companies nor B&W Canada has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(p)           None of the Target Companies nor B&W Canada is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)           None of the Target Companies nor B&W Canada (i) is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes or (ii) except for any interest to be transferred as part of the Reorganization, owns any interest in any Person that is not a Target Company.

(r)           Except as set forth on Schedule 2.16(r), no cancellation, settlement or elimination of any intercompany accounts, debt, receivables and/or payables will result in any income, gain, deduction, withholding, Tax or loss to any Target Company or B&W Canada.

(s)           Schedule 2.16(s) reflects the U.S. federal Tax classification of each of the Target Companies and B&W Canada.

(t)           Schedule 2.16(t) sets forth all years in which any of the Target Companies or B&W Canada have received or accrued income (or would have received or accrued income on or before the Closing Date if the Closing Date was the last day of the taxable year) that will be required to be included in the income of a “United States shareholder” (as defined under Section 951(b) of the Code or similar provision of state or local Law) in any taxable period (including any Straddle Period) that is related or attributable to: (i) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Law); (ii) “global intangible low-taxed income,” within the meaning of Section 951A of the Code (or any similar provision of state or local Law); (iii) the holding of “United States property” (within the meaning of Section 956 of the Code or similar provision of state or local Law) on or prior to the Closing Date; or (iv) an election pursuant to Section 965(h) of the Code (and applicable provisions of state and local Law) to pay the “net tax liability” (as defined under Section 965(h) of the Code) in installments.

(u)           None of the Target Companies nor B&W Canada have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made in writing by a Governmental Authority in a jurisdiction where any of the Target Companies or B&W Canada does not file Tax Returns and pay Taxes that any such Target Company or B&W Canada is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction. Schedule 2.16(u) sets forth all jurisdictions in which any of the Target Companies or B&W Canada are subject to tax, is engaged in business or has a permanent establishment.

(v)           None of the Target Companies nor B&W Canada has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(w)           None of the Target Companies nor B&W Canada has or had a permanent establishment (within the meaning of an applicable Tax treaty), engaged in a trade or business, or an office or fixed place of business in a country other than the country in which it is organized.

(x)           None of the Target Companies nor B&W Canada is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(y)           The Target Companies have concluded and performed all transactions, deals or agreements with related parties based on fully arm’s length terms. None of the Target Companies nor B&W Canada have any liability under Section 482 of the Code (or similar or comparable provisions of state, local or non-U.S. Law or other OECD transfer pricing guidelines) and there are no circumstances in which Part 4 of Taxation (International and Other Provisions Act 2010) or any other rule or provision could apply, which would allow a Tax authority to adjust any Target Company’s profits or losses for Tax purposes. Each of the Target Companies and B&W Canada has maintained adequate documentation and records (including as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar or comparable provisions of state, local or non-U.S. Law or the OECD transfer pricing guidelines) to demonstrate arm’s length terms and to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar or comparable provisions of state, local or non-U.S. Law). The transfer pricing documentation is correct and includes the content required to defend the arm’s length nature of transfer prices under the applicable Tax legislation, and to avoid any lump sum estimate of arm’s length transfer prices under the applicable administrative Law. Each of the Target Companies and B&W Canada have provided such documentation and records to Purchasers on or prior to the date hereof.

(z)           None of the Target Companies nor B&W Canada is a party to any “gain recognition agreement” (within the meaning of Treasury Regulations Section 1.367(a)-8 or 8T (as applicable)).

(aa)        Each of the Target Companies and B&W Canada has (i) complied, in all material respects, with the requirements and provisions of any applicable valued-added and other similar Tax legislation and all regulations and orders thereunder, (ii) made and maintained accurate up to-date records, invoices, accounts and other documents required by or necessary for the purpose of such value-added and/or similar Tax legislation, and (iii) timely made all payments and filed all Tax Returns required pursuant to such value-added and/or similar Tax legislation. Except as set forth on Schedule 2.16(aa), none of the Target Companies nor B&W Canada has performed any activities which are exempt from value-added Tax, and no reduced deduction of input value-added Tax on received deliveries and services and on any import has or will occur and each of the Target Companies and B&W Canada is registered for value-added Tax purposes only in the jurisdiction in which it is incorporated.

(bb)        None of the Target Companies nor B&W Canada was required to include any item in income in any Tax period ending on or prior to the Closing Date, the Tax in respect of which inclusion will be due and payable by a Target Company or B&W Canada following the Closing Date (other than Taxes to be paid by Sellers pursuant to Section 8.8(a)(1) or Section 8.8(a)(2)), including under Section 481 of the Code.

(cc)         B&W Canada has timely filed or caused to be timely filed, taking into account applicable extensions, with the appropriate Taxing Authorities all Tax Returns that it was required to file with respect to the Purchased Assets. All such Tax Returns were prepared in compliance with applicable Laws and are true, correct and complete in all material respects. All Taxes due and payable by B&W Canada (whether or not shown on any Tax Return) with respect to the Purchased Assets have been paid. B&W Canada is not currently a beneficiary of any extension of time within which to file any Tax Return (other than customary extensions entered into in the ordinary course of business for which any such Tax Return has been timely filed by the applicable extension due date) with respect to the Purchased Assets or pay any Tax with respect to the Purchased Assets. B&W Canada has not waived any statute of limitations with respect to Taxes relating to, arising from, the Purchased Assets.

(dd)        All Taxes due and owing with respect to the Purchased Assets (whether or not shown any Tax Return) have been timely paid in full.

(ee)         There are no Liens for Taxes upon the Purchased Assets, other than Permitted Liens.

(ff)          No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against the Purchased Assets has not been paid, settled or otherwise resolved. There is no Proceeding now pending, proposed or threatened concerning the Purchased Assets with respect to any Taxes.

(gg)        None of the Target Companies has received or accrued income (or would have received or accrued income on or before the Closing Date if the Closing Date was the last day of the taxable year) with respect to the cancellation, settlement or elimination of any and all intercompany accounts, debt, receivables and/or payables by or in respect of the Target Companies that will be required to be included in the income of a “United States shareholder” (as defined under Section 951(b) of the Code or similar provision of state, local or non-U.S. Law) in any taxable period (including any Straddle Period) that is related or attributable to (i) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Law), (ii) “global intangible low-taxed income,” within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law); or (iii) the holding of “United States property” (within the meaning of Section 956 of the Code or similar provision of state or local Law) on or prior to the Closing Date.

(hh)        As of immediately prior to the Closing, the Reorganization shall have been consummated.

(ii)           None of the Target Companies nor B&W Canada has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

2.17        Employee Benefit Plans; ERISA.

(a)           Schedule 2.17(a) contains a true and complete list of all employee benefit plans, programs, or arrangements (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA and whether written or unwritten, formal or informal), and any equity incentive plans, transaction or change in control bonuses, deferred compensation arrangements, bonus compensation plans or policies, severance pay, disability, vacation and sick leave benefits, fringe benefits and any similar plans, programs, and arrangements that are available to and for the benefit of employees of the Target Companies or B&W Canada that are maintained, contributed to or sponsored by the Target Companies or B&W Canada, or with respect to which the Target Companies have any liability following the Closing and that is not a Multiemployer Plan (collectively, the “Benefit Plans”). Schedule 2.17(a) separately identifies the plan sponsor of each Benefit Plan and identifies whether any Benefit Plan is maintained under the laws of any country other than the United States.

(b)           Sellers have delivered to Purchasers, with respect to each Benefit Plan, true and correct copies of: (i) the documents embodying and relating to the plan, including the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks; (ii) annual reports including Forms 5500, 990 and 1041 for the last three (3) years for the plan or any related trust, (iii) any Benefit Plan financial statement and statements of investment policies and procedures and actuarial valuation reports for the preceding year; (iv) all documentation of nondiscrimination testing that has been prepared for or with respect to a plan for which such testing is required for the last three (3) years, and (v) each material communication involving the plan or any related trust to or from any Governmental Authority.

(c)           With respect to any Benefit Plan, no claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to Sellers’ Knowledge, threatened. With respect to each Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a), such Benefit Plan has received, or is entitled to rely upon, a favorable determination or opinion letter as to its qualification, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan. Each Benefit Plan has been operated in compliance with its terms and with the requirements of all applicable Laws, except to the extent such non-compliance would not reasonably be expected to affect the qualified status of any Benefit Plan or give rise to a material liability to the Target Companies.

(d)           Except as set forth on Schedule 2.17(d), at no time during the past six (6) years have any of the Target Companies, B&W Canada, or any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) currently (nor at any time) maintained, sponsored or contributed to, or been obligated to contribute to, or had any liability with respect to any plan which is subject to Title IV of ERISA or Section 412 of the Code or to any Multiemployer Plan. No event has occurred and no condition exists with respect to a Benefit Plan or a Multiemployer Plan or any benefit plan of Sellers or their ERISA Affiliates that could result in a material Tax, Lien, or other liability imposed by ERISA, the Code, or other Laws on the Target Companies or B&W Canada. Neither the Target Companies nor B&W Canada maintain and have no liability with respect to retiree life or retiree health insurance plans that provide for benefits or coverage for any participant or any beneficiary of a participant following termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or at the sole expense of the participant or any participant’s beneficiary. With respect to any Multiemployer Plan, Sellers’ purposes for engaging in the transactions contemplated by this Agreement are not for evasion of liability under Section 4069 or 4212 of ERISA. No Business Employees nor any former employees of the Business participate or participated in any Multiemployer Plans. Neither any Target Company, B&W Canada, nor any ERISA Affiliate has incurred any “withdrawal liability” pursuant to Section 4201 of ERISA which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such Liability to the Target Companies or Purchasers. No complete or partial withdrawal will occur as a result of the transactions contemplated by this Agreement.

(e)           All required contributions to, and premium payments on account of, each Benefit Plan have been made on a timely basis. All accrued Liabilities of any of the Target Companies or B&W Canada (whether accrued, absolute, contingent or otherwise) related to any Benefit Plan have been fully and accurately disclosed in the Financial Statements.

(f)           Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. None of the Target Companies nor B&W Canada has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(g)           Neither the Target Companies nor B&W Canada have any commitment or obligation and have not made any representations to any employee, officer, director, independent contractor, consultant, or other service provider, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)           Except as set forth on Schedule 2.17(h), no Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, would (either alone or in combination with another event): (i) result in the payment to any current or former employee, director, or other service provider of any of the Target Companies or B&W Canada of any money or other property; (ii) result in the acceleration of the time of payment or vesting, or increase or require the funding of any obligation or provide for provision of any other rights or benefits to any current or former employee of the Target Companies or B&W Canada, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code Section 280G; (iii) increase any material benefits otherwise payable under, or result in any other material obligation pursuant to, any Benefit Plan; (iv) limit or restrict the right of the Target Companies or B&W Canada to merge, amend or terminate any Benefit Plan; or (v) result in an “excess parachute payment” or gross-up right or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(i)           Each Target Company, B&W Canada, and each applicable Benefit Plan (i) has complied in all material respects with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder, (ii) does not reasonably expect to owe a Tax, penalty or assessable payment under Code Sections 4980D or 4980H, (iii) has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Code Section 6055 and 6056 and the regulations and related guidance promulgated thereto, and (iv) for each month beginning January 1, 2015 through the Closing Date, has calculated the hours of service of each employee and has determined and kept records showing each employee who is a “full-time employee,” as defined in Code Section 4980H and the regulations and related guidance promulgated thereto.

(j)            No Benefit Plan or other arrangement for the benefit of employees or individual workers located primarily outside the United States is maintained or contributed to by, or could result in any liability to, any of the Target Companies or B&W Canada.

(k)           In respect of any Benefit Plan established under the law of England and Wales or Scotland, no contribution notice or financial support direction (as defined in sections 38 to 51 of the Pensions Act 2004) has been issued either in respect of that Benefit Plan or any Target Company. The Trustees of the Diamond Power Specialty Limited Retirement Benefits Plan have been informed of the proposed sale of DP UK pursuant to this Agreement and have raised no concerns with DP UK in respect of such proposed sale nor made any demand for any additional employer contribution(s) or other demand in respect of such proposed sale.

2.18        Insurance.

(a)           Schedule 2.18 lists all (i) third-party insurance policies maintained by or on behalf of any of the Target Companies or B&W Canada and for which any of the Target Companies or B&W Canada is insured as of the Execution Date (excluding insurance policies related to the Benefit Plans and provided on Schedule 2.17(a)); (ii) third-party insurance policies maintained by or on behalf of any of the Target Companies or B&W Canada and for which any of the Target Companies or B&W Canada is insured as of the Execution Date, or under which claims have been made with respect to the Target Companies or B&W Canada as of the Execution Date; (iii) all occurrence-based third-party insurance policies maintained by or on behalf of the Target Companies or B&W Canada as of the Execution Date; (iv) to the extent not included in the foregoing clauses (i) through (iii), all insurance policies (including primary and excess policies) which may cover claims related to [***]; and (v) performance, surety, fidelity or similar bonds maintained by or on behalf any Target Company or B&W Canada or otherwise with respect to the Business, copies of which have been made available to Purchasers (any third-party insurance policies and performance bonds listed on or required to be listed on Schedule 2.18 or otherwise in effect immediately prior to Closing and covering the Target Companies or B&W Canada, an “Existing Insurance Policy”) including, in each case, setting forth the applicable deductibles and policy limits.

(b)           With respect to each such Existing Insurance Policy, (x) the Target Companies or B&W Canada, as applicable, have paid, or caused to be paid, all premiums due under the policy and are not in default with respect to any obligations under any policy, (y) to Sellers’ Knowledge, as of the Execution Date, no insurer on any policy has been declared insolvent or placed in receivership, conservatorship, or liquidation, and (z) with respect to any the Existing Insurance Policy described in Sections 2.18(a)(i)-(iv), Sellers have no reasonable basis to believe that any such Existing Insurance Policy will not continue to cover the Business following the Closing with respect to any claims filed thereunder as of the Execution Date.

(c)           None of the Target Companies nor B&W Canada has received any written notice of cancellation or termination with respect to any Existing Insurance Policy. All Existing Insurance Policies are in full force and effect as of the Execution Date. Schedule 2.18 lists all outstanding claims under such policies related to the Target Companies, B&W Canada, or the Assets since January 1, 2016, and, sets forth any accruals or reserves on the Financial Statements with respect to each claim.

(d)           There is no claim by any Target Company or B&W Canada pending under any such insurance policy as to which coverage has been denied or disputed by the underwriters of such insurance policy. Sellers have made available to Purchasers true and correct copies of all related insurance “loss runs” for the past five years under any Existing Insurance Policy, and all calls on or payments made under any performance, surety, fidelity or similar bond maintained by or on behalf of any Target Company or B&W Canada.

(e)           Except as set forth on Schedule 2.18, no insurance carrier has rejected or issued a reservation of rights with respect to any claim for insurance made by a Target Company or B&W Canada that has not been finally and fully resolved.

(f)           The Target Companies and B&W Canada have timely notified or otherwise tendered notice to the insurance carriers on each Existing Insurance Policy of all claims, including actual and potential third party claims against any Target Company or B&W Canada, that are or may be covered under such insurance policies for which a Target Company or B&W Canada intends to seek recovery under such insurance policy, including without limitation all claims related to [***].

(g)           Except as set forth on Schedule 2.18, no Target Company nor B&W Canada has any liability for any retrospective premium adjustments under any present or past insurance policies. Since January 1, 2016, no Target Company nor B&W Canada has taken any action to waive or limit its rights or coverage under any prior occurrence-based insurance policy.

2.19        Environmental Matters.

(a)           To Sellers’ Knowledge, each of the Target Companies and B&W Canada is in compliance with all Environmental Laws in all material respects, and none of the Target Companies nor B&W Canada has, since January 1, 2018, received from any Person any: (i) except as set forth on Schedule 2.19(a), material Environmental Notice or material Environmental Proceeding; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of material ongoing obligations or requirements as of the Closing Date.

(b)           To Sellers’ Knowledge, since January 1, 2018, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Business or Assets of the Target Companies or B&W Canada, or any Real Property currently owned, operated or leased by the Target Companies or B&W Canada, and none of the Target Companies nor B&W Canada has received an Environmental Notice that any Real Property currently owned, operated, or leased in connection with the Business (including soils, groundwater, surface water, buildings, and other structures located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in a material Environmental Proceeding against, or a material violation of Environmental Laws by, the Target Companies or B&W Canada.

(c)           Each Target Company and B&W Canada have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 2.6) necessary for the ownership, lease, operation or use of the Business or Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Target Companies or B&W Canada, as applicable, through the Closing Date in accordance with Environmental Law, and no Seller is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or Assets as currently carried out. To Sellers’ Knowledge there is no event or circumstance that might prevent or impede the transferability of any such Environmental Permits, nor have Sellers’ received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(d)           No real property currently or formerly owned, operated or leased by any Target Company or B&W Canada, or used or held for use in the Business is listed on, or, to Sellers’ Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state or foreign list, and none of the Target Companies nor B&W Canada has received an Environmental Notice that any Real Property formerly owned, operated, or leased in connection with the Business (including soils, groundwater, surface water, buildings, and other structures located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in a material Environmental Proceeding against, or a material violation of Environmental Laws by, the Target Companies.

(e)           None of Sellers, B&W Canada, nor any Target Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f)           None of Sellers, B&W Canada, nor any Target Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or Assets as currently carried out.

(g)           Schedule 2.19(g) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks currently owned or operated by any Target Company or B&W Canada or currently used or held for use in connection with the Business.

(h)           Schedule 2.19(h) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations currently used by any Target Company or B&W Canada, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state or foreign list, and no Seller nor any Target Company or B&W Canada has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Target Company, B&W Canada, or Sellers.

(i)           To Sellers’ Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that (x) could interfere with or prevent continued material compliance with any Environmental Law with respect to the operation of the Business, or (y) may give rise to any material environmental Liability relating to the Business or that otherwise may form the reasonable basis of any Proceeding, hearing, study or investigation relating to the Business or the Real Property or the present or former operations at the Real Property: (i) under any Environmental Laws; (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or threatened Release, of any Hazardous Materials; or (iii) resulting from exposure to workplace hazards.

2.20        Real Estate.

(a)           Schedule 2.20(a) contains a true, correct and complete list of: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased to any of the Target Companies or B&W Canada, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.

(b)           With respect to owned Real Property, (1) the relevant Target Company or B&W Canada, as applicable, owns indefeasible, fee simple title, has made all necessary registrations in respect of their title to such Real Property and is in possession of the Real Property and has been in possession of the whole of the Real Property openly, peaceably and without judicial interruption for a period of at least one year; (2) Sellers have delivered or made available to Purchasers true, complete, and correct copies of the deeds and other instruments (as recorded) by which the Target Companies or B&W Canada, as applicable, acquired such Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers and relating to the owned Real Property; (3) there are no outstanding options, rights of first offer or first negotiation, or rights of first refusal in favor of any other party to purchase the owned Real Property, or any portion of the owned Real Property or interest therein, nor are there any outstanding payments or obligations under any such options, rights or equivalent contracts affecting any of the owned Real Property, and (4) there are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings or proposed action or agreement for taking in lieu of condemnation with respect to any of the owned Real Property.

(c)           Except as set forth on Schedule 2.20(c), none of the Target Companies nor B&W Canada is a lessor, sublessor, or grantor under any lease, sublease, or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Real Property and no Person other than the Target Companies and B&W Canada has any right to occupy, possess, or use, any of the Real Property. With respect to Real Property leased to or by the Target Companies or B&W Canada (the “Leased Real Property”), Sellers have delivered or made available to Purchasers true, complete, and correct copies of any leases, subleases, or licenses affecting the Real Property (the “Leases”).

(d)           With respect to the Leased Real Property, (a) the Target Companies or B&W Canada, as applicable, have a valid leasehold interest in all of the Leased Real Property and each Lease is valid, legally binding, enforceable and in full force and effect in accordance with its terms with respect to the relevant Target Company or B&W Canada; and (b) neither the Target Company to any such Lease or B&W Canada, as applicable, nor, to Sellers’ Knowledge, any counterparty, is in material breach of or default under any Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by such Target Company or B&W Canada, or permit termination, modification or acceleration by any third party thereunder, or prevent or impair the consummation of the transactions contemplated by this Agreement.

(e)           All of the owned Real Property, and to Sellers’ Knowledge, all of the Leased Real Property, has permanent access to a dedicated public right of way. The material improvements located on or annexed to the Real Property used or occupied by the Target Companies or B&W Canada are in good order and repair, ordinary wear and tear and excepted, and are in good condition free from material defects; and all material electrical, plumbing, heating and air-conditioning and exterior drainage systems and equipment, in or on the Real Property are in good condition and working order. No such improvements or systems and equipment are in need of replacement or material maintenance or repair, except for routine maintenance and repair, and no such routine maintenance or repair has been deferred within the past twelve (12) months. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than a Target Company or B&W Canada.

(f)           No Target Company nor B&W Canada has received written notice of any material non-recurring Taxes or assessments with respect to any of the Real Property or that any thereof is under consideration by any Governmental Authority.

(g)           No buildings, structures or other improvements have been erected and no structural additions to existing buildings, structures or other improvements have been made on the Real Property in the last twelve (12) months, and, during the Target Companies’ or B&W Canada’s, as applicable, period of ownership or occupancy, there has been no fire, flood or other casualty to any of the buildings, structural additions or other improvements on the Real Property requiring any material repair or restoration.

(h)           To Sellers’ Knowledge, the use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit, or Contract. There are no circumstances that could render any transaction affecting the title of any Target Company or B&W Canada to any Real Property or any part of any Real Property liable to be set aside under any insolvency laws. Neither the Target Companies nor B&W Canada have any current or ongoing liabilities or obligations relating to any real property which is not the Real Property.

(i)           Except as set forth on Schedule 2.20(i), no right of occupation, use or enjoyment or any other servitude, easement or title condition is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party in respect of any Real Property. No Real Property is affected by any Order or Proceeding relating to it or its present use, nor, to Sellers’ Knowledge, are there any circumstances which may lead to any such communication being made.

2.21        Employee Matters.

(a)           Except as set forth on Schedule 2.21(a): (i) to Sellers’ Knowledge, since January 1, 2018, each of the Target Companies and B&W Canada has been and is in material compliance with all applicable Laws relating to labor and employment, including all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; affirmative action; equal employment opportunities; disability; labor relations; wages and hours; hours of work, including meal and rest breaks; payment of wages; immigration; workers’ compensation; background and credit checks, working conditions; occupational safety and health; family and medical leave; or employee terminations; (ii) there are no pending or, to Sellers’ Knowledge, threatened, Proceedings, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, or claims (including any administrative investigations, charges, or claims), against any of the Target Companies or B&W Canada brought by or on behalf of any applicant for employment, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, or leased employee, volunteer, intern or “temp” of any of the Target Companies or B&W Canada, or any group or class of the foregoing, or any Governmental Authority, in each case alleging violation of any labor or employment Laws, breach of any collective bargaining agreement, breach of any express or implied contract of employment, unfair labor practice, wrongful termination of employment, or any other discriminatory, retaliatory, wrongful, or tortious conduct in connection with the employment relationship; (iii) each of the employees of the Target Companies and B&W Canada has all work permits, immigration permits, visas, or other authorizations required by Law for such employee given the duties and nature of such employee’s employment; (iv) all individuals at any time characterized or treated as consultants or independent contractors, or non-employee sales representatives of any Target Company or B&W Canada are and were properly classified and treated as independent contractors under all applicable Laws in all material respects; (v) all employees of DPI are properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour Laws; (vi) the Target Companies and B&W Canada have timely made or accrued all payments to any employee or for any wages, salaries, commissions or bonuses for any services performed by such employee or to the date hereof; (vii) the Target Companies and B&W Canada have timely made or accrued all payments to any consultants or independent contractors for services provided to the date hereof; (viii) all employees of the Target Companies and B&W Canada are employees at-will, terminable on one-month notice or less without penalty and there are no outstanding agreements or arrangements with respect to severance payments to current employees or former employees of any of the Target Companies or B&W Canada (provided, however, that this subsection (viii) shall not apply to any severance payments that any of the Target Companies or B&W Canada is obligated to pay under applicable Law); (ix) no allegation of sexual harassment or misconduct has been made against any employee, officer or director of any of the Target Companies or B&W Canada, and no Target Company nor B&W Canada has entered into any settlement agreements related to any allegation of sexual harassment or misconduct by an employee, officer or director of any of the Target Companies or B&W Canada; and (x) since January 1, 2018, the Target Companies and B&W Canada have fully and accurately reported all payments to such Persons on IRS Form 1099s, W-2s, or as otherwise required by applicable Laws. The Target Companies and B&W Canada are in compliance in all material respects with all applicable Laws relating to mass layoffs or plant closures, including the federal Worker Adjustment and Retraining Notification Act, or analogous state or local Laws regarding termination or layoff of employees.

(b)           The Data Room contains a complete, current and accurate, in all material respects, report that lists for each employee of a Target Company or B&W Canada (including any temporary or leased employees): (i) the employee’s name; (ii) the employee’s title or function and current rate of compensation (including bonus and commission plans); and (iii) the employee’s accrued vacation, sick leave or personal leave if applicable. Such report also lists each employee who is absent from work due to a work-related injury, is receiving workers’ compensation, is receiving disability compensation, or has been involuntarily separated from employment within the past ninety (90) days.

(c)           Schedule 2.21(c) lists the names of each current consultant or independent contractor that provides consulting or advisory services to any of the Target Companies or B&W Canada and the capacity in which such Person is currently engaged.

(d)           The Reorganization will not result in a transfer of staff as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

2.22        Labor Relations. Except as set forth on Schedule 2.22, none of the Target Companies nor B&W Canada is a party to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, memorandums of understandings, letters of recognition, or other similar agreement or Contract with any group of employees, labor organization, employee association, or other representative of any of the employees of the Target Companies or B&W Canada. Except as set forth on Schedule 2.22, no new collective bargaining agreement is being negotiated by the Target Companies or B&W Canada, and Sellers have no Knowledge of any activities or proceedings of any labor union, employee association, or other party to organize or represent such employees. Since January 1, 2021, there has not occurred or, to Sellers’ Knowledge, been threatened, any strike, slow-down, picketing, work-stoppage, boycotts, handbilling, demonstrations, leafleting, sit-ins, sick-outs, or other similar forms of organized labor disruption with respect to any such employees and the Target Companies or B&W Canada.

2.23        Brokers. Except as set forth on Schedule 2.23, no broker, finder, or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s, or other similar contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Target Companies, B&W Canada, or any of their Affiliates.

2.24        Privacy and Security.

(a)           The past and present Processing of Personal Information by the Target Companies and B&W Canada, including collection, use, retention, and dissemination of Personal Information by the Target Companies and B&W Canada, and the policies, plans, and procedures, and facilities for privacy, physical, and cyber security, disaster recovery, business continuity and incident response, comply with, in all material respects, and have not in any material respect violated: (i) any Contract to which any of the Target Companies or B&W Canada is a party; (ii) any applicable Laws, including Privacy and Security Laws, including any applicable Privacy and Security Laws of jurisdictions where the Personal Information was collected; (iii) if applicable, the Payment Card Industry Data Security Standards (“PCI-DSS”); or (iv) the privacy policies of the Target Companies or B&W Canada, except to the extent such non-compliance would not have a Material Adverse Effect. None of the Target Companies, nor B&W Canada, nor any of their respective agents have received any written notice alleging any violation of Privacy and Security Laws.

(b)           None of the Target Companies nor B&W Canada has received any written notice from any Governmental Authority that the Target Company, B&W Canada, or any of their respective agents are under investigation (or similar proceeding) by any Governmental Authority for an alleged, suspected, or actual violation of any Privacy and Security Law.

(c)           Each of the Target Companies and B&W Canada has in place commercially reasonable administrative, organizational, technical, and physical measures, including data security and privacy policies and procedures that are consistent with current industry standards, to protect and maintain the confidentiality, integrity, and security of (i) the Personal Information maintained, collected, or received by or on behalf of each Target Company or B&W Canada, as applicable, and (ii) the IT Assets and all information and transactions stored or contained therein or transmitted thereby, against unauthorized use, access, interruption, modification, or corruption, or the occurrence of an Information Security Incident. True, correct and complete copies of such Target Company’s and B&W Canada’s policies regarding their privacy practices have been made available to Purchasers. Each Target Company’s and B&W Canada’s Processing of Personal Information and each Target Company’s and B&W Canada’s maintenance of their respective IT Assets are done in a manner consistent with the respective Target Company’s or B&W Canada’s applicable policies. No material breach or violation of any Target Company’s or B&W Canada’s policies described in this Section 2.24(c), has occurred or is continuing.

(d)           Except as set forth on Schedule 2.24(d), since January 1, 2018, no Information Security Incident has occurred or is continuing.

(e)           Each Target Company and B&W Canada requires, by written contract, all third parties providing services to such Target Company or B&W Canada, as applicable, that have access to or receive Personal Information from or on behalf of such Target Company or B&W Canada, as applicable, to comply with all applicable Privacy and Security Laws and each respective Target Company’s or B&W Canada’s applicable policies regarding the Proceeding of Personal Information, to use commercially reasonable efforts to protect Personal Information against unauthorized access or use, and to notify the applicable Target Company or B&W Canada, as applicable, of any Information Security Incident. No such third parties are in material breach of the obligations described in this Section 2.24(e), and none of the Target Companies nor B&W Canada have been notified of any Information Security Incident by any such third party.

2.25        CFIUS and NSIA. No Target Company nor B&W Canada (i) produces, designs, manufactures, tests, fabricates, or develops a “critical technology” as defined at 31 C.F.R. sec. 801.204; (ii) performs functions identified in Column 2 of Appendix A to 31 C.F.R. Part 800 regarding “covered investment critical infrastructure”; (iii) collects or maintains “sensitive personal data” as defined at 31 C.F.R. sec. 800.241; or (iv) carries on any activity in the United Kingdom which falls within any of the activities described in Schedules 1 – 17 of the National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

2.26        Solvency.

(a)           DP UK is not unable to pay its debts as they fall due and is not unable to pay its debts within the meaning of the Insolvency Act 1986.

(b)           In relation to DP UK, no step has been taken or proposal made in any applicable jurisdiction to initiate any process by or under which: (i) a moratorium is declared with respect to any indebtedness pursuant to which the ability of the creditors of DP UK to take any action to enforce their debts is suspended, restricted or prevented (including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986); (ii) a composition, compromise, assignment or arrangement with the creditors of DP UK (including, without limitation, a company voluntary arrangement under the Insolvency Act 1986, or a scheme of arrangement or restructuring plan under the Companies Act 2006) pursuant to which some or all of the creditors of DP UK accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them; (iii) a person is appointed to manage the affairs, business and assets of DP UK on behalf of its creditors or (iv) the holder (if any) of a validly registered charge over any of the assets of DP UK is appointed to control the business and/or any of the assets of DP UK.

(c)           In relation to DP UK: (i) no administrator has been appointed; (ii) no documents have been filed with, and no application has been made to the courts in England and Wales for the appointment of an administrator; and (iii) no notice of an intention to appoint an administrator has been given by DP UK, its directors or a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

(d)           No petition has been presented or order made for the winding up of DP UK and no resolution has been passed or proposed by the board of directors or the shareholders of DP UK for the winding up of DP UK.

(e)           No distress, execution or other process has been commenced, levied or enforced on, and no creditor or encumbrancer has taken possession or control of, any goods or assets of DP UK.

(f)           In respect of DP UK, no event analogous to or which has a similar effect to any of the events referred to Subsections (b) through (e) above has occurred in any applicable jurisdiction.

(g)           Each of the Sellers is entering into this Agreement without the intent to hinder, delay, or defraud any entity to which such Seller is indebted or will become indebted.

(h)           No order has been made or entered, no petition has been presented, and no resolution has been passed or approved for the winding up, dissolution, or liquidation of any of the Sellers, and there is not pending or otherwise unresolved: (i) any petition for the winding up, dissolution, or liquidation of any of the Sellers; or (ii) any complaint, motion, or other request for the appointment of a receiver over any of the Sellers or any assets of any of the Sellers.

(i)           There is not any unfulfilled or unsatisfied judgment against any of the Sellers.

(j)           Except as set forth on Schedule 2.26(j)-(l), as of the Execution Date, (i) the fair value of each of the Seller’s assets is greater than the total amounts such Seller’s liabilities, including contingent liabilities, (ii) each Seller does not intend to and does not believe that it will, incur debts or liabilities beyond its ability to pay its probable liability on such debts or liabilities as such debts or liabilities mature; (iii) no Seller is engaged in business or a transaction for which any assets remaining with such Seller will constitute an unreasonably small capital; and (iv) no Seller is about to be engaged in business or a transaction for which any assets remaining with the Seller will constitute an unreasonably small capital.

(k)           Except as set forth on Schedule 2.26(j)-(l), at all times between the Execution Date and the Closing Date, (i) the fair value of each of the Seller’s assets will be greater than the total amounts such Seller’s liabilities, including contingent liabilities, (ii) no Seller will and will not believe that it will incur debts or liabilities beyond its ability to pay such debts and liabilities as such debts or liabilities mature; (iii) no Seller will be engaged in business or a transaction for which any assets remaining with the Seller will constitute an unreasonably small capital; and (iv) no Seller will be about to engage in business or a transaction for which any assets remaining with the Seller will constitute an unreasonably small capital.

(l)           Except as set forth on Schedule 2.26(j)-(l), after giving effect to the transactions contemplated by this Agreement, (i) the fair value of each of the Seller’s assets will be greater than the total amount of such Seller’s liabilities, including contingent liabilities, (ii) no Seller will incur debts or liabilities beyond its ability to pay as such debts and liabilities as such debts or liabilities mature; (iii) no Seller will be engaged in business or a transaction for which any assets remaining with the Seller will constitute an unreasonably small capital; and (iv) no Seller will be about to engage in a business or a transaction for which any assets remaining with the Seller will constitute an unreasonably small capital.

2.27        Asbestos.

(a)           Except as set forth on Schedule 2.27(a), each of the Sellers, Target Companies and B&W Canada is and has been since the Plan became effective on February 22, 2006, an Asbestos Protected Party under the Plan (as such term is defined therein). Since the Plan became effective, none of the Sellers (solely related to their operation of the Business and the Inbound Assets), Target Companies or B&W Canada have (i) paid any amounts in settlement to resolve all or any part of any claim or potential claim for personal injury alleged based on exposure to asbestos since the Plan became effective; or (ii) received notice of any claim for any actual or alleged Liability arising out of or related to exposure to asbestos or asbestos-containing material, except as such claim would be handled in accordance with the Plan since the Plan went into effect, or any third party indemnity to the extent applicable.

(b)           Except as set forth on Schedule 2.27(b), since January 1, 1980, none of the Target Companies or B&W Canada have sold any products, or provided any services involving the use of products, containing asbestos or asbestos-containing material outside of the United States. Since the Plan became effective, none of the Sellers (solely related to their operation of the Business and the Inbound Assets), Target Companies have received notice of any claim asserted outside of the United States for any actual or alleged Liability arising out of or related to exposure to asbestos or asbestos-containing material.

2.28        Fairness Opinion. Sellers have provided to Purchasers a copy of the fairness opinion prepared by Lake Street Capital Markets, LLC (“Lake Street”), an independent third party in the business of regularly issuing such opinions, which indicates that the purchase price is fair to Sellers from a financial point of view with reasonable descriptions of financial analysis and valuation methodologies used, and shall have afforded Purchasers and their respective Representatives the opportunity to ask questions of or seek clarification from the preparer of the fairness opinion as to any matters set forth therein (the “Fairness Opinion”), subject to the that certain letter agreement, dated May 23, 2025 by and between Lake Street and Purchaser.

2.29        No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the related portions of the Disclosure Schedules), none of Sellers, the Target Companies, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Target Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Target Companies or B&W Canada furnished or made available to Purchasers or their Representatives (including any information, documents or material made available to Purchasers or their Representatives in the Data Room, management presentations, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability, success, or prospects of the Target Companies, B&W Canada, or the Business, or any representation or warranty arising from statute or otherwise in law.

3.     Representations and Warranties of Purchasers. Purchasers represent and warrant to Sellers the following matters, as of the Execution Date and the Closing Date:

3.1           Organization. Andritz USA is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Georgia. Andritz China is a company limited by shares duly formed, validly existing, and in good standing under the Laws of China. Andritz Canada is a New Brunswick corporation duly formed, validly existing, and in good standing under the Laws of the Province of New Brunswick. Each Purchaser is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration.

3.2           Necessary Authority. Each Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Purchasers and assuming the due authorization, execution and delivery by each other Parties hereto, constitutes the legal, valid and binding obligation of Purchasers enforceable against Purchasers in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Purchasers, each other Transaction Document to which each Purchaser is, or is specified to be, a party, will be duly and validly executed by such Purchaser, and delivered to the other party or parties thereto on the Closing Date, and will constitute such Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual or individuals executing this Agreement and any Transaction Document to which each Purchaser is a party, have the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which such Purchaser is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which such Purchaser is a party valid and binding upon, and enforceable against, such Purchaser (assuming, in each case, the due authorization, execution and delivery by each other party thereto).

3.3           No Conflicts. The execution, delivery and performance by Purchasers of this Agreement and the other Transaction Documents to which Purchasers are a party, and the consummation of the transactions contemplated herein or therein do not and will not, assuming the receipt of the Required Statutory Approvals: (i) violate the Governing Documents of Purchasers; (ii) require the consent or approvals of, or any filing with, any Person under any Contract to which any Purchaser is a party or any Governmental Authority, except for the Required Statutory Approvals; or (iii) violate any Law.

3.4           Brokers. No broker, finder, or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s, or similar contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchasers.

3.5           Litigation; Compliance with Law. There is no Proceeding or Order of any nature, pending, rendered or, to Purchasers’ Knowledge, threatened, against any Purchaser that reasonably would be expected to cause a Purchaser Material Adverse Effect.

3.6           Prohibited Parties. No Purchaser is a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that is: (i) a Prohibited Party; (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws; or (iii) otherwise a Person with which transactions are prohibited under Sanctions Laws.

3.7           Financing. Purchasers have, as of the Execution Date, and shall have at the Closing Date, sufficient cash, available lines of credit, or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

3.8           Solvency. Immediately after the consummation of the transactions contemplated by this Agreement, each Purchaser will be solvent (in that both the fair value of their assets will not be less than the sum of their debts (including all debts, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) and that the present fair saleable value of their assets will not be less than the amount required to pay their probable liability on their debts as they become absolute and matured).

3.9           Investment Intent. Andritz USA and Andritz China are acquiring all of the Acquired Securities for their own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3.10         Foreign Direct Investment Requirements. Except as set forth on Schedule 3.10, and as to any representations or warranties related to the laws and guidance under CFIUS, there are no foreign direct investment filings, notices, or approvals that are required from any Governmental Authority with respect to the transactions contemplated by this Agreement.

3.11         Purchasers’ Acknowledgment. Purchasers acknowledge that, except as expressly set forth in the Agreement and the Disclosure Schedules, none of the Target Companies, Sellers, nor any of their Representatives makes or will be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts, or other forward-looking financial information concerning the future revenue, income, profit, prospects, or other financial results of the Target Companies, B&W Canada, or the Business, and that Purchasers have not relied upon any of the foregoing. Purchasers acknowledge that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts, or other forward-looking financial information.

4.     Covenants of the Parties.

4.1           Affirmative Covenants of Sellers with Respect to the Target Companies and the Business. From the Execution Date through the Closing Date (the “Interim Period”), except as specifically contemplated by this Agreement, the other Transaction Documents, as required to consummate the transactions contemplated hereby or thereby, or as consented to in writing by Purchasers (which consent will not be unreasonably withheld, conditioned or delayed, and will be deemed granted if Sellers send an electronic mail notice to Purchasers that references this Section 4.1, and Purchasers do not respond thereto within five days), Sellers shall cause the Target Companies and B&W Canada (provided, however, with respect to all covenants made by B&W Canada in this Section 4.1, B&W Canada is bound with respect to such covenants solely with respect to the Purchased Assets and the Canada Business) to:

(a)           Operate the Business in the Ordinary Course of Business;

(b)           Use their Commercially Reasonable Efforts to preserve substantially intact their business organization, maintain their rights and ongoing operations, and maintain and preserve their relationship with its material customers and suppliers;

(c)           Use best efforts to: (i) timely file all Tax Returns required to be filed by them and all such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all Taxes due and payable; and (iii) promptly notify Purchasers of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to any of the Target Companies or B&W Canada in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Refund claims; and

(d)           Use their Commercially Reasonable Efforts to: (i) maintain and keep their Assets in as good repair and condition as at the Execution Date, ordinary wear and tear excepted and subject to deletion and replenishment of Inventory in the Ordinary Course of Business; and (ii) maintain in the Ordinary Course of Business their existing relationships and goodwill with Governmental Authorities, customers, suppliers, vendors, creditors, employees, business partners, and agents.

4.2           Negative Covenants of Sellers with Respect to the Target Companies and B&W Canada. During the Interim Period, except as contemplated by this Agreement (including, for the avoidance of doubt, pursuant to the Reorganization), the other Transaction Documents, as required to consummate the transactions contemplated hereby or thereby, or as required by Law, without the prior written consent of Purchasers (which consent will not be unreasonably withheld, conditioned or delayed, and will be deemed granted if Sellers send an electronic mail notice to Purchasers that references this Section 4.2, and Purchasers do not respond thereto within five (5) days), Sellers shall cause the Target Companies and B&W Canada (provided, however, with respect to all covenants made by B&W Canada in this Section 4.2, B&W Canada is bound with respect to such covenants solely with respect to the Purchased Assets and the Canada Business) to not:

(a)           Except as contemplated by Section 4.6(c), establish, adopt, enter into, terminate, or materially amend or increase any benefits under any material Benefit Plan (other than any increase in benefits required by Law or pursuant to the terms of an existing Benefit Plan so long as such Benefit Plan has been disclosed as of the Execution Date to Purchasers on a Schedule to this Agreement);

(b)           Redeem, repurchase, cancel, or otherwise reacquire any of their equity securities, liquidate, dissolve or effect any reorganization or recapitalization; split, combine, or reclassify any of their equity securities; issue, allot, pledge, deliver, award, grant, or sell, or authorize or propose the issuance or allotment, pledge, delivery, award, grant, or sale (including the grant of any Liens) of, any equity securities, any Convertible Securities, or any rights, warrants or options to acquire, any equity securities or Convertible Securities;

(c)           Acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person; enter into any joint venture or partnership; or make or commit to make any investments in any other Person;

(d)           Adopt any amendments to their Governing Documents;

(e)           Make any material change in any of their methods or procedures of accounting or in any accounting policy, except as may be required by GAAP, by the Accounting Principles, by Law, or in the Ordinary Course of Business;

(f)           Make any capital expenditures, capital additions, or capital improvements in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate other than expenditures in the Ordinary Course of Business;

(g)           (i) Make, revoke, change or amend any Tax election; (ii) change any annual Tax accounting period; adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law or GAAP); (iii) file any amended Tax Return; enter into any closing or settlement agreement with respect to any Tax; (iv) settle or compromise any Tax claim or any Tax assessment; (v) surrender or waive any right to claim a Refund, offset or other reduction in Tax liability; (vi) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or (vii) otherwise act or omit to act, in the case of each of the foregoing subsections (i) through (vii), where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any of the Target Companies, Purchasers or their Affiliates.

(h)           Settle or compromise any Proceeding, other than any such settlement or compromise that does not require any of the Target Companies or B&W Canada to pay in excess of the amount of any reserves or recoveries allocated to any such Proceeding on the balance sheet included as part of the Interim Financial Statements; provided, however, that any settlement documents related to any settlement permitted hereby shall not include an admission of violation of Law or any admission of wrongdoing on the part of the Target Companies, B&W Canada, or Purchasers, involve any material non-monetary obligations on the part of the Target Companies or Purchasers (it being understood and agreed that confidentiality obligations shall not be deemed material non-monetary obligations), or include any injunctive relief against the Target Companies or Purchasers;

(i)           Other than in the Ordinary Course of Business and except as contemplated in Section 4.16: (i) enter into any Contract that would be a Material Contract; (ii) waive, release, grant, assign or transfer any rights of material value; or (iii) renew, assign, extend, voluntarily terminate, modify or change in any Material Contract.

(j)           Incur, assume, or guarantee any Indebtedness in an aggregate amount exceeding One Hundred Thousand Dollars ($100,000), except (i) Indebtedness in existence on the date hereof, (ii) unsecured current obligations and liabilities incurred in the Ordinary Course of Business, (iii) intercompany loans from Affiliates of the Target Companies or B&W Canada incurred in the Ordinary Course of Business, (iv) additional senior secured Indebtedness in a principal amount not to exceed One Hundred Million Dollars ($100,000,000) solely to the extent such Indebtedness is incurred to refinance or repay the existing unsecured notes, and (v) refinancings and replacements of the foregoing or Indebtedness issued in exchange for the foregoing; provided, further, that notwithstanding anything to the contrary in this Agreement, Sellers shall have the right to incur, assume, guarantee or modify any such Indebtedness only if Sellers comply with Sections 2.4 and 2.8 and deliver the good, valid and marketable title to Purchasers the Acquired Securities and the Assets, free and clear of all Liens (other than Permitted Liens) at Closing; provided further that Sellers hereby agree not to amend, restate, renegotiate, refinance, supplement or otherwise modify in any manner in any manner that may or may reasonably be expected to modify or otherwise change the obligations of PBGC to: (x) grant an automatic release or (y) release its security interests as stated in that certain Pledge and Security Agreement, dated as of February 28, 2025, by and among Babcock & Wilcox Enterprises, Inc., PBGC acting on behalf of The Retirement Plan for Employees of Babcock & Wilcox Commercial Operations and certain other signatories thereto, as amended (the “PBGC Security Agreement”) as stated in: (i) that certain Credit Agreement, dated January 18, 2024, by and between Parent and Axos Bank, and each of the other Loan Documents (as such term is defined therein) executed in connection therewith or (ii) that certain Junior Secured Promissory Note dated December 13, 2024, made by Babcock & Wilcox Enterprises, Inc. and certain of its subsidiaries party thereto in favor of B. Riley Financial, Inc., and the other Note Documents (as such term is defined therein) executed in connection therewith including, without limitation, that certain Subordinated Security and Pledge Agreement dated as of December 13, 2024, among Babcock & Wilcox Enterprises, Inc. (collectively, the “Credit Facilities”) prior to the Closing Date (the foregoing clauses (x) and (y) each being a “PBGC Release Modification”). In the event Sellers amend, restate, renegotiate or refinance or otherwise modify the Credit Facilities in any manner prior to the Closing Date that would result in a PBGC Release Modification, Sellers shall deliver to Purchasers, as a Closing deliverable, a consent and partial release letter from PBGC, with respect to the PBGC Security Agreement, which shall be in form and substance reasonably satisfactory to Purchasers and shall include commitments from PBGC to file, or authorization for Purchasers or their designees to file, appropriate UCC termination statements with respect to the Acquired Securities and the Assets;

(k)           Make any loans, advances, or capital contributions to or investments in any Person (except for intercompany loans to Affiliates of the Target Companies or B&W Canada made in the Ordinary Course of Business);

(l)           Except in the Ordinary Course of Business, sell, lease, license, transfer, dispose of or otherwise encumber or subject (or allow to become subject) to any Lien or otherwise dispose of any Assets in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate; except (i) Liens securing obligations that are subject to Liens in existence on the date hereof; and (ii) Liens securing obligations permitted under Sections 4.2(j)(iv) and 4.2(j)(v);

(m)           Declare, set aside, or pay any dividends or distributions;

(n)           Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization document with respect to any of the Target Companies or B&W Canada, including passing any resolution or making any petition for DP UK’s winding up, taking any step towards the appointment of an administrator to DP UK, or entering into any moratorium or scheme or arrangement with DP UK’s creditors; or

(o)           Agree or commit, whether in writing or otherwise, to do any of the foregoing.

4.3           Access. Subject to applicable Law (including anti-trust gun-jumping considerations) and Contract, during the Interim Period, Sellers will provide Purchasers and their Representatives with reasonable access during normal business hours to the books and records of the Target Companies and B&W Canada, and, subject to the receipt of reasonable prior written notice from Purchasers, and with the prior express consent (which may be via email) of Sellers (which consent will not be unreasonably withheld or delayed), to the properties, to the Assets, and to the officers, employees, agents, and accountants of the Target Companies and B&W Canada with respect to matters relating to the Business, and will provide Purchasers and Purchasers’ Representatives with such information concerning the Business, the Target Companies, B&W Canada, the Acquired Securities, the Assets, and personnel of the Target Companies or B&W Canada as Purchasers or Purchasers’ Representatives may reasonably request. Any information or knowledge obtained in any investigation pursuant to this Section 4.3 that is Evaluation Material (as defined in the Confidentiality Agreement) is subject to the Confidentiality Agreement. Notwithstanding anything herein to the contrary, Purchasers are not authorized to and shall not (and shall not permit any of their Representatives to) contact any Representative, customer, supplier, distributor, vendor, or other business relation of any of the Target Companies or B&W Canada prior to the Closing without the prior written consent of Sellers (which consent will not be unreasonably withheld or delayed). Any access to the books and records, assets, personnel, or any other aspect of the Business granted to Purchasers pursuant to this Section 4.3 shall be conducted at Purchasers’ sole expense, at reasonable times, under the supervision of appropriate personnel of the Target Companies or Sellers and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operation of the Business of the Target Companies or Sellers. Notwithstanding the foregoing provisions of this Section 4.3 or any other provision of this Agreement, neither the Target Companies nor Sellers shall be required to provide to Purchasers any document which is subject to the attorney-client privilege or work-product doctrine. Sellers acknowledge that, in connection with the R&W Insurance Policy underwriting process, Purchasers and their Representatives will be required to complete additional diligence on the Business, the Target Companies, and B&W Canada prior to the Closing. Sellers shall cause each Target Company and B&W Canada to reasonably cooperate with Purchasers and their Representatives in such diligence efforts and promptly provide all information reasonably requested. Notwithstanding anything in this Agreement to the contrary, with respect to all covenants made by B&W Canada in this Section 4.3, B&W Canada is bound with respect to such covenants solely with respect to the Purchased Assets and the Canada Business.

4.4           Mutual Covenants Regarding Confidentiality.

(a)           The Parties hereby agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The Parties hereby agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing is not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms.

(b)           From and after the Closing, Sellers shall, and shall cause their Affiliates and their respective Representatives to, keep confidential, and refrain from using in any manner or form, all confidential and proprietary information related to the Target Companies or B&W Canada insofar as relating to the Business, including the Business IP (“Confidential Information”), learned or otherwise obtained by Sellers or any of their Affiliates prior to the Closing; provided, however, that Sellers may disclose any such Confidential Information to the extent such disclosure is determined by Sellers (with the advice of counsel) to be required by any applicable Law, including applicable rules of any securities exchange, or to comply with any Tax or financial reporting obligations, or as reasonably necessary to perform any obligations or exercise any rights under this Agreement or any of the other Transaction Documents; provided, further, that Sellers shall, (i) to the extent legally permissible, provide Purchasers with prompt written notice of such requirement to disclose so that Purchasers may seek an appropriate protective order, and (ii) use reasonable efforts to preserve the confidentiality of such Confidential Information. The confidentiality and non-use obligations contained herein shall not apply to any information that Sellers can demonstrate: (x) was wholly and independently developed by a Seller or any of its Affiliates without the use of Confidential Information, (y) is in or enters the public domain without breach by a Seller or any of its Affiliates of any obligations hereunder, or (z) is disclosed to a Seller or any of its Affiliates after the Closing Date by a third party provided that such third party was not known by Sellers to be bound by a confidentiality agreement between the Target Company or their Affiliates and such third party prohibiting the disclosure of such Confidential Information or was not otherwise known by such Seller or Affiliate to be bound by a legal or contractual obligation that would prohibit the disclosure of such Confidential Information.

4.5           Mutual Covenants Regarding No Inconsistent Action. During the Interim Period, none of the Parties hereto will take any intentional action or make any intentional omission: (i) that is materially inconsistent with its obligations under this Agreement; (ii) that would make it impossible or impracticable for a condition herein to be satisfied; or (iii) that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

4.6           Employees and Employee Benefits.

(a)           Andritz Canada shall, or shall cause an Affiliate of Andritz Canada to, offer employment effective on the Closing Date, to the employees of B&W Canada set forth on Schedule 4.6(a) (the “B&W Canada Employees” and each, a “B&W Canada Employee”).

(b)           Purchasers shall make their or their Affiliates’ (including the Target Companies) employee benefit plans and arrangements available to the Business Employees as follows:

(1)           Effective as of the Closing Date, Purchasers shall credit Business Employees with their period of employment with the applicable Target Company for eligibility and participation purposes in any “employee welfare plan” (as such term is defined by Section 3(3) of ERISA), maintained by Purchasers or any of their Affiliates for which such Business Employees are eligible; provided, that the foregoing shall not operate to result in a duplication of benefits or to waive or satisfy any “active at work” requirements under any disability or life insurance program. Without limitation of the foregoing, prior to Closing, Purchasers shall, in consultation with Sellers, take Commercially Reasonable Efforts to obtain approval for an amendment (to be effective as of Closing) to any collective bargaining agreements covering Business Employees to provide for any such collective bargaining agreements to permit Business Employees to participate in any “employee welfare plan” (as such term is defined by Section 3(3) of ERISA), maintained by Purchasers or their Affiliates for which such Business Employees are eligible.

(2)           In addition to recognizing prior service for purposes of eligibility and participation purposes, effective as of the Closing Date, to the extent permitted by Law, Purchasers shall take Commercially Reasonable Efforts to recognize Business Employees’ prior service with the Target Companies (in accordance with the service records provided to Purchasers) as service with Purchasers for purposes of any vacation or paid time off provided, that the foregoing shall not operate to result in a duplication of benefits.

(c)           Pension Transfer:

(1)           Prior to Closing, Sellers shall take any actions necessary (including, if necessary, timely filing Form 5310-A) to adopt, establish and maintain a defined benefit pension plan within the meaning of Section 3(2)(A) of ERISA and subject to the minimum funding standards under Section 302 of ERISA and Section 412 of the Code (the “DPI Pension Plan”) and a related trust qualified under Section 501(a) of the Code (the “DPI Pension Trust”), which pension plan and trust shall be sponsored and maintained by DPI for the benefit of certain union Business Employees as set forth on Schedule 4.6(c)(1) (the “Eligible Union Company Employees”) and their beneficiaries who are benefiting as of the Closing Date under the Retirement Plan for Employees of Babcock & Wilcox Commercial Operations (the “BWC Pension Plan”). Sellers shall provide Purchasers with drafts of the DPI Pension Plan and DPI Pension Trust for Purchasers’ review and comment at least ten (10) Business Days prior to adopting such plan and trust. Purchasers shall pay, or reimburse Sellers or their Affiliates to the extent any of them have paid, for all costs and expenses of the adoption and establishment of the DPI Pension Plan and the DPI Pension Trust, up to a maximum amount of eighty thousand dollars ($80,000) (the “Pension Formation Costs”). The DPI Pension Plan shall be formed and constituted by means of a spinoff from the BWC Pension Plan (the “Spinoff”) and shall include, without limitation, provisions for eligibility, benefit accrual and other rights and features identical to the BWC Pension Plan with respect to participants who are Eligible Union Company Employees and their beneficiaries. In the Spinoff, the eligibility, vesting and benefit accrual service and the benefits and benefit accruals of Eligible Union Company Employees and their beneficiaries shall be transferred from the BWC Pension Plan to the DPI Pension Plan, and the liabilities with respect to Eligible Union Company Employees and their beneficiaries under the BWC Pension Plan and its related trust (the “BWC Pension Trust”) shall be transferred from the BWC Pension Trust to the DPI Pension Trust, and there shall also be transferred from the BWC Pension Trust to the DPI Pension Trust an amount of assets as specified in Section 4.6(c)(2) below. At least fifteen (15) days prior to such transfer, Sellers shall provide Purchasers with information and calculations regarding the assets and liabilities to be transferred to the BWC Pension Trust, including the specific funds or other investments to be transferred, which shall be cash or cash equivalents or other investments approved by Purchasers. Purchasers shall take any actions necessary to assume the sponsorship and all assets, liabilities and obligations arising under or related to the DPI Pension Plan and the DPI Pension Trust, effective as of the Closing Date.

(2)           Prior to formation and constitution of the DPI Pension Plan, Sellers shall determine the estimated amount of assets that will be transferred from the BWC Pension Plan to the DPI Pension Plan, which shall equal 100% of the aggregate present value of accrued vested and nonvested benefits (as defined as the accumulated benefit obligation in Accounting Standards Codification Section 715 and which also equals the projected benefit obligation in Accounting Standards Codification Section 715) attributable to the Eligible Company Union Employees and their beneficiaries up to and including the Closing Date, determined by an actuary retained by Sellers (“Sellers’ Actuary”) utilizing the current GAAP assumptions and discount rate and interest rate sensitive assumptions as set forth on Schedule 4.6(c)(2) (the “Applicable Assumptions”) in order to effectuate a de minimis spinoff pursuant to § 1.414(1)-(1)(n)(2) of the Treasury Regulations (the “Estimated Spinoff Amount”). Sellers shall also use the Applicable Assumptions to determine the amount of a contribution to the BWC Pension Plan to restore the BWC Pension Plan’s then current unfunded percentage, after transfer of the Estimated Spinoff Amount to the DPI Pension Plan, to its level immediately before such transfer; Sellers shall make such contribution to the BWC Pension Plan no later than immediately after Closing; and Sellers shall provide Purchasers confirmation of the contribution (including the amount and the date of the contribution) no later than the two (2) Business Days after Closing. The de minimis spinoff from the BWC Pension Plan shall be made in accordance with Section 414(l) of the Code. Sellers shall provide Purchasers and the actuary retained by Purchasers (the “Purchasers’ Actuary”) Sellers’ calculations of the Estimated Spinoff Amount at least fifteen (15) days prior to Closing. Within fifteen (15) days following Closing, Sellers’ Actuary shall update the Estimated Spinoff Amount using the principles and methodologies set forth on Schedule 4.6(c)(2) and using actual applicable inputs at the Closing(the “Final Spinoff Amount”) and shall provide to Purchasers the Sellers’ calculations of such amount (“Sellers’ Spinoff Calculation”). Purchasers shall have fifteen (15) days following receipt of the Sellers’ Spinoff Calculation (which period will be tolled for Purchasers due to any lack of access to records caused by Sellers, or any of their respective Representatives, and lasting more than two (2) Business Days) to review the Sellers’ Spinoff Calculation. To the extent reasonably required to complete such review of the Sellers’ Spinoff Calculation, Sellers shall provide Purchasers and Purchasers’ Actuary with reasonable access during normal business hours to all the properties, working papers, books, records, contracts, documents, information, and Representatives relevant to the review or preparation of the Sellers’ Spinoff Calculation. Purchasers will deliver notice to Sellers on or prior to the fifteenth (15th) day (as tolled, if applicable) after receipt of the Sellers’ Spinoff Calculation specifying in reasonable detail, supported by a report prepared by the Purchasers’ Actuary, all disputed items with respect to the Sellers’ Spinoff Calculation (including the dollar amount(s), if applicable) and the basis therefor. If Purchasers fail to deliver such notice in such fifteen (15) day period (as tolled, if applicable), Purchasers will be deemed to have waived their right to contest the Sellers’ Spinoff Calculation, and the Final Spinoff Amount as set forth in the Sellers’ Spinoff Calculation will be final and binding for all purposes under this Agreement. If Purchasers notify Sellers of any objections to the Sellers’ Spinoff Calculation during such fifteen (15) day period (as tolled, if applicable), the Parties shall, within thirty (30) days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If there is any good faith dispute between Sellers’ Actuary and Purchasers’ Actuary with respect to any actuarial or other calculation which gives rise to a disputed amount regarding the Final Spinoff Amount that is not in excess of one percent (1.0%) of the Final Spinoff Amount, such dispute shall be resolved by dividing the disputed amount in half and adding such amount to the lesser of the two amounts that originally gave rise to such dispute. If such disputed amount exceeds one percent (1.0%) of the Final Spinoff Amount and the Sellers’ Actuary and Purchasers’ Actuary are not able to resolve such dispute after using their reasonable best efforts to do so within thirty (30) days from the date Purchasers’ Actuary provides notice of its objection to the Sellers’ Spinoff Calculation, Sellers and Purchasers shall mutually agree on a third-party nationally recognized actuarial firm (the “Independent Actuary”), which has no professional relationship with any of the parties hereto or the Sellers’ Actuary or Purchasers’ Actuary, to resolve such dispute. Within thirty (30) days after being engaged to review the disputed matter in accordance with the terms and conditions of this Agreement, the Independent Actuary shall determine only those matters in dispute and shall deliver a written report to Sellers and Purchasers as to the disputed matters. Upon resolution of the disputed matter, Sellers’ Actuary shall recompute the Final Spinoff Amount taking into account the conclusions of the Independent Actuary as to such disputed matters. The accuracy of such computation shall be subject to confirmation by the Purchasers’ Actuary. Notwithstanding the foregoing, in rendering its report to the Sellers and Purchasers, the Independent Actuary shall not perform independent calculations but shall be permitted to review the information relied upon by Sellers’ Actuary and Purchasers’ Actuary in their presentations and any follow-up requested information with respect to the disputed matter. The decision of the Independent Actuary shall be conclusive and binding upon the parties as to any dispute for which it was appointed. The cost of the Independent Actuary shall be divided equally between Sellers and Purchasers. Each party shall be responsible for the cost of its own actuary. If the Final Spinoff Amount (as finally determined pursuant to this Section 4.6(c)(2)) is greater than the Estimated Spinoff Amount, Sellers shall cause the BWC Pension Plan to transfer to the DPI Pension Plan an amount equal to the difference between the Final Spinoff Amount and the Estimated Spinoff Amount within thirty (30) Business Days following the determination of the Final Spinoff Amount. If the Final Spinoff Amount (as finally determined pursuant to this Section 4.6(c)(2)) is less than the Estimated Spinoff Amount, Purchasers shall cause the DPI Pension Plan to transfer to the BWC Pension Plan an amount equal to the difference between the Final Spinoff Amount and the Estimated Spinoff Amount within thirty (30) Business Days following the determination of the Final Spinoff Amount. If, after determination of the Final Spinoff Amount, errors or changes in the data are discovered, which would have resulted in a Final Spinoff Amount that is at least 10% higher or lower than the agreed upon Final Spinoff Amount, the parties will work in good faith to transfer an amount of assets from the BWC Pension Plan to the DPI Pension Plan or from the DPI Pension Plan to the BWC Pension Plan, as appropriate to reflect the corrected Final Spinoff Amount.

(3)           During the Interim Period, Sellers shall inform the Pension Benefit Guaranty Corporation (the “PBGC”) of the proposed transaction, the proposed Spinoff, and the related transfer of assets to the DPI Plan, to the extent not already communicated to the PBGC.

(d)           During the Interim Period, Purchasers and Sellers shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each Party to perform and fulfill its obligations under this Section 4.6. For the avoidance of doubt, Sections 4.6(a) – (d) herein shall not create an entitlement to membership of an employee benefit plan or arrangement where the Business Employee is an employee of DP UK.

(e)           This Section 4.6 shall be binding upon and inure solely to the benefit of the Parties hereto, and nothing in this Section 4.6, express or implied: (i) shall be construed to limit the right of Purchasers, the Target Companies, Sellers, or any of their respective Affiliates to amend, modify, or terminate any Benefit Plan or other employee benefit plan, program, policy, practice, agreement or arrangement at any time assumed, established, sponsored, or maintained by any of them; (ii) shall be construed to require Purchasers, the Target Companies, Sellers, or any of their respective Affiliates to retain the employment or services of any particular Person for any fixed period of time following the Closing; (iii) shall be construed to establish, amend, or modify any benefit plan, program, policy, practice, agreement or arrangement; or (iv) is intended to confer upon any Person (including employees, individual service providers, retirees, or dependents or beneficiaries of employees, individual service providers, or retirees) any right as a third-party beneficiary of this Agreement or any remedy of any nature whatsoever hereunder.

4.7           Governmental Approvals.

(a)           Each of the Parties hereto shall use Commercially Reasonable Efforts to: (i) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and (ii) if any Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, have such Order vacated or lifted; provided, however, nothing contained herein shall require the Parties to file, defend, or appeal a lawsuit to have any such Order vacated or lifted.

(b)           Notwithstanding the foregoing, nothing in this Section 4.7 shall require, or be construed to require, Purchasers, Sellers or any of their Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Target Companies, Purchasers, Sellers or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Purchasers or Sellers of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(c)           With respect to any Environmental Permits set forth on Schedule 2.6, each Seller and Target Company will undertake prior to the Closing Date, all measures reasonably necessary to facilitate transferability of the same.

4.8           Reorganization. Prior to Closing, Sellers shall have delivered to Purchasers evidence reasonably satisfactory to Purchasers of the consummation of the Reorganization.

4.9           Director & Officer Protections; Certain Insurance Covenants.

(a)           For a period of six (6) years after the Closing Date, Purchasers shall ensure, and shall cause their Affiliates (including the Target Companies) to ensure, that any amendment, repeal or modification to the Governing Documents of any of the Target Companies that adversely affects the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries, or served in similar capacities of any of the Target Companies (the “Protected Person”) shall not be enforceable against such Protected Person, unless such amendment or modification is required by Law.

(b)           This Section 4.9 shall be binding on all successors and assigns of Purchasers for a period of six (6) years after the Closing Date. If Purchasers, the Target Companies, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such successors and assigns shall assume all obligations set forth in this Section 4.9. The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Protected Person, his or her heirs, and his or her representatives or assigns.

(c)           After the Execution Date, Sellers shall use Commercially Reasonable Efforts to obtain and provide to Purchasers quotes for “tail” insurance policies with respect to the Existing Claims-Based Policies with respect to the Target Companies, Business, the Assets or any of the personnel, directors or officers in respect of the foregoing (the “Tail Policies”) with a claims period of six (6) years after the Closing Date, with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the Target Companies, Business, Assets, the directors and officers and other similar Representatives of Purchasers of the Target Companies when compared to the insurance maintained by Purchasers, the Sellers or their Affiliates as of the Execution Date, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). In the event and to the extent Purchasers obtain the Tail Policies, the premium for the Tail Policies shall be borne by Purchasers. Purchasers shall inform Sellers within three (3) Business Days after they obtain any such Tail Policies (the “Tail Purchase”), and the determination to obtain any such Tail Policies shall be at Purchaser’s sole discretion; provided, however, that Purchasers shall make such determination of whether to obtain any such Tail Policies within fourteen (14) days after receipt from Sellers of all information required to be provided in this Section 4.9(c) with respect to quotes for Tail Policies and the good faith premium calculations described in the penultimate sentence of this Section 4.9(c). Unless and until a Tail Purchase has been made with respect to an Existing Claims-Based Policy within such fourteen (14) day period, for a period of six (6) years after the Closing Date, (i) the Sellers shall maintain in effect (or cause to be maintained in effect), and cause the Target Companies (or any of their respective Affiliates, successors or assigns), the Business and the Assets and any of the personnel, directors or officers in respect of the foregoing to be afforded coverage (or continuing coverage as the case may be) under, the Existing Claims-Based Policies (provided that the Sellers may substitute, with Purchasers’ consent, not to be unreasonably withheld, conditioned, or delayed, those policies), with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the Target Companies, the Business, the Assets and any of the personnel, directors or officers of the foregoing (or any of their respective Affiliates, successors or assigns) and any of the personnel, directors or officers in respect of the foregoing and other similar Representatives of Target Companies when compared to the insurance maintained by the Sellers or their Affiliates in respect of the Target Companies, the Business and the Assets and any of the personnel, directors or officers in respect of the foregoing as of the Execution Date (collectively, the “No-Tail Election Policies”), in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date, including in connection with the transactions contemplated by this Agreement, (regardless of when reported); provided, however, Purchasers shall pay (or reimburse Sellers or their Affiliates to the extent Sellers or their Affiliates have paid) all premiums required to maintain coverage for the Target Companies (or any of their respective successors or assigns), the Business, the Assets and any of the personnel, directors or officers in respect of the foregoing as contemplated by this Section 4.9(c) (i.e., Purchaser’s proportionate share of all total premiums under the Existing Claims-Based Policies), and shall also pay (or reimburse Sellers or their Affiliates to the extent Sellers or their Affiliates have paid) all deductibles for claims submitted by or on behalf of the Target Companies under the Existing Claims-Based Policies (i.e., the proportionate share of deductibles for claims submitted on behalf of any of the Target Companies on the one hand and Sellers or their Affiliates on the other hand); and (ii) thereafter until all pending claims are finally resolved, (A) Sellers shall and shall cause their Affiliates to, comply with all their respective obligations under the No-Tail Election Policies, (B) Sellers shall provide reasonable assistance to the Target Companies (or any of their respective Affiliates, successors or assigns) and any of the personnel, directors or officers in respect of the foregoing to notify the insurers under such insurance policies of any claims related to occurrences prior to the Closing and to use Commercially Reasonable Efforts to assist, and to cause any third party claims administrator retained by Sellers or their Affiliates from time to time to assist, the Target Companies (or any of their respective Affiliates, successors or assigns) and Purchasers in administering such claims and obtaining the proceeds relating to such claims, including providing reasonable written notice to Purchasers of any updates or developments related to such claims and promptly transmitting to Purchasers any notices or other communications of the applicable insurers or intermediaries thereof with respect to such claims (e.g., reservation of rights notices); in the event and to the extent Purchasers cannot directly make, administer, contest the denial of, settle, compromise, or take related actions with respect to any such claim against any such insurer, Sellers shall, upon Purchasers’ written request, at Purchasers’ expense, and solely at their express direction, promptly make, administer, contest the denial of, settle, compromise, or take related actions with respect to such claim on Purchasers’ behalf and, without limiting any of the foregoing, take all reasonable steps to pursue such claim on Purchasers’ behalf, and in the event Sellers fail to do so or withdraw from doing so, then Sellers hereby agree that Purchasers shall have the right to make, administer, contest the denial of, settle, compromise, or take related actions with respect to such claim, but shall not thereby waive Purchasers’ right to indemnity set forth in the following clause (C), and Sellers will not take any action that would reasonably be expected to adversely affect the availability of coverage (other than making good faith claims for other insured matters); (C) Sellers shall indemnify, defend and hold harmless the Target Companies (or any of their respective Affiliates, successors or assigns) and any of the personnel, directors or officers in respect of the foregoing for any Losses arising from Pre-Closing Occurrences to the extent of insurance coverage limits available under the applicable No-Tail Election Policy with respect to such Pre-Closing Occurrences and Seller’s indemnity obligations hereunder; provided the obligation of Sellers in this subsection (C) applies only to the extent that any such Pre-Closing Occurrence is an insurable claim under the applicable No-Tail Election Policy (it being understood between the Parties that the indemnity in this subsection (C) is meant to put Target Companies (or any of their respective Affiliates, successors or assigns) and any of the personnel, directors or officers in respect of the foregoing in the same position with respect to Losses insurable under such Existing Claims-Based Policies as they would have been had they remained subsidiaries of Sellers for the six (6) year period following the Closing Date; and (D) with respect to each No-Tail Election Policy, Sellers shall provide prompt notice to Purchasers (in no event later than 10 days thereafter) of any default, lapse in coverage, or failure by Sellers or their Affiliates to cause to be paid, all premiums due under any No-Tail Election Policy. Without limitation of, and in addition to, the foregoing, Sellers shall cause Purchasers and their Affiliates (including the Target Companies and their respective Affiliates, successors and assigns) to be named as additional insureds on the No-Tail Election Policies and provide certificates of insurance evidencing such additional insured status; provided, however, that Purchasers’ and their Affiliates’ status as additional insureds shall entitle Purchasers and their Affiliates to obtain coverage under the No-Tail Election Policies only for Losses arising from or incurred as a result of Pre-Closing Occurrences involving the Target Companies, the Business, the Assets and any of the personnel, directors or officers in respect of the foregoing. After the Execution Date, for each Existing Insurance Policy, the Sellers shall provide Purchasers with the current amount of premiums and deductibles and Sellers’ good faith approximate calculations of the proportional amounts of premiums with respect to the Target Companies, the Business, the Assets and any of the personnel, directors or officers in respect of the foregoing and the methodology used to make such calculations which calculations shall take into account the fact that Sellers are paying for coverage for post-Closing occurrences and Purchasers are only paying for coverage for pre-Closing occurrences. As of the Closing Date, Sellers will have provided to Purchasers true, correct and complete copies of the No-Tail Election Policies and/or their respective binders. Notwithstanding anything to the contrary, none of the limitations set forth in Section 10 shall apply to the indemnification obligations set forth in this Section 4.9(c).

(d)           During the Interim Period, Sellers shall provide to Purchasers, with respect to any claim already made, or made as of or prior to the Closing Date, under any Existing Insurance Policy, any material updates with respect to any such claim, including correspondence between any Seller or any of their respective Affiliates, their insurance broker(s) or any of the insurers under any Existing Insurance Policy.

4.10         R&W Insurance. Prior to the Closing, Purchasers shall obtain a buyer-side representation and warranty insurance policy naming Purchasers as the insured, in respect of the representations and warranties contained in this Agreement or any certificate delivered in connection with this Agreement (an “R&W Insurance Policy”). The premium for the R&W Insurance Policy shall be borne solely by Purchasers; provided, however, that Sellers shall pay fifty percent (50%) of the premium for any extended coverage under the R&W Insurance Policy for Fundamental Representations as a Transaction Expense. With respect to the R&W Insurance Policy:

(a)           Purchasers shall provide Sellers with a reasonable opportunity to review and provide comments to the R&W Insurance Policy prior to binding coverage;

(b)           Purchasers shall ensure that the R&W Insurance Policy contains a waiver by the insurer of the insurer’s rights to bring any claim against Sellers and any of their Affiliates, and their respective Representatives by way of subrogation, claim for contribution, or otherwise (other than in the case of Fraud), and that such Persons shall be third-party beneficiaries of such waiver;

(c)           Purchasers shall not waive or amend, and shall not permit any of their Affiliates to waive or amend, the R&W Insurance Policy in a manner inconsistent with Section 4.10(b) without Sellers’ prior written consent, which consent Sellers’ may grant or withhold in their sole discretion; and

(d)           Purchasers shall provide Sellers with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing.

4.11         Existing Occurrence-Based Policies and Existing Claims-Based Policies.

(a)           From and after the Closing, Sellers and their Affiliates shall comply with their respective obligations under the Existing Insurance Policies and shall not take any action that would cause a Target Company to no longer be eligible for coverage under the Existing Occurrence-Based Policies. For a period of six (6) years following the Closing, in addition to the Sellers’ obligations under Section 4.9(c) with respect to the Existing Claims-Based Policies for which no Tail Purchase has been made, Sellers and their Affiliates shall not take any action that would cause a Target Company (or any of its successors or assigns) or any of the personnel, directors or officers in respect of the foregoing to no longer be eligible for coverage under the Existing Claim-Based Policies.

(b)           The Parties acknowledge that each Target Company (or any of their respective Affiliates, successors or assigns) shall be entitled to seek the benefit of coverage under the Existing Occurrence-Based Policies and Existing Claims-Based Policies, with respect to facts, circumstances or omissions occurring prior to the Closing (“Pre-Closing Occurrences”). Sellers hereby authorize Purchasers to report all Pre-Closing Occurrences arising in connection with the Target Companies to the applicable insurance providers of Sellers or their respective Affiliates to the extent permitted under the applicable Existing Occurrence-Based Policies or Existing Claims-Based Policies and to make related claims thereunder, and where not permitted, Sellers agree, upon receipt of a written request by Purchasers, to use commercially reasonable efforts to make such report or claim on Purchasers’ behalf and to reasonably cooperate with and assist Purchasers in prosecuting any such claims. All reasonable out-of-pocket costs incurred by Sellers with respect to the foregoing at Purchasers’ express request or direction shall be reimbursed by Purchasers upon ten (10) days’ written notice. For the avoidance of doubt, the Target Companies (or any of their respective successors or assigns) or any of the personnel, directors or officers in respect of the foregoing shall only be entitled to submit claims, and may only submit claims, with respect to Pre-Closing Occurrences under the Existing Occurrence-Based Policies and Existing Claims-Based Policies.

4.12         Mutual Covenants Regarding Further Action; Efforts.

(a)           During the Interim Period, each of the Parties will use Commercially Reasonable Efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable in accordance with the terms of this Agreement, including, using Commercially Reasonable Efforts to obtain all licenses, Permits, consents, approvals, authorizations, qualifications, and Orders of Governmental Authorities and parties to Contracts with the Target Companies and Purchasers as are necessary for the consummation of the transactions contemplated herein; and (ii) obtain the consents of the counterparties to Contracts with the Target Companies set forth on Schedule 4.12(a). In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and the proper Representatives of each Party to this Agreement will use Commercially Reasonable Efforts to take all such action.

(b)           During the Interim Period, each of the Parties will promptly notify the others in writing of any pending or, to the Knowledge of such Party, threatened in writing action, proceeding or investigation by any Governmental Authority or any other Person: (i) challenging or seeking damages in connection with the transactions contemplated hereby; or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

4.13         Resignations. Sellers shall cause to be delivered to Purchasers on the Closing Date resignation letters of any employee from a non-Target Company who is a member of the board of directors (or comparable governing body) of any Target Company or officer of any Target Company, to the extent requested in writing by Purchaser at least ten (10) Business Days prior to the Closing Date, such resignation letters to be conditioned upon, and effective concurrently with, the Closing.

4.14         Certain Matters Regarding Intercompany Agreements. Effective as of the Closing, but subject to the occurrence of the Closing, (a) except for the intercompany agreements set forth on Tables A and B of Schedule 4.14, Sellers and their controlled Affiliates (other than the Target Companies), on the one hand, and the Target Companies, on the other hand, shall eliminate by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise any obligations or liabilities under the intercompany agreements between or among such parties, in each case, such that the Target Companies, on the one hand, and Sellers and their Affiliates (other than the Target Companies), on the other hand, do not have any further liability to one another (and without any costs or other liabilities of Purchasers or any of their controlled Affiliates (including, following the Closing, the Target Companies)) in respect of such intercompany agreements following the Closing and (b) except as otherwise set forth in the Transition Services Agreement, the intercompany agreements shall be terminated in their entirety and shall be without further force or effect, without any further obligations or liabilities of Sellers or any of their controlled Affiliates (other than the Target Companies), on the one hand, and Purchasers or any of their controlled Affiliates (including, following the Closing, the Target Companies), on the other hand, following the Closing. As of the date hereof, Table A of Schedule 4.14 sets forth each intercompany agreement that will continue following the Closing, except for immaterial intercompany agreements involving order values which are equal to or greater than one hundred thousand dollars ($100,000) (each item set forth on Table A of Schedule 4.14, a “Material Continuing Intercompany Agreement”) and includes: (i) the issuer; (ii) order number; (iii) the supplier; (iv) the supplier order number; (v) the end customer/user; (vi) order value; (vii) all amounts that have not yet been invoiced or that are attributable to services not yet performed or backlog; (viii) cash receipts to-date; (ix) remaining cash collectible; (x) the forecasted gross profit at project close; and (xi) an indication as to each Material Continuing Intercompany Agreement as a Sellers’ Continuing Contract, Target Companies’ Continuing Contract and Sellers’ Joint Use Continuing Contract (as each such term is defined in the Transaction Services Agreement). As of the date hereof, Table B of Schedule 4.14 sets forth immaterial intercompany agreements involving order values which are less than one hundred thousand dollars ($100,000). At the Closing, Sellers shall deliver to Purchasers a fully-updated Schedule 4.14 which shall be up-to-date in all respects as of the Closing. With respect to all intercompany agreements, including, for the avoidance of doubt, all Material Continuing Intercompany Agreements, that will remain binding on the Target Companies following the Closing or pursuant to which, as of the Closing, DPI shall be responsible for the performance any obligations of any Seller or any Affiliate thereof (in each case, as set forth in the Transition Services Agreement), Sellers represent and warrant to Purchasers that there exists no material breach, default, violation, or non-performance of obligations on the part of and with respect to any Seller, Target Company or any other party to any such intercompany agreement.

4.15         Litigation. In the event that any Proceeding related to this Agreement or the Transaction Documents is brought, or, to the Knowledge of Purchasers, on the one hand, or Sellers, on the other hand, threatened in writing, against Purchasers or any of the directors or officers of Purchasers by any of Purchasers’ stockholders, on the one hand, or against any Seller or any of the directors or officers of Sellers by any of Sellers’ stockholders, Parent, or any of Parent’s stockholders, on the other hand, in each case prior to the Closing, the Party against whom such Proceeding is brought or threatened shall promptly notify the other Parties of any such Proceeding and keep such other Parties reasonably informed with respect to the status thereof. The Party against whom such Proceeding is brought or threatened shall provide the other Parties the opportunity to participate in (at its sole cost and subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall give due consideration to the other Parties’ advice with respect to such Proceeding and shall not settle or agree to settle any such Proceeding without the prior written consent of the other Parties, such consent not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the Party against whom such Proceeding is brought or threatened shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Proceeding (other than any costs related to the other Parties’ participation as aforesaid).

4.16         Lancaster Prime Lease. Prior to Closing, BWC shall assign the Lancaster Prime Lease to DPI. Following the Closing, Purchasers will use commercially reasonable efforts to cause to be released any guaranty of the Lancaster Prime Lease by BWC and/or Babcock & Wilcox Enterprises, Inc.; provided, however, that all of Purchasers’ obligations under this Section 4.16 shall be fulfilled upon offering Andritz (USA) Inc. as a substitute guarantor for both BWC and Babcock & Wilcox Enterprises, Inc. pursuant to terms and conditions reasonably acceptable to Purchasers.

4.17         Data Room. Sellers shall deliver or cause to be delivered to Purchasers promptly following the Closing, but in any event, within ten (10) Business Days after the Closing, five (5) copies of one or more USB flash drives containing copies of all documents (in a machine readable format) that were posted to the Data Room as of the date hereof and again as of immediately prior to the Closing. Documents posted to the Data Room are not intended to constitute, and shall not be deemed to constitute, any representations, warranties or covenants of any of the Parties, provided, however, that the deductibles and policy limits set forth in the documents provided at VDR 4.20.21 and VDR 30.20.2 of the Data Room shall be deemed disclosed in Schedule 2.18(a) as if fully set forth therein and deemed to be included in the definitions of Existing Claims-Based Policies, Existing Insurance Policy, and Existing Occurrence-Based Policies.

4.18         Guarantees and Letters of Credit. During the Interim Period, Sellers shall notify Purchasers of any updates to the guarantees and letters of credit set forth on Schedule 8.6 and any changes necessary to ensure the accuracy and completeness of Schedule 8.6.

4.19         Boiler License and Services. At Closing, Sellers shall grant to Purchasers and the Target Companies, as applicable, a royalty-free, perpetual license to use the Sootblower Software in connection with the operation of the Business and Sellers shall provide related technical support services, in each case pursuant that certain form of license agreement set forth in Exhibit H.

4.20         PBGC Lien Terminations. Sellers shall obtain and deliver to Purchasers file-stamped UCC-3 termination statements for all liens held by PBGC against the Acquired Securities, or the Assets (including the Purchased Assets) within thirty (30) days following the Closing Date.

4.21         Sales Representative Agreements. Sellers shall use Commercially Reasonable Efforts to negotiate and execute new agreements to govern the terms of the Sellers’ sales representatives relationship with the Target Companies prior to the Closing Date.

4.22         Manufacturing Agreement. During the Interim Period, Sellers and Purchasers shall use Commercially Reasonable Efforts to negotiate the terms of a manufacturing agreement to be entered into at Closing pursuant to which Purchasers or certain Affiliates thereof, on the one hand, and Sellers or certain Affiliates thereof, on the other hand, will agree to manufacture and sell certain goods and services to each other.

5.     Closing Conditions.

5.1           Conditions to Purchasers’ Obligations. The obligations of Purchasers to consummate the transactions contemplated hereunder are subject to the waiver by Purchasers, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties. The representations and warranties of Sellers set forth in Section 2 shall be true and correct in all respects (after giving effect to the Disclosure Schedules, but without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) except where all such failures to be so true and correct are not, in Purchasers’ reasonable good faith opinion, expected to result in Losses covered by Sellers’ indemnity obligations set forth in Section 10.1(a) individually or in the aggregate in excess of twenty-six million, five hundred fifty thousand dollars ($26,550,000).

(b)           Compliance with Covenants. All of the material covenants to be complied with and performed by Sellers on or before the Closing Date shall have been duly complied with and performed in all material respects.

(c)           Closing Deliverables. On the Closing Date, Sellers will have delivered or caused to be delivered to Purchasers or other applicable Persons the duly executed Closing deliverables of Sellers specified in Section 6.1 hereof.

(d)           Government Consents, Approvals and Waivers. The Parties will have received all consents or Permits of each Governmental Authority as set forth on Schedule 3.10.

(e)           R&W Insurance Policy. Purchasers shall have obtained and bound the R&W Insurance Policy on the terms and conditions reasonably satisfactory to Purchasers.

(f)           Absence of Orders or Proceedings. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Proceeding be pending before any court, Governmental Authority or arbitrator, which, if successful, would enjoin, restrain, prevent, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document.

5.2           Conditions to Sellers’ Obligations. The obligations of Sellers to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the waiver by Sellers, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties. The representations and warranties of Purchasers set forth in this Agreement (disregarding any Purchaser Material Adverse Effect, “material” or “in all material respects” qualifications) shall be true and correct in all respects, except where the failure of such representations and warranties to be true and correct would not have a Purchaser Material Adverse Effect.

(b)           Compliance with Covenants. All of the covenants to be complied with or performed by Purchasers on or before the Closing Date shall have been duly complied with and performed in all material respects.

(c)           Closing Deliverables. On the Closing Date, Purchasers will have delivered or caused to be delivered to the Company, Sellers, or other applicable third parties, duly executed Closing deliverables, as specified in Section 6.2 below.

(d)           Government Consents, Approvals and Waivers. The Parties will have received all consents or Permits of each Governmental Authority as set forth on Schedule 3.10.

(e)           R&W Insurance Policy. Purchasers shall have obtained and bound the R&W Insurance Policy on the terms and conditions reasonably satisfactory to Sellers.

(f)           Absence of Orders or Proceedings. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Proceeding be pending before any court, Governmental Authority or arbitrator, which, if successful, would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document.

6.     Closing Deliverables.

6.1           Closing Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver to Purchasers:

(a)           Instruments sufficient to convey the Acquired Securities from BWC and BWISSC (or the applicable Target Company) to Andritz USA and Andritz China, respectively, in form and substance reasonably satisfactory to Purchasers and Sellers, and executed by BWC and BWISSC;

(b)           A bill of sale transferring the Personal Property included within the Purchased Assets to Andritz Canada, in form and substance reasonably satisfactory to Purchasers and Sellers, and executed by B&W Canada;

(c)           An assignment and assumption agreement transferring the Contracts and Leases, Permits (to the extent assignable), and Business IP included within the Purchased Assets to Andritz Canada, and pursuant to which Andritz shall assume the Assumed Liabilities, in form and substance reasonably satisfactory to Purchasers and Sellers, and executed by B&W Canada (the “Assignment and Assumption”);

(d)           A sublease attached hereto as Exhibit F, in terms substantially similar to the Lancaster Prime Lease, pursuant to which DPI will sublease to BWC or its Affiliate, effective as of the Closing, the Subleased Premises, which sublease shall provide that: (i) BWC or its Affiliate will pay fifteen percent (15%) of all rental amounts owed pursuant to the Lancaster Prime Lease; and (ii) BWC or its Affiliate shall be responsible for all repairs required to the Subleased Premises that are not the responsibility of the landlord under the Lancaster Prime Lease, and shall otherwise be in form and substance reasonably satisfactory to Purchasers and Sellers, and executed by BWC or its Affiliate (the “Lancaster Sublease”);

(e)           Certificates of Sellers, in form and substance reasonably satisfactory to Purchasers and Sellers, each dated as of the Closing Date and signed by an officer thereof, certifying and attaching (i) a copy of the resolutions of each Seller’s board of directors (or equivalent body) authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, (ii) incumbency of the Person executing any Transaction Document on behalf of Sellers, and (iii) confirmation from the relevant officer that the requirements of Section 4.06 of the Indenture have been satisfied;

(f)           A certificate, in form and substance reasonably satisfactory to Purchasers and Sellers, executed by Sellers attesting that the conditions set forth in Sections 5.1(a) and 5.1(b) hereof have been satisfied or indicating any respects in which those conditions have not been satisfied;

(g)           The third-party consents set forth on Schedule 6.1(g), including a consent and estoppel certificate from the landlord under the Lancaster Prime Lease, approving the Lancaster Sublease;

(h)           The Initial Closing Statement executed by Sellers;

(i)            The Escrow Agreement executed by Sellers’ Representative;

(j)            The Transition Services Agreement executed by Sellers or the applicable Affiliates of Sellers, on one hand, and the applicable Target Company, on the other hand;

(k)           Payoff or release letters or other documents sufficient to evidence the releases of agreements and security interests, guarantees and Liens addressed below in this subsection (k), dated as of the Closing Date or within a reasonable time prior to the Closing Date (including per diem amounts), for all Indebtedness and evidence of the release of the Target Companies from all agreements and security interests, guarantees and Liens with respect to such Indebtedness, in form and substance reasonably satisfactory to Purchasers, including, if applicable, commitments from the Persons issuing such letters to file appropriate UCC termination statements upon receipt of payment of the amounts set forth in such letters (each, a “Pay-Off Letter”);

(l)            Resignation letters as contemplated by Section 4.13;

(m)           An affidavit of non-foreign status of each Seller, dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder;

(n)           A properly completed IRS Form W-9 for each Seller, executed by each such Seller;

(o)           The statutory books and registers and the Companies House authentication code for WebFiling (if any) for DP UK;

(p)           The statutory register and all books and records for DP Thailand;

(q)           A consent, pay-off, and partial release letter, dated as of the Closing Date or within a reasonable time prior to the Closing Date, from Axos Bank (“Axos”), with respect to the Credit Agreement, dated January 18, 2024, by and between Parent and Axos, as amended, in form and substance reasonably satisfactory to Purchasers, including commitments from Axos to file, or authorization for Purchasers or their designees to file, appropriate UCC termination statements upon receipt of payment of the amounts set forth in such letters;

(r)           A consent and partial release letter, dated as of the Closing Date or within a reasonable time prior to the Closing Date, from B. Riley Financial, Inc. (“B. Riley”) with respect to that certain Junior Secured Promissory Note dated December 13, 2024, made by Babcock & Wilcox Enterprises, Inc. and certain of its subsidiaries party thereto in favor of B. Riley, and the other Note Documents (as such term is defined therein) executed in connection therewith including, without limitation, that certain Subordinated Security and Pledge Agreement dated as of December 13, 2024, among Babcock & Wilcox Enterprises, Inc., such subsidiaries and B. Riley, which shall be in form and substance reasonably satisfactory to Purchasers and shall include commitments from B. Riley to file, or authorization for Purchasers or their designees to file, appropriate UCC termination statements upon the closing of the transactions contemplated herein;

(s)           Evidence of filed UCC termination statements for all liens held by PNC Bank National Association;

(t)           a legal report (including a search in the register of inhibitions against the DP UK) against Block 10 Vale of Leven Industrial Estate, Dumbarton, Scotland G82 3AD being the subjects registered in the Land Register of Scotland under title number DMB78731 (the “Scottish Property”) brought down to a date as near as practicable to Closing which evidences:

(1)           no outstanding security;

(2)           no entries adverse to the DP UK's interest in the Scottish Property; and

(3)           no advance notices (as defined in Section 56 of the Land Registration etc. (Scotland) Act 2012);

(u)           a search in (1) the register of applications by community bodies to buy land held by the Keeper of the Registers of Scotland and (2) the register of community interests in land held by the Keeper of the Registers of Scotland against the Scottish Property brought down as near as practicable to Closing showing no adverse entries;

(v)           a property enquiry certificate against the Scottish Property brought down as near as practicable to Closing showing no adverse entries; and

(w)           A signed, true and correct copy of the Fairness Opinion, dated or “brought down” no more than twenty (20) days prior to the Closing, in substantially the same form as the Fairness Opinion provided to Purchasers prior to or as of the date of this Agreement.

6.2           Closing Documents to be Delivered by Purchasers. At the Closing, Purchasers shall deliver to Sellers:

(a)           The Closing Purchase Price;

(b)           The Assignment and Assumption, executed by Andritz Canada;

(c)           The Lancaster Sublease, executed by DPI;

(d)           A certificate executed by Purchasers attesting that the conditions set forth in Section 5.2(a) and 5.2(b) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied, in a form reasonably satisfactory to Sellers;

(e)           The Initial Closing Statement executed by Purchasers; and

(f)           The Escrow Agreement executed by Purchasers’ Representative and Escrow Agent;

6.3           Other Closing Documents. The Parties hereto shall execute such other documents and instruments as any of the other Parties may be reasonably request that are necessary for the consummation of this Agreement and the transactions contemplated hereby.

7.     Termination.

7.1           Termination. This Agreement may be terminated at any time prior to the Closing Date only as follows:

(a)           By mutual written agreement of Sellers and Purchasers;

(b)           By Sellers, if the Closing has not occurred on or before November 30, 2025 (the “Outside Date”), provided that such failure is not due to a failure of Sellers to perform any of their respective obligations under this Agreement;

(c)           By Purchasers, if the Closing has not occurred on or before the Outside Date, provided, that such failure is not due to a failure of Purchasers to perform any of their obligations under this Agreement;

(d)           By Sellers, if any Purchaser has committed a material breach of any provision of this Agreement, which breach: (i) would reasonably be expected to result in a failure of a condition set forth in Section 5.2; and (ii) such breach is not capable of being cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following notice of such breach, and (B) the Outside Date;

(e)           By Purchasers, if Sellers have committed a material breach of any provision of this Agreement, which breach: (i) would result in a failure of a condition set forth in Section 5.1; and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following notice of such breach, and (B) the Outside Date (provided, however, if Sellers have agreed to fully indemnify, defend, and hold harmless Purchasers with respect to the specific matters underlying the breach as of such date, Purchasers shall have no right to terminate this Agreement pursuant to this Section 7.1(e)); and

(f)           By either Purchasers or Sellers, if any Law or Order has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining, or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Order has become final and non-appealable.

7.2           Effect of Termination. If this Agreement is terminated as provided in Section 7.1, all further obligations under this Agreement will terminate and no Party hereto will have any liability in respect of the termination of this Agreement; provided, however, that: (i) the confidentiality obligations of Purchasers and Sellers described in Section 4.4, Sections 10 through 12, any applicable definitions set forth in Exhibit A and this Section 7.2, shall survive any such termination; and (ii) no such termination will relieve any Party from liability for Fraud in connection with this Agreement or for any willful or material breach of any covenant or agreement set forth in this Agreement prior to such termination, and in the event of such Fraud or such willful or material breach the Parties hereto will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement.

8.     Post-Closing Matters.

8.1           Cooperation. From and after the Closing Date, each of Purchasers and Sellers shall use their Commercially Reasonable Efforts to execute and deliver at the reasonable request of the other Party such additional documents and instruments, and to take, or refrain from taking, such other actions as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

8.2           Access to Books and Records.

(a)           Solely to the extent as may be reasonably required by Sellers in connection with (x) the preparation or audit of Tax Returns and other documents governed by Section 8.8 or (y) the resolution of any Proceeding (other than any Proceeding that involves Purchasers, the Target Companies (for matters arising following the Closing) or the transactions contemplated by this Agreement), Purchasers agree to retain, and to cause the applicable Target Companies to retain, for a period of six (6) years (or such longer period as is reasonably required due to a legal hold requested by Sellers in good faith in connection with any Proceeding brought by or against Sellers or their Affiliates that would reasonably require access to books and records of the Target Companies): (i) the books and records of each of the Target Companies and the Business relating to periods prior to the Closing Date; and (ii) upon reasonable prior written notice, afford Sellers and their Representatives reasonable access to such books and records during normal business hours; provided, however, that Purchasers shall not be required to afford such access or disclose such information if, such access or disclosure would reasonably be likely to: (A) waive any legal privilege; (B) be in violation of applicable Law or a Contract or legally binding obligation of confidentiality owing to a third party by Purchasers or any of their Affiliates; (C) disclose any Trade Secrets; (D) disclose information unrelated to the Business; or (E) if Sellers or any of their Affiliates, on the one hand, and Purchasers or any of their Affiliates, on the other hand, are adverse parties in any Proceeding, disclose any information that is reasonably pertinent thereto; provided, however, that, in the cases of clauses (A) or (B) above, Purchasers shall and shall cause their Affiliates to: (x) notify Sellers of the reason that such information cannot be disclosed; and (y) use Commercially Reasonable Efforts to provide such information in a manner that does not jeopardize such privilege or confidentiality. With respect to any and all Tax records, Purchasers agree that from and after the Closing Date, they shall, and shall cause the Target Companies, to retain and maintain such Tax records and information until the later of: (x) six (6) years following the Closing Date and (y) the applicable statute of limitations with respect to the Tax for which such records or information relate.

(b)           From and after the Closing Date and for a period of six (6) years, Sellers shall, and shall cause their Affiliates to, provide, upon reasonable prior written notice, Purchasers with copies of or access to any books and records during normal business hours that are materially related to the Business but cannot be reasonably separated from the books and records of the Retained Businesses using Commercially Reasonable Efforts (collectively, the “Business Commingled Books and Records”); provided, however, that neither Sellers nor their Affiliates shall be required to provide copies of or access to any Business Commingled Books and Records to the extent providing such copies or access would be reasonably likely to: (i) waive any legal privilege; (ii) be in violation of applicable Law or a Contract or legally binding obligation of confidentiality owing to a third-party by Sellers or any of their Affiliates; (iii) disclose any Trade Secrets of Sellers or their Affiliates; (iv) disclose information unrelated to the Business (including communications between Sellers and the Target Companies related to the negotiation of this Agreement and the transactions contemplated hereby); or (v) if Sellers or any of their Affiliates, on the one hand, and Purchasers or any of their Affiliates, on the other hand, are adverse parties in a litigation, disclose any information that is reasonably pertinent thereto; provided, that in the cases of clauses (i) or (ii), Sellers shall and shall cause their Affiliates to, (x) notify Purchasers of the reason that such information cannot be disclosed and (y) use Commercially Reasonable Efforts to provide such information in a manner that does not jeopardize such privilege or confidentiality. For the avoidance of doubt, prior to providing copies or access to Purchasers under this Section 8.2(b), Sellers and any of their Affiliates shall be entitled to redact or remove any information in any Business Commingled Books and Records to the extent such information is solely related to the Retained Business.

(c)           From and after the Closing Date and for a period of six (6) years, Purchasers shall, and shall cause their Affiliates to, provide, upon reasonable prior written notice, Sellers with copies of or access to any books and records during normal business hours only to the extent related to the Retained Businesses and that cannot be reasonably separated from the books and records of the Business using Commercially Reasonable Efforts (collectively, the “Retained Business Commingled Books and Records”); provided, however, that neither Purchasers nor their Affiliates shall be required to provide copies of or access to any Retained Business Commingled Books and Records to the extent providing such copies or access would be reasonably likely to: (i) waive any legal privilege; (ii) be in violation of applicable Law or a Contract or legally binding obligation of confidentiality owing to a third-party by Purchasers or any of their Affiliates; (iii) disclose any Trade Secrets of Purchasers or their Affiliates; (iv) disclose information unrelated to the Retained Businesses; or (v) if Purchasers or any of their Affiliates, on the one hand, and Sellers or any of their Affiliates, on the other hand, are adverse parties in a litigation, disclose any information that is reasonably pertinent thereto; provided, that in the cases of clauses (i) or (ii), Purchasers shall and shall cause their Affiliates to, (x) notify Sellers of the reason that such information cannot be disclosed and (y) use Commercially Reasonable Efforts to provide such information in a manner that does not jeopardize such privilege or confidentiality. For the avoidance of doubt, prior to providing copies or access to Sellers under this Section 8.2(c), Purchasers and any of their Affiliates shall be entitled to redact or remove any information in any Retained Business Commingled Books and Records to the extent such information is solely related to the Business.

(d)           Notwithstanding anything in this Agreement, including this Section 8.2, to the contrary, nothing in this Agreement shall limit any rights of discovery that a Party may have under applicable Law or otherwise with respect to any Proceedings.

8.3           Proprietary Business Information.

(a)           For a period of five (5) years after the Closing Date, Sellers shall, and shall cause their Affiliates to, hold in confidence any nonpublic information that is proprietary or competitively sensitive (“Proprietary Business Information”) to the extent contained in any Business Commingled Books and Records and relating to the Business and any Retained Business Commingled Books and Records; provided, however, that the foregoing restriction shall not apply to information: (i) that becomes available on a non-confidential basis to Sellers or any of their Affiliates from and after the Closing from a third-party source that is not known by Sellers or their applicable Affiliates to be under any obligations of confidentiality with respect to such information; (ii) that is in the public domain or enters into the public domain through no fault of Sellers or any of their Affiliates; (iii) to the extent used by Sellers or any of their Affiliates to comply with the terms of this Agreement, the Transaction Documents, or any other Contract between Sellers or any of their Affiliates, on the one hand, and Purchasers or any of their Affiliates, on the other hand; (iv) that is, following the Closing, independently derived by Sellers or any of their Affiliates without use of such Proprietary Business Information; or (v) subject to the immediately following sentence, that Sellers or any of their Affiliates are required by Law or required by Order to disclose. In the event that Sellers or any of their Affiliates are required by Law or required by Order to disclose such information, Sellers shall reasonably promptly notify Purchasers in writing unless not permitted by Law or such Order to so notify, which notification shall include the nature of such legal or regulatory requirement, as applicable, and the extent of the required disclosure, and will use Commercially Reasonable Efforts to cooperate with Purchasers, at Purchasers’ expense, to preserve to the extent reasonably practicable the confidentiality of such information.

(b)           For a period of five (5) years after the Closing Date, Purchasers shall, and shall cause their Affiliates (including the Target Companies) to, hold in confidence and not use for any purpose any Proprietary Business Information to the extent relating solely to the Retained Businesses; provided, that the foregoing restriction shall not apply to information: (i) that becomes available on a non-confidential basis to Purchasers or any of their Affiliates from and after the Closing from a third-party source that is not known by Purchasers or their applicable Affiliates to be under any obligations of confidentiality with respect to such information; (ii) that is in the public domain or enters into the public domain through no fault of Purchasers or any of their Affiliates; (iii) to the extent used by Purchasers or any of their Affiliates to comply with the terms of this Agreement, the Transaction Documents, or any other Contract between Purchasers or any of their Affiliates, on the one hand, and Sellers or any of their Affiliates, on the other hand; (iv) that is, following the Closing, independently derived by Purchasers or any of their Affiliates without use of such Proprietary Business Information; or (v) subject to the immediately following sentence, that Purchasers or any of their Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Purchasers or any of their Affiliates are required by Law or required by Order to disclose such information, Purchasers shall reasonably promptly notify Sellers in writing unless not permitted by Law or such Order to so notify, which notification shall include the nature of such legal or regulatory requirement, as applicable, and the extent of the required disclosure, and will use Commercially Reasonable Efforts to cooperate with Sellers, at Sellers’ expense, to preserve to the extent reasonably practicable the confidentiality of such information. Notwithstanding anything to the contrary in this Agreement, nothing herein shall be construed to prevent Purchasers from retaining the right to use any information needed to run the Business in the same manner as Sellers prior to Closing.

8.4           Misallocated Assets; Misdirected Payments.

(a)           If, following the Closing, any right, property or asset that is part of the Retained Businesses is found to have been transferred to Purchasers, the Target Companies, or their respective Affiliates in error, Purchasers shall use Commercially Reasonable Efforts to transfer, or cause their applicable Affiliate (including any of the Target Companies) to transfer, such right, property or asset to Sellers’ designee as soon as practicable, without the payment of any further consideration thereof. Until such time that a Purchaser transfers any such right or asset that constitutes Intellectual Property in accordance with this Section 8.4(a), each Purchaser, on behalf of itself and its Affiliates, hereby grants to Sellers and their Affiliates a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Intellectual Property, as applicable, effective as of the Closing.

(b)           If, following the Closing, any right, property or asset that is part of the Business is found to have been transferred to or retained by Sellers or their Affiliates in error, Sellers shall use Commercially Reasonable Efforts to transfer, or cause their applicable Affiliate to transfer, such right, property or asset to Purchasers or their applicable Affiliate as soon as practicable, without the payment of any further consideration thereof. Until such time that a Seller (or its Affiliate) transfers any such right or asset that constitutes Intellectual Property in accordance with this Section 8.4(b), each Seller, on behalf of itself and its Affiliates, hereby grants to Purchasers and their Affiliates a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Intellectual Property, as applicable, effective as of the Closing.

(c)           Except as otherwise provided in this Agreement or the Transaction Documents, following the Closing Date if: (i) any payments due with respect to the Business are paid in error to Sellers or their Affiliates, Sellers shall, or shall cause their applicable Affiliate to, promptly remit by wire or draft such payment to an account designated in writing by Purchasers; and (ii) if any payments due with respect to the Retained Business are paid in error to Purchasers, the Target Companies, or their respective Affiliates, Purchasers shall, or shall cause their Affiliates (including the Target Companies) to, promptly remit by wire or draft such payment to an account designated in writing by Sellers.

8.5           Sellers’ Names.

(a)           Except as expressly provided in this Section 8.5, neither Purchasers nor any of their Affiliates (including, from and after the Closing, the Target Companies) shall use, or have or acquire the right to use or any other rights in, any Trademarks of Sellers or any of their Affiliates, including logos and Trademarks containing the terms “Babcock & Wilcox,” “B&W,” or any variations or derivatives thereof, or any Trademarks that are confusingly similar to any of the foregoing (the “Seller Names”).

(b)           As soon as reasonably practicable, but in no event later than sixty (60) days following the Closing Date, Purchasers shall, and shall cause their Affiliates to, file such documents and take, or cause to be taken, such necessary actions, to file with competent Governmental Authorities to change the legal or assumed names of the Target Companies such that they do not contain or refer to any of the Seller Names. Notwithstanding anything in this Agreement to the contrary: Purchasers shall not be deemed to have violated this Section 8.5, by reason of: (i) Purchasers’ or their Affiliates’ use of equipment and other similar non-public-facing articles used in the Business, notwithstanding the fact that they may bear one or more of the Seller Names; (ii) the appearance of the Seller Names on any internal manuals, work sheets, operating procedures, other written or electronic data, materials or assets (including computer source code) that are used solely for internal purposes in connection with the Business; (iii) the appearance of the Seller Names in or on any third party’s publications, marketing materials, brochures, equipment or products that were distributed in the Ordinary Course of Business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Purchasers have no control; or (iv) the appearance of Seller Names on packaging of existing Inventory that will be sold or distributed after the Closing Date; solely in the case of (iv), for up to six (6) months after the Closing Date.

8.6           Diamond Guarantees and Letters of Credit. Within sixty (60) days after the Closing Date, Purchasers agree to use Commercially Reasonable Efforts to cause: (a) Sellers, Parent, and their respective Affiliates to be released from the guarantees set forth on Schedule 8.6 (the “Diamond Guarantees”); and (b) the letters of credit set forth on Schedule 8.6 (the “Diamond LCs”) to be cancelled and returned. Until such time as the releases and cancellations and returns are complete, Purchasers: (i) agree not to, and will direct their Affiliates (including the Target Companies) not to renew, extend the term of, increase the obligations under or transfer to a third party any Contract pursuant to which the Business may be liable under any Diamond Guarantee or Diamond LC; and (ii) shall indemnify Sellers, Parent, and their respective Affiliates for all Losses incurred by or asserted against Sellers, Parent, or their Respective Affiliates arising from and after the Closing Date with respect to the Diamond Guarantees or the Diamond LCs, including: (A) all Losses incurred by or asserted against Sellers, Parent, or their respective Affiliates to maintain the Diamond Guarantees or the Diamond LCs; and (B) all Losses incurred by or asserted against Sellers, Parent, or their respective Affiliates and lending institutions incurred in connection with all claims or draws made pursuant to the Diamond Guarantees or the Diamond LCs.

8.7           Non-Competition; Non-Solicitation.

(a)           As a material inducement to Purchasers entering into this Agreement, none of the Sellers shall, and Sellers shall not permit, cause, or encourage any of their respective Affiliates to, at any time prior to the date that is four (4) years after the Closing Date (the “Restricted Period”), directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, consult with, render services for, permit its name to be used or in any other manner engage in all or any portion of the Business, in any state within the United States or any foreign jurisdiction in which any of the Target Companies or B&W Canada is engaged in the Business as of the Closing Date; provided, however, that the preceding restrictions shall not apply to the drum level gauge business operated by Sellers or the business of manufacturing, selling and servicing water level indicators, visual level gauges and site glasses, including all products in Sellers’ Aquarian® product line, which is operated by Sellers. For purposes of this Section 8.7(a), the term “participate” includes any direct or indirect interest in any enterprise that derives more than two percent (2%) of its revenues from the sale of products or services substantially similar to those offered in the Business as of the Closing Date, whether as an officer, director, employee, partner, sole proprietor, agent, Representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided, however, that the foregoing activities shall not include passive ownership of less than five percent (5%) of the stock of a publicly held company whose stock or other equity is traded on a national securities exchange or in the over the counter market. In addition, notwithstanding anything in this Agreement to the contrary, nothing herein shall prohibit Sellers or their Affiliates from: (i) exercising their rights or performing their obligations under the Contracts set forth on Schedule 8.6, or (ii) entering into Contracts after Closing whereby Sellers or their Affiliates are permitted to subcontract obligations pertaining to boiler cleaning systems, equipment, or services related to boiler systems sold by Sellers or their Affiliates, and all such obligations are performed by subcontractors that are not Affiliates of Sellers.

(b)           During the Restricted Period, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly through another Person: (i) solicit or service any customer, supplier, licensee, licensor or other business relation of the Target Companies as of the Closing Date or of B&W Canada immediately prior to the Closing Date in connection with the Business (a “Business Client”) (it being acknowledged by Purchasers that, for the avoidance of doubt, nothing in this Agreement shall prohibit Sellers nor their Affiliates from soliciting or serving any Business Clients in connection with businesses of Sellers or their Affiliates that are unrelated to the Business); or (ii) encourage, induce or solicit, or attempt to encourage, induce or solicit, any Business Client of the Target Companies or B&W Canada as of the Closing Date to cease doing business with the Target Companies or to refrain from doing business with Andritz Canada.

(c)           Sellers shall not, and shall not permit, cause, or encourage any of their respective Affiliates to, at any time prior to the date that is two (2) years after the Closing Date, directly or indirectly, solicit the employment or services of or hire in any capacity (whether as an employee, consultant, independent contractor, or otherwise) any Business Employee or any independent contractor of the Target Companies providing advisory or consulting services to any Target Company or B&W Canada as of Closing without Purchasers’ prior written consent, unless such Person’s employment has been terminated: (i) by the Target Companies or Andritz Canada, as applicable, or by any of their Affiliates subsequent to the Closing; or (ii) voluntarily by such Person subsequent to Closing and provided that neither Sellers nor their Affiliates have induced such termination of employment and at least six (6) month has elapsed after the date of such Person’s termination of employment. For purposes of this Section 8.7(c), the term “solicit the employment or services” shall not be deemed to include generalized searches for employees (and the term “hire” shall not be deemed to include the hiring of employees pursuant to such searches) through media advertisements of general circulation, employment search firms, open job fairs or otherwise and not specifically directed at Purchasers or such Persons.

8.8           Tax Matters.

(a)           Tax Return Preparation and Filing.

(1)           Sellers shall prepare and file, or cause to be prepared and filed, at Sellers’ cost and expense all Tax Returns related to the Pre-Closing Tax Period that are required to be filed by or with respect to the Target Companies prior to the Closing Date and shall pay all Taxes due in respect of such Tax Returns (“Seller Returns”). Seller Returns shall be prepared in accordance with the past practice and custom of the Target Companies in preparing their Tax Returns, except as otherwise required by Law. Seller Returns shall be subject to the Purchasers’ review and approval, which approval shall not be unreasonably withheld, conditioned, delayed or denied. If Purchasers dispute any item on such Seller Returns, they shall notify Sellers (by written notice within fifteen (15) days of receipt of such applicable Seller Return and calculation) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved (and such Seller Return filed) pursuant to the provisions of Section 8.8(a)(3) below. If Purchasers do not object by written notice within such period, such draft of such Seller Returns shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 8.8(a)(1). To the extent not already paid to the applicable Governmental Authority, Sellers shall pay (in immediately available funds) to Purchasers the amount of all Pre-Closing Taxes due and payable with respect of such Seller Returns (determined pursuant to this Section 8.8(a)(1) but subject to Section 8.8(a)(3) in the case of a dispute) no later than three (3) Business Days prior to the earlier of the date such Seller Returns are filed or the Due Date of such Seller Return. In the event that any Seller Return reflects a Refund, the provisions of Section 8.8(e) (Tax Refunds) shall control.

(2)           Purchasers shall, at their expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies for all Pre-Closing Tax Periods, other than Seller Returns (such Tax Returns, “Purchaser Returns”). All Purchaser Returns shall be prepared and filed in a manner that is consistent with the prior practice of the applicable Target Company, as the case may be, except as required by applicable Law. Purchasers shall deliver or cause to be delivered drafts of such Purchaser Returns to Sellers for their review at least thirty (30) days prior to the Due Date of such Purchaser Returns and, shall notify Sellers of Purchasers’ calculation of Sellers’ share of the Taxes of the Target Companies (as the case may be) for such Purchaser Returns (and in the case of a Straddle Period, determined in accordance with Section 8.8(b)); provided, however, that such drafts of any Purchaser Returns and such calculations of Sellers’ share of the Tax liability shall be subject to Sellers’ review and approval, which approval shall not be unreasonably withheld, conditioned, delayed or denied. If Sellers dispute any item on such Purchaser Returns, they shall notify Purchasers (by written notice within fifteen (15) days of receipt of such applicable Purchaser Return and calculation) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved (and such Purchaser Return filed) pursuant to the provisions of Section 8.8(a)(3) below. If Sellers do not object by written notice within such period, such draft of such Purchaser Returns and calculation of Sellers’ share of the Taxes for such Purchaser Returns shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 8.8(a)(2). Sellers shall pay (in immediately available funds) to Purchasers the amount of all Pre-Closing Taxes due and payable with respect of such Purchaser Returns (determined pursuant to this Section 8.8(a)(2) but subject to Section 8.8(a)(3) in the case of a dispute) no later than three (3) Business Days prior to the earlier of the date such Purchaser Returns are filed or the Due Date of such Purchaser Returns. Purchasers shall file, or cause to be filed, all Purchaser Returns. In the event that any Purchaser Return reflects a Refund, the provisions of Section 8.8(e) (Tax Refunds) shall control.

(3)           Purchasers and Sellers shall act in good faith to resolve any dispute prior to the Due Date of any Tax Return described in Section 8.8(a)(1) and Section 8.8(a)(2). If Purchasers and Sellers cannot resolve any disputed item(s) with respect to any such Tax Return with a period of fifteen (15) days following the receipt of a written notice of such disputed item(s) pursuant to Section 8.8(a)(1) or Section 8.8(a)(2), as the case may be, the item(s) in question shall be resolved by the Independent Accountant as promptly as practicable (in accordance with the provisions of this Section 8.8(a)(3)), whose determination shall be final and conclusive for purposes of this Section 8.8(a)(3). Without limitation, each Party may submit data and information to the Independent Accountant as such Party deems appropriate. The Independent Accountant shall be instructed to use every reasonable effort to complete its services within fifteen (15) days after submission of the dispute to it and, in any case, as soon as practicable after such submission. The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Purchasers and fifty percent (50%) by Sellers. Purchasers shall timely file, or cause to be filed, all such Tax Returns with the appropriate Taxing Authority upon final resolution by the Independent Accountant. Notwithstanding the foregoing, in the event that the Independent Accountant has not resolved the dispute by the applicable Due Date of a Tax Return, the Parties shall file, or cause to be filed, such Tax Return in such manner as Purchasers reasonably determine under applicable Law, and Sellers shall no later than three (3) Business Days prior to such filing remit to Purchasers the amount of Pre-Closing Taxes shown to be due on such Tax Return, and the Parties shall amend such Tax Returns to the extent necessary to conform to the Independent Accountant’s final determination.

(b)           Straddle Period Tax Allocation. For purposes of determining the portion of Taxes of Sellers for a Straddle Period which are attributable to a Pre-Closing Tax Period, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on or prior to the Closing Date and the portion beginning after the Closing Date:

(1)           in the case of real property, business personal property, ad valorem Taxes and any other Taxes imposed on a periodic basis, the determination of the Taxes with respect to the Target Companies shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(2)           in the case of Taxes of the Target Companies not described in Section 8.8(b)(1) above (such as (i) Taxes based on the income or receipts of the Target Companies for a Straddle Period, (ii) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 8.8(c), and (iii) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Target Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Target Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Target Companies were closed at the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Target Companies holds a beneficial interest shall be deemed to terminate at such time).

(c)           Transfer Taxes. All transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be entirely borne by Purchasers. Notwithstanding Section 8.8(a)(1) and Section 8.8(a)(2) above, all necessary Tax Returns with respect to all such Transfer Taxes shall be filed by, and the relevant Transfer Tax shall be remitted by, the Party required to do so under applicable Law or the administration thereof. The Parties shall make such payments to each other Party as necessary to effect the first sentence of this Section 8.8(c). For the avoidance of doubt, Transfer Taxes do not include Income Taxes.

(d)           Purchaser Tax Actions.

(1)           Except as otherwise required under applicable Law, following the Closing, Purchasers shall not (and Purchasers shall not permit any of their Affiliates, including the Target Companies, to): (i) amend or modify any Tax Return of any of the Target Companies that was filed with respect to a Pre-Closing Tax Period; (ii) surrender or waive any right to a Refund, as defined in Section 8.8(e); or (iii) make a voluntary disclosure to a Governmental Authority with respect to any of the Target Companies for a Pre-Closing Tax Period, in each case without the prior written consent of Sellers, but, only to the extent that such action described in (i), (ii), or (iii) above would result in a liability to Sellers (or any Affiliate thereof), including any indemnification obligation under this Agreement. Purchasers agree that no election shall be made pursuant to Section 338(h)(10) of the Code (or any similar provision of any applicable Law) with respect to the purchase of the Acquired Securities.

(2)           Notwithstanding anything in this Agreement to the contrary, subject to the restrictions set forth below, Purchasers, in their sole discretion, may make an election under Section 338(g) of the Code, with respect to the purchase and sale of the Acquired Securities contemplated by this Agreement (the “338(g) Election”). If, and only to the extent that, Purchasers make a 338(g) Election, and as a result of such election, any Seller incurs any additional U.S. federal, state or local income Tax liability (including, for the avoidance of doubt, any increase in Tax liability arising from the treatment of the sale of the Acquired Securities as a deemed asset sale for Tax purposes), then Purchasers shall pay to each affected Seller, at the time and in the manner set forth below, an amount (the “338(g) Gross-Up Payment”) such that, after taking into account all such additional Taxes imposed on such Seller as a result of the 338(g) Election (including any Taxes imposed on the 338(g) Gross-Up Payment itself), the net amount received by such Seller is equal to the amount such affected Seller would have received had no 338(g) Election been made. Sellers shall use commercially reasonable efforts to provide, no later than five (5) Business Days after written request by Purchasers, any applicable document, schedule, Tax Return or other information in Sellers’ possession (or that can be reasonably obtained through due inquiry) that is reasonably anticipated by Purchasers or any applicable third-party assisting Purchasers to calculate the 338(g) Gross-Up Payment. The 338(g) Gross-Up Payment shall be calculated in good faith by the Purchasers taking into account: (i) the actual Tax rates applicable to each Seller, taking into account any net operating losses or other deductible amounts that may be available to offset such Tax liability only with respect to the entities represented by the Acquired Securities and excluding any of Sellers’ consolidated U.S. federal net operating losses or U.S. federal Tax credits and (ii) any reasonable third-party, out-of-pocket costs incurred by the affected Sellers in connection with reviewing the calculation of the 338(g) Gross-Up Payment as approved by Purchasers in their good-faith discretion (not to be unreasonably withheld, conditioned, delayed or denied). At least sixty (60) days prior to the due date of the applicable IRS Form 8023 on which Purchasers shall make the 338(g) Election, Purchasers shall provide the affected Sellers with a written calculation of the proposed 338(g) Gross-Up Payment and an estimate of the Purchasers’ reasonable third-party, out-of-pockets costs incurred for the calculation and analysis of 338(g) Gross-Up Payment (“Purchasers’ 338(g) Costs”) prior to making the 338(g) Election for the affected Sellers’ review and approval, which such approval shall not be unreasonably withheld, conditioned, delayed or denied. If the affected Sellers do not object by written notice within fifteen (15) days of the receipt of the proposed 338(g) Gross-Up Payment, such proposed 338(g) Gross-Up Payment shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 8.8(d)(2). If the affected Sellers, however, dispute the amount of the proposed 338(g) Gross-Up Payment, then they shall notify the Purchasers by written notice within fifteen (15) days of receipt of the proposed 338(g) Gross-Up Payment. Purchasers and the affected Sellers shall act in good faith to resolve any dispute prior to the due date of the applicable IRS Form 8023. If Purchasers and the affected Sellers cannot resolve any disputed item(s) with respect to the proposed 338(g) Gross-Up Payment with a period of fifteen (15) days following the receipt of a written notice of such disputed item(s), the item(s) in question shall be resolved by the Independent Accountant as promptly as practicable whose determination shall be final and conclusive for purposes of this Section 8.8(d)(2). Without limitation, each applicable Party may submit data and information to the Independent Accountant as such Party deems appropriate. The Independent Accountant shall be instructed to use every reasonable effort to complete its services within fifteen (15) days after submission of the dispute to it and, in any case, as soon as practicable after such submission and no later than five (5) days before the due date of the applicable IRS Form 8023. The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Purchasers and fifty percent (50%) by the affected Sellers. Purchasers shall timely file, or cause to be filed, all such Tax Returns with the appropriate Taxing Authority upon final resolution by the Independent Accountant. The 338(g) Gross-Up Payment shall be paid to the affected Sellers no later than ten (10) days after the date the 338(g) Election is made. The 338(g) Gross-Up Payment shall be reduced, but not below zero, on a dollar-for-dollar basis by Purchasers’ 338(g) Costs. Unless otherwise required by applicable Laws, the 338(g) Gross-Up Payment will constitute an adjustment to the Purchase Price for all Tax purposes, to the extent permissible under applicable Laws relating to Taxes, and no Party will take any position inconsistent with such characterization.

(e)           Tax Refunds. Any refund of Taxes that were or become available to any of the Target Companies for any Pre-Closing Tax Period and any interest paid or credited in respect thereto (collectively, a “Refund”), shall be the property of Sellers. If any Refund is received by Purchasers, the Target Companies, or any of their Affiliates, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (other than any Refund to the extent it: (i) results from the carry-back to a Pre-Closing Tax Period of any deductions, losses or other Tax attributes arising in Tax periods or portions thereof beginning after the Closing Date; (ii) was taken into account for the purposes of calculating the Net Working Capital or Indebtedness, (iii) is required to be paid over by the Target Companies (or any Affiliate thereof) to any Person under a provision of a contract to which such Person was a party prior to the Closing, or (iv) results from the payment of Taxes by Purchasers or any of their Affiliates (including the Target Companies after the Closing Date) made after the Closing Date to the extent Purchasers were not previously indemnified or otherwise reimbursed for such Taxes), shall be paid to Sellers within fifteen (15) days of receipt from the applicable Governmental Authority. Purchasers shall, if Sellers so request and at Sellers’ expense, cause the relevant entity to file for and obtain any Refund to which Sellers are entitled under this Section 8.8(e), including responding to any notices, correspondence, or inquiries from any Governmental Authorities relating thereto, provided, however, that any such filings shall be prepared by Sellers, Sellers shall deliver or cause to be delivered drafts of any such amended Tax Return to Purchasers for their review prior to the time such amended filings may be filed and any such filings shall be subject to the consent of Purchasers, which consent shall not be unreasonably withheld, conditioned, delayed or denied. In the event that any Refund that is paid over by Purchasers pursuant to this Section 8.8(e) is subsequently disallowed or required to be returned to the applicable Governmental Authority, Sellers shall promptly repay the amount of such Refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Purchasers. The principles of Section 8.8(b) and this Section 8.8(e) shall apply in determining the portion of any Refund with respect to a Straddle Period that is attributable to the Pre-Closing Tax Period.

(f)           Tax Contests.

(1)           After the Closing, Purchasers and Sellers shall promptly notify one another in writing of any Tax audit or administrative or judicial proceeding relating to Taxes of any of the Target Companies which, if determined adversely to the taxpayer would, or after the lapse of time, could, result in Tax liability to the other Party or be grounds for indemnification under this Agreement. Such notice shall describe in reasonable detail (to the extent known by the receiving Party) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Liability (including Taxes), if any, provided, however, that the failure or delay to notify the other Party shall not relieve the other Party of any obligation or liability that the other Party may have to the receiving Party, except to the extent that the other Party demonstrates that the other Party is materially and adversely prejudiced thereby.

(2)           In the case of a Tax audit, administrative or judicial proceeding (a “Tax Contest”) that relates solely to a Pre-Closing Tax Period, Sellers (at their own cost and expense) shall have the right to participate in and control the conduct of such Tax Contest and Purchasers shall use their Commercially Reasonable Efforts to allow Sellers to control any portion of any Tax Contest that relates, in part, to a Pre-Closing Tax Period, provided, however, that Sellers will not have the right to control the defense of a Tax Contest if: (i) Purchasers or any insurer under the R&W Insurance Policy are required to assume such defense pursuant to the terms thereof; (ii) Sellers’ assumption of the defense could cause Purchasers to lose coverage under the R&W Insurance Policy; or (iii) Purchasers reasonably determine at any time that the resolution of such Tax Contest could have the effect of increasing the Tax liability of Purchasers or any of their Affiliates (including the Target Companies) for any Post-Closing Tax Period (or any portion thereof). Sellers shall keep Purchasers informed of the progress of any such Tax Contest (including the prompt provision to Purchasers of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest), and Purchasers also may participate (but not control) in any such Tax Contest at their own cost and expense. Sellers shall not settle any such Tax Contest without the advance written consent of Purchasers, which consent shall not be unreasonably withheld, conditioned, delayed or denied. If Sellers do not assume the defense of any Tax Contest hereunder, the provisions of Section 8.8(f)(3) shall apply with respect thereto.

(3)           In connection with any Tax Contest that relates to Taxes of each of the Target Companies for a Pre-Closing Tax Period that: (i) Sellers do not or cannot elect to control (or otherwise lose their right to control) pursuant to Section 8.8(f)(2) or (ii) Sellers fail to diligently defend and to the extent not otherwise restricted by the R&W Insurance Policy, such Tax Contest shall be controlled by Purchasers and Sellers agree to reasonably cooperate with Purchasers in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 8.8(f)(3) and controlled by Purchasers, Purchasers shall keep Sellers informed of the progress of any such Tax Contest (including the prompt provision to Sellers of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest), and Sellers also may participate (but not control) in any such Tax Contest at its own cost and expense and Purchasers shall not settle any such Tax Contest without the advance written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, delayed or denied. Any and all Tax Contests that relate wholly to a Post-Closing Tax Period shall be controlled by Purchasers.

(4)           Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 8.8(f) (and not Section 10.3(a)).

(g)           Allocation Among Entities.

(1)           At least five (5) Business Days prior to the Closing Date, the Sellers will provide Purchasers with a schedule setting forth the allocation of the Purchase Price among the: (i) DPI Interests; (ii) DP China Interests; and (iii) Purchased Assets (the “Allocation Instructions”).

(2)           Purchasers shall, within sixty (60) days after the final determination of the Purchase Price in accordance with Section 1.4, provide Sellers with a proposed allocation of the portion of the Purchase Price as finally determined among the (i) Assets and Liabilities of DPI, with respect to the DPI Interests; (ii) Assets and liabilities of DP China, with respect to the DP China Interests; and (iii) Purchased Assets, in each case, pursuant to the Allocation Instructions, in accordance with Section 1060 of the Code and the applicable Treasury Regulations (and any similar provision of state, local or non-U.S. Law, as appropriate) and in a manner consistent with the principles of Schedule 8.8(g) (each, an “Allocation Schedule”). The applicable Allocation Schedule will become final and binding on the Parties (each, a “Final Allocation Schedule”) unless Sellers give Purchasers written notice of objection within thirty (30) days after Sellers receive the applicable Allocation Schedule from Purchasers. If Sellers timely object to the applicable Allocation Schedule, then Sellers and Purchasers shall negotiate in good faith to resolve any disagreement. If the Parties are unable to resolve any such disagreement, the Parties shall engage the Independent Accountant to resolve the dispute in all respects and for all purposes consistent with the methodology in Schedule 8.8(g). The Independent Accountant’s determination will be final and binding on the Parties. The Independent Accountant’s costs and fees with respect to determining the Final Allocation Schedule will be shared equally by Purchasers, on the one hand and Sellers, on the other hand.

(3)           The Parties shall report, act, take positions consistent with and file all required Tax Returns (including any IRS Form 8594 and IRS Form 8883 (if applicable), as applicable) in all respects and for all purposes consistent with each Final Allocation Schedule, unless required to do so: (i) by applicable Law, (ii) by a “determination” within the meaning of Sections 1313(a)(1) or (2) of the Code (or similar provision of state, local or non-U.S. income Tax purposes) or (iii) pursuant to another agreement (other than an agreement described in Section 1313(a)(2) of the Code) made with an applicable Governmental Authority.

(h)           Bulk Sales. The Parties waive compliance with the bulk sales or similar laws of any applicable state, local or non-U.S. jurisdiction.

(i)           Intended Tax Treatment. The Parties agree that for U.S. federal (and corresponding provisions of state, local and non-U.S.) income Tax purposes, the transactions contemplated by this Agreement are intended to be treated as follows: (i) the purchase of the DP China Interests is a purchase of DP China Interests from BWISSC under Section 1001 of the Code; (ii) the purchase of the DPI Interests is a deemed purchase and sale of DPI’s assets under Section 1001 of the Code; and (iii) the purchase of the Purchased Assets is a purchase of assets under Section 1001 of the Code; provided that, to the extent the Purchasers make the Section 338(g) Election with respect to any Acquired Securities, the purchase of such Acquired Securities shall be treated as a deemed asset sale in accordance with Section 338(g) of the Code and the applicable Treasury Regulations. The Parties shall not take any position on any Tax Return before any Taxing Authority or in any Proceeding related to the collection of Tax that is in any way inconsistent with the terms of this Section 8.8(i) in all relevant Tax filings, unless required to do so: (i) by applicable Law; (ii) by a “determination” within the meaning of Sections 1313(a)(1) or (2) of the Code (or similar provision of state, local or non-U.S. income Tax purposes); or (iii) pursuant to another agreement (other than an agreement described in Section 1313(a)(2) of the Code) made with an applicable Governmental Authority.

(j)           Survival Period. The covenants described in this Section 8.8 shall survive the applicable state of limitations plus sixty (60) days.

9.     Specific Performance. Each of Purchasers and Sellers acknowledge that the other Parties may be irreparably harmed and that there may be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements, each Party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to specific performance of, the other Parties’ covenants and agreements contained in this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

10.   Indemnification.

10.1         Indemnification by Sellers. From and after the Closing Date, subject to the provisions of this Section 10, Sellers shall, jointly and severally, indemnify, defend, and hold harmless Purchasers and their Affiliates and their respective Representatives (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by Purchaser Indemnified Parties only to the extent arising out of or relating to:

(a)           Any inaccuracy or misrepresentation in or breach of any representation or warranty made by any Seller in this Agreement;

(b)           Any breach or non-fulfillment of any covenant or agreement made by any Seller in this Agreement;

(c)           The A-S-H Business Liabilities;

(d)           The ESP Business Liabilities;

(e)           [***];

(f)           The Outbound Assets and Liabilities and any other assets or Liabilities related to the Retained Businesses;

(g)           Any pre-Closing Environmental Condition in, at, under or emanating from the Real Property; provided, however, Sellers shall not have any obligation to indemnify any Purchaser Indemnified Party with respect to any Environmental Condition discovered as a result of, arising from, or relating to an environmental investigation involving sampling or testing of the environment by or on behalf of a Purchaser Indemnified Party or any of its Affiliates after the Closing, other than as: (A) expressly required to comply with Law or a Permit; (B) conducted in response to an unsolicited final Order by a Governmental Authority; (C) conducted in good faith to defend against a third party claim, in response to an emergency incident or to avoid imminent risk of harm to human health; or (D) required by a landlord pursuant to the terms of a Lease as in effect on the Closing Date;

(h)           Any Proceedings existing as of the Closing Date arising out of the conduct of the Business or the ownership of the Inbound Assets prior to Closing;

(i)           Any Pre-Closing Taxes;

(j)           The Excluded Assets and the Excluded Liabilities;

(k)           Any Liabilities arising out of exposure to any Hazardous Materials on or prior to the Closing Date; and

(l)           Any Liabilities for, based upon or arising out of (i) the monetary amount by which any defined benefit plan or similar retirement, termination indemnity, seniority premium plan or arrangement is unfunded or underfunded, or any required additional or increased contributions with respect thereto, or (ii) any withdrawal liabilities or other amounts owed relating to any “multiemployer plan” as such term is defined in Section 4001(a)(3) of ERISA, or any similar withdrawal liability under foreign laws, in each case under clauses (i) and/or (ii) above, to the extent such defined benefit plan or similar retirement, termination indemnity, seniority premium plan or arrangement or multiemployer plan is maintained, sponsored, contributed to, or required to be contributed to, by the Sellers or any ERISA Affiliate of the Sellers.

10.2         Indemnification by Purchasers. From and after the Closing Date, subject to the provisions of this Section 10, Purchasers shall indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred by Purchaser Indemnified Parties only to the extent arising out of or relating to: (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Purchasers in this Agreement; (ii) any breach or non-fulfillment of any covenant or agreement made by Purchasers in this Agreement; (iii) the Inbound Assets from and after the Closing Date; and (iv) the Assumed Liabilities; provided however, that Purchasers shall have no obligation to indemnify Sellers under this Section 10.2 in respect of any Losses arising out of or relating to any matter in respect of which Sellers are required to indemnify, defend or hold harmless any Purchaser Indemnified Party pursuant to Section 10.1 above, or would have been so required but for any of the temporal or monetary limitations in this Agreement applicable to Sellers’ obligations under Section 10.1.

10.3         Claims Procedures.

(a)           Third Party Proceedings.

(1)           Upon becoming aware of a Proceeding or a possible Proceeding by a third party (a “Third Party Proceeding”) against a Purchaser Indemnified Party or a Seller Indemnified Party (as applicable, an “Indemnified Party”) in respect of which such Indemnified Party may seek indemnity from Sellers or Purchasers (as applicable, an “Indemnifying Party”) under this Section 10, such Indemnified Party shall promptly provide the Indemnifying Party with written notice of such claim or possible claim, describing in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable). The failure to promptly provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall have thirty (30) days after receipt of such notice to provide written notice to the Indemnified Party that it desires to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense thereof, provided that such notice contains confirmation that the Indemnifying Party has an obligation to indemnify the Indemnified Party for the Losses actually incurred as a result of such Third Party Proceeding which the Indemnifying Party is assuming the right to conduct and control the defense thereof (subject to the limitations and other terms and conditions of this Section 10). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or control the settlement or defense of a Third Party Proceeding, and the reasonable fees and expenses of the Indemnified Party’s counsel in such proceeding shall be borne by the Indemnifying Party, if: (i) based on the facts then known, the Losses associated with such Third Party Proceeding are reasonably expected to exceed two hundred percent (200%) of the maximum amount for which the Indemnifying Party could then be liable pursuant to this Section 10; (ii) such claim seeks non-monetary, equitable, or injunctive relief or alleges any violation of criminal Law; (iii) the Third Party Proceeding is brought by a material customer of or Governmental Authority with regulatory authority over the Indemnified Party; or (iv) an Indemnifying Party is also a party and the Indemnified Party determines in good faith based on the advice of counsel that there may be one or more legal defenses available to the Indemnified Party that are different or in addition to those available to the Indemnifying Party and that could result in a conflict of interest between the Indemnified Party and the Indemnifying Party.

(2)           If the Indemnifying Party assumes the defense of a Third Party Proceeding, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, including by furnishing books and records, personnel, and witnesses, as appropriate for any defense of such claim, and the Indemnifying Party shall not be authorized to consent to any settlement of, or entry of any judgment arising from, any such Third Party Proceeding, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If such settlement or judgment involves solely monetary amounts to be satisfied by the Indemnifying Party and (i) does not involve any injunctive relief or finding or admission of any violation of Law or any admission of wrongdoing by any Indemnified Party, or (ii) fully and finally releases the Indemnified Party completely in connection with such Third Party Proceeding, then the Indemnifying Party shall give written notice of such intended settlement or entry of judgment to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Proceeding and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Proceeding shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Proceeding, the Indemnifying Party may settle the Third Party Proceeding upon the terms set forth in its notice to the Indemnified Party; provided, that the Indemnifying Party shall not enter into any settlement pursuant to its rights under Section 10.3(a)(2) to the extent such settlement is, in the good faith opinion of the Indemnified Party, prejudicial to the Indemnified Party’s interests.

(3)           If the Indemnifying Party does not assume the defense (whether by election, or because it is not entitled to do so), or withdraws from the defense of a Third Party Proceeding, then the Indemnified Party shall have the right to defend (at the Indemnifying Party’s cost), contest, settle, and compromise the Third Party Proceeding but shall not thereby waive any right to indemnity therefor pursuant to this Agreement, and shall cooperate in good faith and keep the Indemnifying Party reasonably informed of material developments with respect to such Third Party Proceeding. Notwithstanding the foregoing, the Indemnified Party shall in no event settle (or consent to the settlement of) any Third Party Proceeding without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(4)           Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 8.8(f) and the procedures for all indemnification claims pursuant to Section 4.9(c) shall be governed exclusively by Section 4.9(c) (and, in each case not this Section 10.3(a)).

(b)           Non-Third Party Claims. An Indemnified Party will notify the Indemnifying Party in writing promptly (and in any event on or before the applicable survival date for such indemnity claim pursuant to Section 12.1) after becoming aware of any matter for which the Indemnified Party may be entitled to indemnification hereunder, which notice shall set forth in reasonable detail the facts and circumstances on which such claim for indemnification is based, the provisions of this Agreement pursuant to which indemnification is being sought, and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable); provided that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification obligations that it may have to the Indemnified Party hereunder other than to the extent the Indemnifying Party is actually prejudiced thereby. During the thirty (30) day period immediately following the delivery of any notice pursuant to the immediately preceding sentence of this Section 10.3(b), the Indemnifying Party and the Indemnified Party shall, in good faith, attempt to resolve any dispute related such claim for indemnity by the Indemnified Party. If the Indemnifying Party and the Indemnified Party are unable to resolve the dispute within such thirty (30) day period, the dispute shall be subject to the provisions of Section 12.8 and Section 12.9, respectively.

(c)           R&W Insurance Policy.

(1)           With respect to any indemnification payment required to be made by Sellers pursuant to Section 10.1(a), during the period the Retention Escrow is held in escrow pursuant to the terms of the Escrow Agreement, Purchasers shall seek payment: (i) first, out of the Retention Escrow pursuant to the Escrow Agreement; (ii) second, if the amount of the Retention Escrow has been reduced to zero or is fully reserved in respect of pending claims, from the R&W Insurance Policy, to the extent recovery is available thereunder; and (iii) third, solely with respect to: (A) breaches of a Fundamental Representation or (B) a Seller’s Fraud, if recovery under the R&W Insurance Policy is unavailable or insufficient for any reason to satisfy in full the Losses incurred by Purchaser Indemnified Parties, directly from Sellers. For the avoidance of doubt, Sellers shall have no obligation to indemnify Purchaser Indemnified Parties, or to otherwise pay or reimburse Purchaser Indemnified Parties, pursuant to Section 10.1(a), except for the Fundamental Representations and except with respect to Fraud, subject to Purchasers’ right to seek payment from the Retention Escrow as contemplated by this Section 10.3(c)(1).

(2)           Notwithstanding anything herein to the contrary, if a settlement, compromise, or consent to the entry of any judgment requires consent of the carrier under the R&W Insurance Policy in order for any amount so paid to erode the retention under the R&W Insurance Policy or be recoverable under the R&W Insurance Policy, the Indemnifying Party shall not enter into any settlement or compromise or consent to the entry of any judgment, unless the carrier under the R&W Insurance Policy has given its consent in accordance therewith.

(3)           Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the right of an Indemnified Party to make claims against the R&W Insurance Policy, nor shall any Indemnifying Party have any right of subrogation, offset or other recovery, under this Agreement or otherwise, against any amounts recovered by any Indemnified Party under the R&W Insurance Policy or any other insurance policy maintained by Purchasers or their Affiliates. To the extent coverage is available under the R&W Insurance Policy and its limits have not been exhausted, and anything set forth in this Section 10.3 conflicts with the required procedures under the R&W Insurance Policy, such required procedures under the R&W Insurance Policy shall govern. The Indemnifying Parties shall cooperate with the insurer under the R&W Insurance Policy and any such counsel of the insurer in the defense or prosecution of any Third Party Proceeding or non-third party claim pursuant to Section 10.3(b) and otherwise comply with the requirements of the R&W Insurance Policy in connection therewith.

10.4         Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a)           Any claim for indemnification under Section 10.1(a) or Section 10.2 required to be made on or prior to the expiration of the applicable survival period set forth in Section 12.1 and not made on or prior to such expiration in accordance with Section 12.1 shall be irrevocably and unconditionally released and waived by the Indemnified Party seeking indemnification with respect thereto.

(b)           The maximum amount of all indemnifiable Losses in the aggregate for which Sellers may be liable pursuant to Section 10.1(a) shall not exceed the Base Purchase Price, except the foregoing limitation shall not apply to claims for Fraud.

(c)           Notwithstanding anything in this Agreement to the contrary, Sellers shall have no obligation to indemnify any Purchaser Indemnified Party for any Liabilities arising out of exposure to asbestos or asbestos containing materials.

(d)           Sellers shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against any Losses to the extent the related liabilities were reflected in, reserved for, or taken into account in the determination of the Actual Net Working Capital.

(e)           The amount of any Losses for which indemnification is provided under this Section 10 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnity or contribution agreements, Contracts or otherwise with respect to such Losses (in each case, with a third party), as applicable (it being agreed that if any such amounts are recovered by the Indemnified Party in respect of any such Losses subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of their applicable indemnification obligations, such amounts (net of reasonable, out-of-pocket collection expenses) shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, Commercially Reasonable Efforts to seek recovery under all provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Notwithstanding the foregoing, but subject to Section 10.3(c)(1), nothing contained herein shall be construed to require any Indemnified Party to (i) pursue such insurance, indemnity, contribution or similar recovery before asserting a claim for indemnification under this Section 10 or (ii) assert a claim or take any action against any customer, distributor, supplier, employee or consultant of Purchasers or the Target Companies. Except to the extent of Losses payable by an Indemnified Party in connection with a Third Party Proceeding, an Indemnifying Party shall not, in any event, be liable hereunder to any Indemnified Party for any punitive damages.

(f)           No Indemnified Party shall be entitled to any indemnification hereunder to the extent that such indemnification would result in the Indemnified Party receiving an amount in excess of its actual Losses for any claim.

(g)           Nothing set forth in this Section 10 shall be construed to contractually eliminate any duty that an Indemnified Party may have under common Law, any insurance policy, or any Contract to mitigate such Indemnified Party’s Losses.

10.5         Materiality Scrape. For purposes of determining whether an Indemnified Party is entitled to indemnification pursuant to this Section 10 or the amount of Losses to which an Indemnified Party may be entitled under this Section 10, each of the representations and warranties that contain any qualifications as to materiality or material adverse effect (or any correlative terms) or Material Adverse Effect shall be deemed to have been given as though there were no such qualification.

10.6         Exclusive Remedies. From and after the Closing, except for Fraud and subject to the provisions of Section 9, the rights of the Indemnified Parties to indemnification relating to the matters that are subject to indemnification pursuant to this Section 10 shall be strictly limited to those contained in this Section 10, and such rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any such matters.

10.7         Manner of Payment. To the extent that an Indemnified Party is entitled to any indemnification payments pursuant to Section 10.1, within ten (10) Business Days after the final determination thereof, the Indemnifying Party shall promptly pay to the Indemnified Party such amount by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party; provided, however, subject in all cases to Section 10.3(c) and Section 10.4, that any indemnification payments owed by Sellers to a Purchaser Indemnified Party shall first be paid by the Escrow Agent from the Indemnity Escrow pursuant to the terms of the Escrow Agreement, and Sellers shall deliver joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to effectuate such payment from the Escrow Agreement, and then, if the Indemnity Escrow is insufficient to satisfy such obligation in full, Sellers shall pay the Purchaser Indemnified Party, in immediately available funds, the unsatisfied portion of any such payment obligation.

10.8         Indemnity Escrow Release. On or before the date that is twenty-four (24) months after the Closing Date, the remaining balance of the Indemnity Escrow (less any prior disbursements or then-reserved amounts for pending or unresolved claims made by Purchasers as of such date) shall be released to Sellers pursuant to the terms of the Escrow Agreement, including but not limited to, a joint written direction executed by the parties to Escrow Agreement.

10.9         Tax Treatment. Unless otherwise required by applicable Laws, all indemnification payments under this Agreement will constitute adjustments to the Purchase Price for all Tax purposes, to the extent permissible under applicable Laws relating to Taxes, and no Party will take any position inconsistent with such characterization.

11.   Public Statements. No Party nor any Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without providing prior written notice of and a reasonable opportunity to comment with respect to any such press release or public announcement (it being agreed by the Parties that if a Party does not receive any comments with respect to a proposed press release or public announcement within three (3) Business Days after notice thereof to the other Parties, such Party may proceed with issuing or publishing such press release or public announcement), except (i) as may be required by Law or stock exchange rules, or (ii) to the extent the contents of such press release or announcement have previously been released publicly by a Party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 11. Notwithstanding the foregoing, this Section 11 shall not: (i) apply to any press release or other public statement (A) that contains information to the extent that it has been previously announced or made public in accordance with the terms of this Agreement or (B) is made in the Ordinary Course of Business and does not relate specifically to the signing of this Agreement or the transactions contemplated hereby; or (ii) prohibit either Party or its Affiliates from providing ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity owners, members, managers, and investors of any Affiliates of such Person who are subject to confidentiality restrictions prohibiting further communications thereof.

12.   General Provisions.

12.1         Survival.

(a)           The Parties, intending to modify any applicable statute of limitations, agree that: (i) except as set forth in Section 12.1(b), the representations and warranties contained herein (other than the Fundamental Representations) and the right to assert claims in respect of any breach thereof (whether by way of indemnification or otherwise) shall survive the Closing and any investigation heretofore or hereafter conducted by or on behalf of the party entitled to benefit thereof, and shall expire on the twelve (12) month anniversary of the Closing Date; and (ii) after Closing there shall be no liability or obligation on the part of Sellers, nor shall any Proceeding be made by any Purchaser Indemnified Party, in respect of or relation to representations and warranties (other than Fundamental Representations) or covenants and agreements (to the extent such covenants and agreements relate to the performance of obligations prior to the Closing) contained in this Agreement or in any of the Transaction Documents.

(b)           Notwithstanding anything in Section 12.1(a) to the contrary: (i) the representations and warranties made in Section 2.1 (Organization), Section 2.2 (Necessary Authority), Section 2.4 (Title to the Acquired Securities), Section 2.5 (Capitalization), Section 2.8(a) (Assets), Section 2.16 (Taxes) or otherwise relating to Tax matters, Section 2.23 (Brokers), and Section 2.27 (Asbestos) (such representations, collectively, the “Fundamental Representations”), and any claims for Fraud, and the right to assert claims in respect of any breach thereof (whether by way of indemnification or otherwise), shall survive the Closing for the applicable statute of limitations plus sixty (60) days, and (ii) Sellers’ obligations pursuant to Section 10.1(g) shall survive the Closing for a period of six (6) years.

(c)           This Section 12.1 does not limit: (i) any covenants and agreements of the Parties to this Agreement or in any of the Transaction Documents that by their terms require performance of obligations after Closing, which shall survive Closing in accordance with their respective terms; (ii) Purchasers’ ability to recover under the R&W Insurance Policy; or (iii) any claims of Fraud against a Party hereto committing Fraud.

(d)           Notwithstanding anything to the contrary herein, the survival period in respect of any alleged or actual inaccuracy or misrepresentation in or breach of representation and warranty, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was made by the giving of notice as provided in Section 12.5 prior to the expiration of the applicable survival period, but not resolved before expiration of such survival period. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated, and the Parties waive any defense based on any statute of limitations or repose with respect to any such matter. Under no circumstances shall the fact that Losses are still being or may in the future be incurred be a basis for postponing or delaying satisfaction of any Indemnified Party’s right to be indemnified in respect of indemnifiable Losses that have already been incurred.

12.2         Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No Non-Recourse Party, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any Proceeding based on, in respect of, or by reason of the transactions contemplated hereby. This Section 12.2 is intended for the benefit of, and shall be enforceable by each of the Non-Recourse Parties.

12.3         Expenses. Except as expressly set forth herein, each Party shall bear its own legal and other fees and expenses incurred in connection with its negotiation, execution, and performance of and under this Agreement and the other Transaction Documents, including any related investment banking broker or finder’s fees with which any of them have contracted, for periods on or before the Closing Date.

12.4         Amendment; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of all of the Parties hereto. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto, which may be granted or denied in their sole discretion.

12.5         Notices. All notices, requests, consents, approvals, waivers, demands, and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the Parties on: (i) the date of personal delivery, transmission by facsimile with confirmation of completed transmission, or transmission by electronic mail, provided that (A) no “delivery failure” notification is received, and (B) if such electronic mail is sent after 5:00 p.m. local time at the physical location of the intended recipient as shown below, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; (ii) the first (1st) Business Day following the date of delivery to a nationally recognized overnight courier service; or (iii) the third (3rd) Business Day following the date of deposit in the United States Mail, postage prepaid, or by certified mail, in each case, addressed as follows, or to such other address or Person as any Party may designate by notice to the others in accordance herewith:

If to Sellers, to:	The Babcock & Wilcox Company 1200 East Market Street, Suite 650 Akron, OH 44305 Attn: Gregory L. Golub, Esq., Assistant General Counsel Email: glgolub@babcock.com

With a copy (which shall not constitute notice, but shall be required for notice), to:	Dentons Bingham Greenebaum LLP 3500 PNC Tower 101 South Fifth Street Louisville, KY 40202 Attn: Jeff McKenzie, Esq. Email: jeffrey.mckenzie@dentons.com

If to Purchasers, to:	ANDRITZ (USA) Inc. 5405 Windward Parkway, Suite 100W Alpharetta, GA 30004 Attn: Regional General Counsel & Phillip Kennedy Email: nacorporatelegal@andritz.com phillip.kennedy@andritz.com

With a copy (which shall not constitute notice, but shall be required for notice), to:	Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street NE Suite 2800 Atlanta, GA 30309 Attn: Sara Miller & Ben Barkley Email: smiller@ktslaw.com & bbarkley@ktslaw.com

12.6        Waiver. The failure of any Party to enforce at any time any of the provisions of this Agreement, to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement by the other Party, shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such Party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice a Party’s rights, powers and remedies.

12.7        Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.

12.8        Choice of Law. This Agreement is to be construed and governed by the Laws of the State of Delaware (without giving effect to principles of conflicts of laws of such state).

12.9        Mediation. Each Party hereto irrevocably agrees that any dispute, controversy, or Proceeding between or among the Parties hereto arising out of, in connection with, or related to this Agreement (other than with respect to claims under Section 1.4 or Section 8.8(f)(4)) shall be determined in accordance with the provisions of Section 12.9 and Section 12.10 of this Agreement. Prior to initiating any Proceeding pursuant to Section 12.10 arising out of, in connection with, or related to this Agreement, a Party hereto shall first initiate good faith non-binding mediation by serving written notice (the “Dispute Notice”) on the other Parties. The Parties may select any mediator mutually agreeable to them. If the Parties cannot agree on a mediator within fifteen (15) days after of issuance of the Dispute Notice, they shall, within five (5) Business Days thereafter submit a joint request for mediation to the AAA and have the AAA select an appropriate mediator with experience in resolving financial and commercial disputes, with each of Purchasers and Sellers splitting the costs and any administrative fees of the AAA in connection with the selection of a mediator. The mediation session shall occur within thirty (30) days after the selection of the mediator unless the Parties mutually agree to extend this time, and shall be scheduled for not less than one day. Each Party agrees to send a representative with full settlement authority to the mediation. The mediation shall be conducted exclusively in the State of Delaware unless otherwise agreed by the Parties. The Parties agree to hold the content of the mediation in confidence and further agree that the mediator is disqualified as a litigation witness for any Party to the mediation. The Parties further agree that the mediation shall be considered to be a form of settlement negotiations, the content of which shall not be admissible as evidence of liability or damages in any proceeding. Each Party shall bear its own expenses, with each of Purchasers and Sellers paying an equal share of the expenses and fees of the mediator.

12.10      Jurisdiction; Court Proceedings. If the Parties are unable to resolve a dispute arising out of, in connection with, or relating to this Agreement through good faith mediation in accordance with Section 12.9, any Party may commence a Proceeding with respect to such dispute, which shall be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court of the United States of America sitting in the State of Delaware), and appellate courts thereof, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding; provided, that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally agrees not to assert any: (i) objection which it may ever have to the laying of venue of any such Proceeding in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court of the United States of America sitting in the State of Delaware), and appellate courts thereof; (ii) claim that any such Proceeding brought in any such court has been brought in an inconvenient forum; and (iii) claim that such court does not have jurisdiction with respect to such Proceeding. Each Party irrevocably and unconditionally waives any right to a trial by jury with respect to any Proceeding brough pursuant to this Section 12.10.

12.11      Representation by Counsel.

(a)           Notwithstanding the fact that the Law Firm has jointly represented Sellers and the Target Companies, and their respective Affiliates, in connection with this Agreement prior to the Closing, the Law Firm will be permitted in the future, after the Closing, to represent one or more of Sellers, their Affiliates, or their respective Representatives in connection with matters in which Sellers, their Affiliates, or their respective Representatives are adverse to Purchaser, any of the Target Companies, or their respective Affiliates, including any disputes that Sellers, their Affiliates, or their respective Representatives hereafter may have against Purchasers, any of the Target Companies, or any of their respective Affiliates in each case which arise out of or relate to this Agreement.

(b)           Each Party to this Agreement agrees to waive, in advance, any actual or potential conflict of interest that may hereafter arise in connection with the Law Firm’s future representation of Sellers, their Affiliates, or their respective Representatives on matters in which the interests of Sellers, their Affiliates, or their respective Representatives are adverse to the interests of Purchasers, any of the Target Companies, or any of their respective Affiliates, solely on the basis of the Law Firm’s prior representation of Sellers or any of the Target Companies, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the Law Firm of Sellers, their Affiliates, or their respective Representatives.

(c)           Notwithstanding any Law or other legal requirement to the contrary, all confidential communications between the Law Firm and any of Sellers, the Target Companies, their Affiliates, or their respective Representatives that occurred in the context of the Law Firm’s representation of Sellers and the Target Companies, and their respective Affiliates prior to the Closing relating solely to this Agreement or transactions contemplated hereby (“Confidential Communications”) will remain privileged as between Law Firm and such Persons, and Purchasers agree that the privilege shall remain with Sellers following the Closing such that, without limiting Sellers’ right to such privilege, Sellers’ alone shall have and maintain the right to waive the privilege.

(d)           Each of Purchasers and Sellers agree that prior to the Closing, Sellers may cause the Target Companies to attempt to delete or otherwise remove from the Target Companies’ computer servers and other records all emails and other documents (both electronic or otherwise) that contain Confidential Communications, and each of Purchasers and Sellers further agree that if the Target Companies fail to delete or remove all such emails and documents, such failure shall be deemed inadvertent and shall not constitute a waiver of the attorney-client privilege or any other privilege applicable to such documents. Purchasers hereby further agree that: (i) they will not seek disclosure of any Confidential Communications from the Law Firm, Sellers, the Target Companies, their respective Affiliates or their respective Representatives after the Closing, in the context of litigation or otherwise; or (ii) to the extent any emails or other documents (either electronic or otherwise) containing any Confidential Communications are included in the computer servers used by the Target Companies or are otherwise within the records of the Target Companies following the Closing, Purchasers will, upon discovery of any such documents, deliver or cause to be delivered a copy of any such documents to Sellers and thereafter permanently delete or destroy all such emails or other documents containing such Confidential Communications and not review or otherwise use such documents or the Confidential Communications for any purpose.

12.12      No Third-Party Beneficiaries. Except with respect to Section 4.9, the Purchaser Indemnified Parties, and the Seller Indemnified Parties, this Agreement will not confer any rights upon any Person other than the Parties hereto and their respective successors and permitted assigns.

12.13      Exhibits, Appendices and Company Disclosure Schedule. The Exhibits, Appendices, and Disclosure Schedules referenced in this Agreement are a material part of this Agreement. Each Disclosure Schedule will be deemed incorporated into this Agreement. Except with respect to Disclosure Schedules corresponding to representations and warranties that, by their express terms, call for responsive information to be provided on a Disclosure Schedule, in contrast to Disclosure Schedules corresponding to representations and warranties that by their terms call for any exceptions to be listed on Disclosure Schedules, the Disclosure Schedules are intended only to qualify and limit the representations, warranties, and covenants in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, or covenants. No Disclosure Schedule relating to any possible breach or violation of any agreement, or Law shall be construed as an admission that any such breach or violation has actually occurred. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. Disclosures made for the purpose of one Disclosure Schedule relates only to such Disclosure Schedule, and not to any other Disclosure Schedule or Section of the Agreement, unless expressly so stated, a cross-reference is made from one Disclosure Schedule to another Disclosure Schedule, or the applicability to the other representations and warranties is reasonably apparent on its face from such disclosure.

12.14      Construction and Interpretation.

(a)           Words of the masculine or neuter gender will include the masculine, neuter, or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number.

(b)           Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity.

(c)           Any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP.

(d)           Reference to any Law means such Law as amended, modified, supplemented, codified, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.

(e)           Any Contract referred to herein or in any Contract that is referred to herein means such Contract as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent; provided that any such amendment, waiver or supplement does not violate the terms of this Agreement.

(f)            When used in this Agreement “including” (and with correlative meaning “include” or “includes”) have the commonly accepted meaning associated with such word and any list of items that may follow such word shall be illustrative not be deemed to represent a complete list of the contents of the referent of the subject.

(g)           Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section, or provision hereof.

(h)           Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”

(i)           All references in this Agreement to “dollars” or “$” mean United States dollars.

(j)            Except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules, or other Schedules and Exhibits to this Agreement.

(k)           Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions.

(l)            Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless that last day is not a Business Day. In such an event, the period shall run until the end of the next Business Day.

(m)          Time is of the essence for the Parties in the performance of all covenants of this Agreement.

(n)           Each of the Parties acknowledges and agrees that such Party has had the benefit of competent, independent legal counsel and other advisors, and that such Party has had an equal right to negotiate the terms and participate in the drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.15      Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the Parties (written or oral) with respect to the subject matter hereof.

12.16      Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, electronic or e-mail in PDF format, each of which will be as fully binding as an original document.

12.17      Purchasers’ Representative. Each Purchaser irrevocably appoints Andritz USA (“Purchasers’ Representative”) as the sole representative of Purchasers to act as the agent and on behalf of Purchasers regarding any matter relating to or under this Agreement or the other Transaction Documents from and after the date hereof. Until the delivery of written notice of appointment of a successor Purchasers’ Representative reasonably acceptable to Purchasers under this Section 12.17, Purchasers’ Representative shall serve as agent and attorney-in-fact for each Purchaser, for and on behalf of each Purchaser, with full power and authority to represent, in its sole reasonable discretion, each Purchaser and such Purchaser’s successors and assigns with respect to all matters arising under this Agreement and any other Transaction Documents and, except as otherwise provided in this Agreement, all actions taken by Purchasers’ Representative under this Agreement and the Transaction Documents will be binding upon each Purchaser and such Purchaser’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, Purchasers’ Representative has full power and authority, on behalf of each Purchaser and such Purchaser’s successors and assigns, to interpret the terms and provisions of this Agreement and the Transaction Documents, to dispute or fail to dispute any claim under this Agreement or the Transaction Documents, to negotiate and compromise any dispute that may arise under this Agreement or the Transaction Documents (including with respect to adjustments to Net Working Capital, Cash, Indebtedness and Transaction Expenses), to sign any releases or other documents with respect to any such dispute, and to agree to and sign any amendments, waivers, or other documents in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents. A Purchaser will be deemed a party or a signatory to any contract, document, instrument or certificate for which Purchasers’ Representative signs on behalf of such Purchaser. All decisions, actions and instructions by Purchasers’ Representative, including the defense or settlement of any claims for which Purchasers may be required to indemnify the Sellers pursuant to Section 10.2, will be conclusive and binding on each Purchaser, and no Purchaser has the right to object, dissent, protest or otherwise contest the same. Each Purchaser shall pay and indemnify and hold harmless the Seller Indemnified Parties from and against any Losses that they may suffer or sustain as the result of any claim by such Seller Indemnified Party that an action taken by Purchasers’ Representative on behalf of a Purchaser is not binding on, or enforceable against, such Purchaser, except to the extent such Losses are the result of the gross negligence or willful misconduct of any Seller. Except as otherwise provided in this Agreement, Sellers have the right to rely conclusively on the instructions and decisions of Purchasers’ Representative as to the settlement of any claims for indemnification by Sellers pursuant to Section 10.2, or any other actions required or permitted to be taken by Purchasers’ Representative hereunder, and no Purchaser will have any cause of action against Sellers for any action taken by Sellers in reliance upon the instructions or decisions of Purchasers’ Representative. Any action taken by Purchasers’ Representative pursuant to the authority granted in this Section 12.17 is effective and absolutely binding on each Purchaser notwithstanding any contrary action of or direction from such Purchaser. The liquidation, death or incapacity of any Purchaser does not terminate the authority and agency of Purchasers’ Representative (or successor thereto). The provisions of this Section 12.17 are binding upon the successors and assigns of each Purchaser, and any references in this Agreement to a Purchaser means and includes the successors to such Purchaser’s rights hereunder, whether pursuant to any agreement, operation of law or otherwise.

12.18      Sellers’ Representative. Each Seller hereby irrevocably appoints BWC (“Sellers’ Representative”) as the sole representative of Sellers to act as the agent and on behalf of Sellers regarding any matter relating to or under this Agreement or the other Transaction Documents from and after the date hereof. Until the delivery of written notice of appointment of a successor Sellers’ Representative reasonably acceptable to Purchasers under this Section 12.18, Sellers’ Representative shall serve as agent and attorney-in-fact for each Seller, for and on behalf of each Seller, with full power and authority to represent, in its sole reasonable discretion, each Seller and such Seller’s successors and assigns with respect to all matters arising under this Agreement and any other Transaction Documents and, except as otherwise provided in this Agreement, all actions taken by Sellers’ Representative under this Agreement and the Transaction Documents will be binding upon each Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, Sellers’ Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to interpret the terms and provisions of this Agreement and the Transaction Documents, to dispute or fail to dispute any claim under this Agreement or the Transaction Documents, to negotiate and compromise any dispute that may arise under this Agreement or the Transaction Documents (including with respect to adjustments to Net Working Capital, Cash, Indebtedness and Transaction Expenses), to sign any releases or other documents with respect to any such dispute, and to agree to and sign any amendments, waivers, or other documents in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents. A Seller will be deemed a party or a signatory to any contract, document, instrument or certificate for which Sellers’ Representative signs on behalf of such Seller. All decisions, actions and instructions by Sellers’ Representative, including the defense or settlement of any claims for which Seller may be required to indemnify the Purchasers pursuant to Section 10.1, will be conclusive and binding on each Seller, and no Seller has the right to object, dissent, protest or otherwise contest the same. Each Seller shall pay and indemnify and hold harmless the Purchaser Indemnified Parties from and against any Losses that they may suffer or sustain as the result of any claim by such Seller or any of its Affiliates that an action taken by Sellers’ Representative on behalf of the Seller is not binding on, or enforceable against, any Seller, except to the extent such Losses are the result of the gross negligence or willful misconduct of any Purchaser. Except as otherwise provided in this Agreement, Purchasers have the right to rely conclusively on the instructions and decisions of Sellers’ Representative as to the settlement of any claims for indemnification by Purchasers pursuant to Section 10.1, or any other actions required or permitted to be taken by Sellers’ Representative hereunder, and no Seller will have any cause of action against Purchasers for any action taken by Purchasers in reliance upon the instructions or decisions of Sellers’ Representative. Any action taken by Sellers’ Representative pursuant to the authority granted in this Section 12.17 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller. The liquidation, death or incapacity of any Seller does not terminate the authority and agency of Sellers’ Representative (or successor thereto). The provisions of this Section 12.18 are binding upon the successors and assigns of each Seller, and any references in this Agreement to a Seller means and includes the successors to such Seller’s rights hereunder, whether pursuant to any agreement, operation of law or otherwise.

12.19      Further Assurances; Failure to Obtain Consents. From time to time after Closing, each party will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by any other party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any Contract or Permit otherwise included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or adversely affect the rights of Purchasers, the Purchased Assets or the Business. Following the Closing, until all such consents are obtained, Sellers shall cooperate in any lawful arrangement reasonably satisfactory to Purchasers designed to fulfill Sellers’ obligations thereunder or in respect thereof and to afford Purchasers the continued full benefits thereof.

12.20      Miscellaneous Limitations. Notwithstanding anything in this Agreement to the contrary, (i) Sellers’ defense obligations under Section 4.9(c) shall be limited to the extent of defense provided and/or paid for by the insurer under the applicable No-Tail Election Policy and (ii) Sellers’ indemnification and hold harmless obligations under Section 4.9(c) shall be limited to the extent of insurance proceeds provided by the insurer and received by Sellers under the applicable No-Tail Election Policy; provided, however, Sellers shall comply with and perform their obligations in Section 4.9(c) (including relating to administering and pursuing claims), it being agreed by the Parties that Sellers’ liability for Losses indemnified by Sellers pursuant to Section 4.9(c) is meant to put Target Companies (or any of their respective Affiliates, successors or assigns) and any of the personnel, directors or officers in respect of the foregoing in the same position with respect to Losses insurable under such Existing Claims-Based Policies had Sellers not breached their obligations under Section 4.9(c).

[Signature Page Follows]

In Witness Whereof, the Parties have executed this Membership Interest, Share and Asset Purchase Agreement as of the date first written above.

The Babcock & Wilcox Company

By:
Christopher S. Riker, President

Babcock & Wilcox International Sales and Service Corporation

By:
Christopher S. Riker, President

Babcock & Wilcox Canada Corp.

By:
Christopher S. Riker, President

(“Sellers”)

[Signatures Continue on Next Page]

[Sellers’ Signature Page to Membership Interest, Share and Asset Purchase Agreement]

Andritz (USA) Inc.

By:

Name:

Title:

Andritz China Ltd.

By:

Name:

Title:

Andritz Canada Inc.

By:

Name:

Title:

(“Purchasers”)

[Purchasers’ Signature Page to Membership Interest, Share and Asset Purchase Agreement]

Exhibit A

Defined Terms

“338(g) Election” has the meaning set forth in Section 8.8(d)(2).

“338(g) Gross-Up Payment” has the meaning set forth in Section 8.8(d)(2).

“AAA” shall mean the American Arbitration Association.

“Accounting Principles” means GAAP, as modified by any applicable statutory financial reporting requirements and with respect to inventory, as specified by the principles set forth on Exhibit C hereto and any statutory financial reporting requirements.

“Acquired Securities” has the meaning set forth in the Recitals to this Agreement.

“Actual Cash” has the meaning set forth in Section 1.4(a)(2).

“Actual Indebtedness” has the meaning set forth in Section 1.4(a)(2).

“Actual Net Working Capital” has the meaning set forth in Section 1.4(a)(2).

“Actual Transaction Expenses” has the meaning set forth in Section 1.4(a)(2).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Allocation Instructions” has the meaning set forth in Section 8.8(g)(1).

“Allocation Schedule” has the meaning set forth in Section 8.8(g)(2).

“Andritz Canada” has the meaning set forth in the Preamble to this Agreement.

“Andritz China” has the meaning set forth in the Preamble to this Agreement.

“Andritz USA” has the meaning set forth in the Preamble to this Agreement.

“Antiboycott Laws” means the applicable United States laws restricting compliance with boycotts issued by a non-U.S. government and not endorsed by the United States, including the U.S. Export Administration Regulations.

“Applicable Assumptions” has the meaning set forth in Section 4.6(c)(2).

“A-S-H Business” means the Allen-Sherman-Hoff® (or A-S-H®) ash handling systems, equipment and replacement parts business of Sellers and their Affiliates.

“A-S-H Business Liabilities” means all Liabilities arising out of or relating to the A-S-H Business, which Liabilities are intended to be transferred from the Target Companies to one (1) or more Affiliates of Sellers pursuant to the Reorganization.

“Assets” means: (i) in the case of the Target Companies, all Cash and Cash equivalents (which, for the avoidance of doubt, may be distributed by the Target Companies prior to Closing), marketable securities, and Personal Property owned or leased by the Target Companies and all Contracts and Leases to which the Target Companies are a party, all Permits held by the Target Companies, all Intellectual Property owned or licensed by the Target Companies or otherwise relating primarily to the Business, and all other property or assets owned or leased by the Target Companies; and (ii) in the case of B&W Canada, the Purchased Assets; provided, however, for the avoidance of doubt, the Assets shall: (i) include the Inbound Assets; and (ii) not include the Outbound Assets and Liabilities.

“Assignment and Assumption” has the meaning set forth in Section 6.1(c).

“Assumed Liabilities” has the meaning set forth in Section 1.1(c).

“Axos” has the meaning set forth in Section 6.1(r).

“B&W Canada” has the meaning set forth in the Preamble to this Agreement.

“B&W Canada Employee” and “B&W Canada Employees” have the meaning set forth in Section 4.6(a).

“B&W Canada Interests” has the meaning set forth in the Recitals to this Agreement.

[***]

“Base Purchase Price” has the meaning set forth in Section 1.1(e).

“Benefit Plans” has the meaning set forth in Section 2.17(a).

“Brazilian Competition Law” means the Brazilian Law Number 12,529 of 30 November 2011 (as amended).

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Client” has the meaning set forth in Section 8.7(b).

“Business Commingled Books and Records” has the meaning set forth in Section 8.2(b).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Employees” means the employees of the Target Companies or B&W Canada who continue in employment with the Target Companies, Purchasers, or an Affiliate of Purchasers after the Closing.

“Business Financial Statements” has the meaning set forth in Section 2.14(a).

“Business IP” means all Intellectual Property owned or purported to be owned by the Target Companies or B&W Canada (but, in the case of B&W Canada, solely with respect to the Canada Business) or owned or purported to be owned by the Sellers and utilized in the Business, in each case as of the Execution Date, and that will be transferred to a Target Company in connection with the Reorganization. For the avoidance of doubt, all sootblower drawings and related documents are deemed to be Trade Secrets of the Target Companies and included in Business IP.

“BWC” has the meaning set forth in the Preamble to this Agreement.

“BWC Pension Plan” has the meaning set forth in Section 4.6(c)(1).

“BWC Pension Trust” has the meaning set forth in Section 4.6(c)(1).

“BWISSC” has the meaning set forth in the Preamble to this Agreement.

“Calculation Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Canada Business” means the portion of the Business conducted by B&W Canada.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Cash” means, as of the date of determination, the result of: (i) the aggregate amount of cash and cash equivalents held as of the Calculation Time in the bank and other accounts, including money market accounts, of the Target Companies that are solely accessible by the Target Companies and excluding any joint accounts with entities other than the Target Companies; plus (ii) deposits in transit and deposits not yet cleared; minus (iii) the aggregate balance of all outstanding checks written against such accounts; minus (iv) any Restricted Cash; minus (v) with respect to DP China and DP Germany, cash in the aggregate amount of one hundred fifty thousand dollars ($150,000).

“CFIUS” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 1.6(a).

“Closing Date” has the meaning set forth in Section 1.6(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.4(a)(2).

“Closing Purchase Price” has the meaning set forth in Section 1.1.

“Closing Statement” has the meaning set forth in Section 1.4(a)(2).

[***]

[***]

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a reasonable Person would use to achieve a result in the time period reasonably required, with due regard for the reasonably likely costs and benefits of such efforts.

“Confidential Communications” has the meaning set forth in Section 12.11(c).

“Confidential Information” has the meaning set forth in Section 4.4(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 13, 2024, by and between Purchaser and Parent.

“Contracts” means all contracts, agreements, binding arrangements (including purchase and sales orders), bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements, or binding arrangements concerning Intellectual Property), franchises, leases, joint venture agreements, and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” has the meaning set forth in the definition of Affiliate.

“Convertible Securities” means all convertible securities (including convertible promissory notes) or other rights, agreements, arrangements or commitments of any character relating to any equity securities or other equity interests of the Target Companies or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of the Target Companies, including any options warrants or other convertible securities or any rights, agreements, arrangements or commitments of any character obligating any Seller or Target Company to issue or sell any membership interests (including the Acquired Securities), or any other interest, in any Target Company.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Credit Facility” has the meaning set forth in Section 4.2(j).

“Data Room” means the electronic documentation site established and hosted on Datasite.com on behalf of Sellers.

“Diamond Guarantees” has the meaning set forth in Section 8.6.

“Diamond LCs” has the meaning set forth in Section 8.6.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Dispute Notice” has the meaning set forth in Section 12.9.

[***]

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“DP Brazil” has the meaning set forth in the Recitals to this Agreement.

“DP China” has the meaning set forth in the Recitals to this Agreement.

“DP China Financial Statements” has the meaning set forth in Section 2.14(a).

“DP China Interests” has the meaning set forth in the Recitals to this Agreement.

“DP Czech Republic” has the meaning set forth in the Recitals to this Agreement.

[***]

“DP Finland” has the meaning set forth in the Recitals to this Agreement.

“DP Finland Financial Statements” has the meaning set forth in Section 2.14(a).

“DP Germany” has the meaning set forth in the Recitals to this Agreement.

“DPI” has the meaning set forth in the Recitals to this Agreement.

“DPI Interests” has the meaning set forth in the Recitals to this Agreement.

“DPI Pension Plan” has the meaning set forth in Section 4.6(c)(1).

“DPI Pension Trust” has the meaning set forth in Section 4.6(c)(1).

“DP South Africa” has the meaning set forth in the Recitals to this Agreement.

“DP Sweden” has the meaning set forth in the Recitals to this Agreement.

“DP Sweden Financial Statements” has the meaning set forth in Section 2.14(a).

“DP Thailand” has the meaning set forth in the Recitals to this Agreement.

“DP Thailand Financial Statements” has the meaning set forth in Section 2.14(a).

“DP UK” has the meaning set forth in the Recitals to this Agreement.

“DP UK Financial Statements” has the meaning set forth in Section 2.14(a).

“DP UK Payable” means the payable owed by DP UK to DP Germany in an estimated amount equal to two million, eight hundred thousand dollars ($2,800,000).

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Effective Time” has the meaning set forth in Section 1.6(a).

“Eligible Union Company Employees” has the meaning set forth in Section 4.6(c)(1).

“Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including, without limitation, any condition resulting from the ownership of any Inbound Assets, operation of the Business or any activity or operation formerly conducted by any Person on or off the Real Property.

“Environmental Laws” means any Law relating to natural resources, pollution, protection of human health, the environment or natural resources, actual or threatened releases, discharges, or emissions into the environment or within structures or the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Proceeding relating to actual or alleged non-compliance with any Environmental Law.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Proceeding” means any Proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (i) the presence of, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 1.5.

“Escrow Agreement” has the meaning set forth in Section 1.5.

“Escrow Amount” has the meaning set forth in Section 1.5.

“ESP Business” means the electrostatic precipitator parts and services business of Sellers and their Affiliates, including, but not limited to, the Hamon Research-Cottrell, Joy Environmental and Western Precipitation product lines.

“ESP Business Liabilities” means all Liabilities arising out of or relating to the ESP Business, which Liabilities are intended to be transferred from the Target Companies to one (1) or more Affiliates of Sellers pursuant to the Reorganization.

“Estimated Spinoff Amount” has the meaning set forth in Section 4.6(c)(2).

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Liabilities” has the meaning set forth in Section 1.1(d).

“Execution Date” has the meaning set forth in the Preamble to this Agreement.

“Exhibits” means the exhibits to this Agreement.

“Existing Claims-Based Policies” means the Existing Insurance Policies described on or required to be described on Schedule 2.18 which are claims made policies.

“Existing Insurance Policy” has the meaning set forth in Section 2.18.

“Existing Occurrence-Based Policies” means any of the Existing Insurance Policies described on or required to be described on Schedule 2.18 which are occurrence-based policies.

“Export Controls Laws” means the export control laws and regulations of the United States governing the destination, end use or end user, as administered by U.S. Department of Commerce’s Bureau of Information and Security, and any other similar foreign laws.

“Fairness Opinion” has the meaning set forth in Section 2.28.

“FCPA” has the meaning set forth in Section 2.7(a).

“Federal Arbitration Act” means the Federal Arbitration Act, as amended.

“FIN 48” means Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes that was issued in July 2006 and interprets FASB Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

“Final Allocation Schedule” has the meaning set forth in Section 8.8(g)(1).

“Final Closing Statement” has the meaning set forth in Section 1.4(b).

“Final Spinoff Amount” has the meaning set forth in Section 4.6(c)(2).

“Financial Statements” has the meaning set forth in Section 2.14(a).

“Fraud” means an act, committed by a Party, with intent to deceive another Party with respect to the matters contemplated by representations and warranties set forth in this Agreement and requires: (i) a false representation of material fact, circumstance, or condition; (ii) made with actual Knowledge that such representation is false; (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“Fundamental Representations” has the meaning set forth in Section 12.1(b).

“GAAP” means United States generally accepted accounting principles as consistently applied by the Target Companies without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves and level of accruals).

“Governing Documents” of a Person means such Person’s: (i) articles or certificate of incorporation, change of name, organization or formation, or their equivalent, and all amendments thereto or amendments and restatements thereof; and (ii) bylaws, memorandum and articles of association (including any resolution to which section 29(1) of the Companies Act 2006 would apply to), limited liability company agreement, or shareholders’ agreement, as applicable, and all amendments thereto or amendments and restatements thereof.

“Governmental Authority” means any federal, state, local, foreign, domestic, supranational, or other governmental, quasi-governmental or administrative body, instrumentality, department, entity, board, bureau or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means any material, substance or waste defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material, substance or waste regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing material, urea formaldehyde and polychlorinated biphenyls, and any perfluoroalkyl and polyfluoroalkyl substances (including Teflon).

“Inbound Assets” has the meaning set forth in Section 2.8(c).

“Inbound IP Licenses” has the meaning set forth in Section 2.10(a).

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including any capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (B) multiple bases (including, but not limited to, corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (i)(A) above; or (ii) all U.S., state, local and non-U.S. franchise Taxes, including in the case of each of clauses (i) and (ii) and related interest and penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

“Indebtedness” means, without duplication as to any Person at the applicable time: (i) all indebtedness for borrowed money, whether or not contingent, or for the deferred purchase price of property (including any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien) or services, including the current portion of such indebtedness and all obligations with respect to earn-outs or other contingent or deferred payment arrangements relating to prior acquisitions; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations in respect of swaps or other hedging agreements; (iv) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest; (v) capitalized lease obligations (in accordance with GAAP); (vi) obligations secured by a Lien existing on any property or asset owned by such Person; (vii) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (viii) Liabilities of such Person relating to severance, retention or similar payments (whether such amounts are payable at Closing or accruing at a later date), transaction bonuses or change in control payments, accrued bonuses, or other unfunded, vested benefits or underfunded benefits (on a plan termination basis) under any Benefit Plan, and with respect to the Target Companies, management fees payable by the Target Companies to any Seller; provided, however, only fifty percent (50%) of retention payments payable to [***] shall be considered Indebtedness; (ix) contractual obligations relating to interest rate protection, hedging arrangements, swap agreements, collar agreements and similar agreements; (x) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Person has deferred payment of pursuant to Section 2302 of the CARES Act; (xi) all Liabilities (which shall not be less than zero in any jurisdiction or for any tax paying entity) of accrued but unpaid Income Taxes of the Target Companies (regardless of whether currently due) and the Purchased Assets, including the aggregate Liability for all Taxes deferred pursuant to Section 965(h) of the Code, any “global intangible low-taxed income,” (within the meaning of Section 951A of the Code) and “Subpart F income” Tax Liabilities in a Pre-Closing Tax Period in each case, calculated in accordance with GAAP and on the assumption that any applicable Tax period that begins on or before and ends after the Closing Date ends on the Closing Date, and net of prepaid Income Taxes of the Target Companies, calculated in accordance with GAAP and on the assumption that any applicable Tax period that begins on or before and ends after the Closing Date ends on the Closing Date; (xii) any and all Taxes resulting from the cancellation, settlement or elimination of any and all intercompany accounts, debt, receivables and/or payables, excluding any and all Specified Foreign Taxes (if any); (xiii) all accrued interest and premiums, penalties, make whole or similar payments or fees payable in connection with the obligations (or the discharge thereof) in any other clause of this definition; (xiv) all Liabilities related to non-current liabilities or obligations related to self-insurance workers’ compensation plans in the North American region; (xv) all Liabilities and obligations arising out of the retirement program for DP Thailand; (xvi) all obligations described in the foregoing clauses (i) through (xv) of any Person that are guaranteed, directly or indirectly, by such Person, and (xvii) all obligations described in the foregoing clauses (i) through (xvi) of a third party secured by any Lien on property or assets of such Person; provided, however, that “Indebtedness” specifically excludes any items specifically incorporated in the calculations of Net Working Capital hereunder, including (A) amounts owed to the employees of the Target Companies or B&W Canada as it relates to the Canada Business for unreimbursed business expenses incurred in the Ordinary Course of Business of the Target Companies, and (B) credit card debt incurred in the Ordinary Course of Business of the Target Companies or B&W Canada as it relates to the Canada Business.

“Indemnified Party” has the meaning set forth in Section 10.3(a)(1).

“Indemnifying Party” has the meaning set forth in Section 10.3(a)(1).

“Indemnity Escrow” has the meaning set forth in Section 1.5.

“Indenture” means that Indenture, dated as of February 12, 2021 between Babcock & Wilcox Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as supplemented by that First Supplemental Indenture dated as of February 12, 2021 and that Second Supplemental Indenture dated as of December 13, 2021.

“Independent Accountant” a nationally or regionally recognized accounting firm upon which Purchasers and Sellers will reasonably agree and with which no Party has a prior or current relationship.

“Independent Actuary” has the meaning set forth in Section 4.6(c)(2).

“Information Security Incident” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information.

“Initial Closing Date Balance Sheet” means the unaudited balance sheet of the Target Companies and B&W Canada, as it relates to the Canada Business, as of the Effective Time.

“Initial Closing Statement” has the meaning set forth in Section 1.3(a).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (i) United States and foreign patents, patent applications, continuations-in-part, divisions or reissues (collectively, “Patents”); (ii) United States federal, state and foreign trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin (collectively, “Trademarks”); (iii) any and all copyrightable works of authorship, including registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship (collectively, “Copyrights”); (iv) trade secrets, including, confidential business information, know-how, concepts, methods, processes, specifications, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other material confidential and proprietary information (collectively, “Trade Secrets”); (v) all registered domain names (“Domain Names”); (vi) proprietary computer software, including all source code, object code, and documentation related thereto (“Software”), and (vii) all social media accounts and associated handles (collectively, “Social Media”).

“Interim Balance Sheet” has the meaning set forth in Section 2.14(a).

“Interim Financial Statements” has the meaning set forth in Section 2.14(a).

“Interim Period” has the meaning set forth in Section 4.1.

“Inventory” means all raw materials, work in progress, finished goods (excluding any obsolete inventory), supplies, bulk fuel and spare parts owned or held by or on behalf of a Target Company or B&W Canada for use primarily in the Business.

“IP Licenses” has the meaning set forth in Section 2.10(a).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology equipment used in connection with the operation of each of the Target Companies.

“Knowledge” means: (i) with respect to Sellers: (A) the actual knowledge of [***]; and (B) solely with respect to the representations and warranties of Sellers set forth in Section 2.19 (Environmental Matters), Section 2.20 (Real Estate) and Section 2.21 (Employees), the actual knowledge of [***]; and (ii) with respect to any other Person, the actual knowledge of such Person, in each case of (i)(A), (i)(B), or (ii), after a reasonable inquiry in connection with such knowledge Person’s duties in the Ordinary Course of Business on behalf of such other Person.

“Lake Street” has the meaning set forth in Section 2.28.

“Lancaster Prime Lease” means that certain Net Lease Agreement, dated August 13, 2021, by and between [***] and BWC.

“Lancaster Sublease” has the meaning set forth in Section 6.1(d).

“Law Firm” means Dentons Bingham Greenebaum LLP together with other Persons who are member firms or Affiliates of Dentons Group, a Swiss Verein.

“Laws” means any applicable law (including statutory, common or other law), statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, Permit, license, decree, treaty, convention, constitution or similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and as now in effect or any other Order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.20(c).

“Leases” has the meaning set forth in Section 2.20(c).

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued or reflected on financial statements prepared in accordance with GAAP or is disclosed or required to be disclosed in any Schedule to this Agreement.

“Liens” means all liens (statutory or otherwise), encumbrances, charges, adverse or other claims, community property interests, equitable interests, options, warrants, rights of first refusal, pre-emption rights, other preferential arrangements (including title transfers), mortgages, deeds of trust, collateral assignments, assignments, assignations, security interests, Uniform Commercial Code financing statements, pledges, hypothecations, easements, licenses, servitudes, rights of way, covenants, zoning or other restrictions of any kind or nature.

“Loss” means any loss, damage, penalty, fine, cost, amount paid in settlement, liability, expense, cost, charge, liability, settlement, payment, award, judgment, Tax, fine, interest award, penalty, damage, assessment, deficiency of any kind (including a Proceeding brought by any Governmental Authority or Person) and fee (including court costs and reasonable attorneys’ or other professionals’ fees and expenses incurred in connection with a Proceeding whether incurred in advance of or following the final disposition of any successful Proceeding), including expenses incurred in connection with the mitigation, investigation or avoidance of imposition or incurrence of such Losses, and interest thereon from the date incurred to the date repaid.

“Material Adverse Effect” means any change, circumstance, fact, event, or effect that has occurred that (i) is or would have a material adverse effect on the Business, condition (financial or otherwise), or results of operations of the Target Companies, taken as a whole, or (ii) prevents or materially delays or impairs the ability of Sellers to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Notwithstanding the foregoing, a “Material Adverse Effect” shall not include any change, circumstance, fact, event, or effect arising out of or resulting from: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or any governmental shutdown or slowdown; (ii) changes in conditions in any industry or industries in which the Target Companies operate; (iii) changes in general legal, Tax, regulatory, political, or business conditions, including changes in GAAP or applicable Laws that, in each case, generally affect the geographic regions or industries in which the Target Companies conduct their business; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Execution Date; (v) weather conditions, earthquakes, hurricanes, floods, or other natural disasters; (vi) changes resulting from global, national, regional or local health conditions (including any epidemic, pandemic, or disease outbreak); (vii) any action taken by the Target Companies or Sellers at the request or with the consent of Purchasers or any of their Affiliates; (viii) any failure to meet internal or published revenue or earnings projections or predictions (whether such projections or predictions were made by the Target Companies or independent third parties), or any failure by any of the Target Companies to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; or (ix) the public announcement of this Agreement or the transactions contemplated hereby; except, in the case of (i)-(vi), such events disproportionally impact Sellers or Target Companies.

“Material Continuing Intercompany Agreements” has the meaning set forth in Section 4.14.

“Material Contracts” has the meaning set forth in Section 2.11(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Working Capital” means the difference (whether positive or negative) of (i) the current assets of the Target Companies and B&W Canada, as it relates to the Canada Business, as of the Closing Date using only the line items set forth on Exhibit D, provided that notwithstanding anything to the contrary contained herein the current assets of the Target Companies and B&W Canada shall not include assets related to Income Taxes (including deferred Income Tax assets and Income Tax receivables), but shall include Inventory, and (ii) the current liabilities of the Target Companies and B&W Canada, as it relates to the Canada Business, as of the Closing Date using only the line items set forth on Exhibit D (excluding, for the avoidance of doubt, (v) Cash, (w) Transaction Expenses, (x) Indebtedness, (y) Liabilities related to Income Taxes (including deferred Income Tax Liabilities and Income Tax payables) and (z) Transfer Taxes, in each case prepared in a manner consistent with GAAP (except as specifically noted above)) and without giving effect to the consummation of the transactions contemplated by this Agreement. Attached hereto as Exhibit D is a statement setting forth Sellers’ good faith calculation of the Net Working Capital of the Target Companies as of the Execution Date.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Open Source Software” means all open source, public source or freeware software, in any form, including without limitation any version of any software licensed pursuant to any GNU general public license, GNU lesser general public license, Mozilla Public License or other software licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or otherwise publicly distributed or made generally available in source code form with the intention to permit the public use, modification, distribution, incorporation and/or exploitation of such software without conveying an exclusive or proprietary interest in such licensed software (although certain other conditions may be imposed by such license).

“Order” means any order, decree, ruling, judgment, injunction or writ of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if such action is recurring in nature, is consistent in all material respects with the past practices of the Person and is taken in the ordinary course of the day-to-day operations of the Person.

“Outbound Assets and Liabilities” has the meaning set forth in Section 2.8(c).

“Outbound IP Licenses” has the meaning set forth in Section 2.10(a).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Parent” means Babcock & Wilcox Enterprises, Inc., a Delaware corporation.

“Party” and “Parties” have the meaning set forth in the Preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Pay-Off Letter” has the meaning set forth in Section 6.1(k).

“PCI-DSS” has the meaning set forth in Section 2.24(a).

[***]

“Pension Formation Costs” has the meaning set forth in Section 4.6(c)(1).

“Permits” means all permits, consents, approvals, registrations or authorizations of, any Governmental Authority, required for the Target Companies or B&W Canada to own their respective assets or conduct the Business as conducted as of the Execution Date.

“Permitted Liens” means: (i) those items set forth in Schedule 2.8; (ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property that are a matter of public record which do not materially interfere with the present use of the affected property by any Target Company; (v) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, which do not, individually or in the aggregate, materially interfere with the business of the Target Companies or the use of such real property in the manner in which it is currently being used; or (vi) other imperfections of title or Liens that are not material to the extent identified on preliminary title reports commissioned by Purchasers or made available to Purchasers by Sellers.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Information” means: (i) any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person; (ii) Social Security numbers; and (iii) any information that is regulated or protected by one or more Privacy and Security Laws, applicable to each of the Target Companies.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned, used or leased by any of the Target Companies or B&W Canada and used in the conduct of the Business.

“Plan” shall have the meaning set forth in Schedule 10.4(c) attached hereto.

“Post-Closing Tax Period” means: (i) any Tax period ending after the Closing Date; and (ii) in the case of any Straddle Period, the portion of such period up after Closing Date (determined in accordance with Section 8.8(b) hereof).

“Pre-Closing Occurrences” has the meaning set forth in Section 4.11(b).

“Pre-Closing Taxes” means, without duplication: (i) any and all Taxes of or imposed on the Target Companies for any and all Pre-Closing Tax Periods (and for any and all Straddle Periods determined in accordance with Section 8.8(b) hereof), including any Taxes deferred or employee retention credits claimed under the CARES Act (or similar or comparable provisions of state, local and non-U.S. Law); (ii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or non-U.S. Law) of which the Target Companies (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any similar or comparable state, local or non-U.S. Law), (iii) any and all Taxes of or imposed on any of Sellers or their Affiliates, including Taxes of Sellers or any of their Affiliates imposed on Purchasers or any of their Affiliates, or the Target Companies as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (iv) any and all Transfer Taxes required to be paid by Purchasers pursuant to Section 8.8(c), (v) any and all Taxes of or imposed on Purchasers or any of their Affiliates (including the Target Companies) as a result of an inclusion under Section 951(a) or Section 951A of the Code (or any similar provision of state or local Law) attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local Law) of the Target Companies received or accrued on or prior to the Closing Date, (B) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Law) by the Target Companies on or prior to the Closing Date, or (C) “global intangible low-taxed income,” within the meaning of Section 951A of the Code (or any similar provision of state or local Law) received or accrued on or prior to the Closing Date that is attributable to the Target Companies, in each case, determined as if the taxable years of the Target Companies ended on the Closing Date, (vi) Taxes of, or related to, the Target Companies resulting from an election pursuant to Section 965(h) of the Code (and applicable provisions of state and local Law) to pay the “net tax liability” (as defined under Section 965(h) of the Code) in installments, (vii) any and all Taxes resulting from the elimination of any intercompany accounts or related or attributable to the Reorganization, excluding any and all Specified Foreign Taxes (if any); (viii) any and all Taxes resulting from the cancellation, settlement or elimination of any and all intercompany accounts, debt, receivables and/or payables (excluding any and all Specified Foreign Taxes (if any), only the extent not accounted for in the foregoing clause (vii)), (ix) any and all withholding Taxes required to be deducted and withheld with respect to payments made by Purchasers to Sellers (or by the Target Companies to Sellers) pursuant to applicable Tax laws in connection with the transactions contemplated pursuant to this Agreement; and (x) any and all Taxes of or imposed on the Purchased Assets for any and all Pre-Closing Tax Periods arising (and for any and all Straddle Periods determined in accordance with Section 8.8(b)); and (x) any and all amounts required to be paid by the Target Companies pursuant to any Tax Sharing Agreement (that the Target Companies was a party on or prior to the Closing Date), provided, however, that “Pre-Closing Taxes” shall not include (x) non-Income Taxes to the extent such non-Income Taxes are specifically taken into account in the determination of Net Working Capital, (y) Taxes to the extent such Taxes are specifically taken into account in the determination of Indebtedness and (z) employment Taxes to the extent such employment Taxes are specifically taken into account in the determination of Transaction Expenses.

Notwithstanding anything to the contrary set forth herein: (x) in determining U.S. federal and applicable state, local and non-U.S. Income Taxes of or imposed on the Target Companies pursuant to this definition (including clauses (i) hereof) related or attributable to any entity treated as a partnership for U.S. federal or state, local or non-U.S. Income Tax purposes, the taxable income of the applicable Target Companies shall be determined as if the taxable year of the applicable Target Company treated as a partnership closed on the Closing Date and (y) “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date

“Pre-Closing Tax Period” means: (i) any Tax period ending on or before the Closing Date; and (ii) in the case of any Straddle Period, the portion of such period up to and including the Closing Date (determined in accordance with Section 8.8(b) hereof).

“Privacy and Security Laws” means all Laws concerning the privacy, security, or Processing of Personal Information, all regulations promulgated thereunder, and all related pronouncements of applicable Governmental Authorities.

“Proceeding” means any action, litigation, proceeding (arbitral, administrative, legal, judicial or otherwise), suit, or similar matter, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Processing” means any operation or set of operations which is performed on personal data or on sets of personal data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Prohibited Party” means: (i) any Person identified in a Sanctions List; (ii) any Person owned in the aggregate 50% or more, directly or indirectly, by any Person identified in a Sanctions List, to the extent such Person would be treated as a sanctioned Person under applicable Sanctions Laws; and (iii) any Person identified on any sanctions lists of any other jurisdiction where any Target Company currently has operations.

“Proprietary Business Information” has the meaning set forth in Section 8.3(a).

“Protected Person” has the meaning set forth in Section 4.9(a).

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchased Assets” has the meaning set forth in the Preamble to this Agreement.

“Purchaser” and “Purchasers” have the meaning set forth in the Preamble to this Agreement.

“Purchasers’ Actuary” has the meaning set forth in Section 4.6(c)(2).

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.1.

“Purchaser Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred and is reasonably likely to materially and adversely affect the ability of any Purchaser to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Purchaser Returns” has the meaning set forth in Section 8.8(a)(2).

“QoE” has the meaning set forth in Section 2.14(a).

“R&W Insurance Policy” has the meaning set forth in Section 4.10.

“Real Property” means the real property owned by, or leased or subleased to, any of the Target Companies, together with all buildings, structures, and facilities located thereon.

“Refund” has the meaning set forth in Section 8.8(e).

“Regulations” means the United States treasury regulations promulgated under the Code.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture).

“Reorganization” has the meaning set forth in the Recitals to this Agreement.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants), and direct and indirect controlling persons.

“Required Statutory Approvals” means collectively the filings by Sellers, Purchasers and the Target Companies required by the Brazilian Competition Law, if any, and expiration or termination of any applicable waiting periods under the Brazilian Competition.

“Resolution Period” has the meaning set forth in Section 1.4(a)(3).

“Restricted Cash” means any cash or cash equivalent of any of the Target Companies or B&W Canada that: (i) is classified as restricted cash; (ii) is held in reserve; (iii) is held as a security deposit or advance toward purchases including, for the avoidance of doubt, advance billings; or (iv) is held in a custody account or is otherwise custodial cash and cash equivalents.

“Restricted Period” has the meaning set forth in Section 8.7(a).

“Retained Businesses” means the businesses of Sellers and their Affiliates (other than the Business).

“Retained Business Commingled Books and Records” has the meaning set forth in Section 8.2(c).

“Retention Escrow” has the meaning set forth in Section 1.5.

“Sanctions Authority” means any Governmental Authority of the United States of America, United Kingdom, European Union, United Nations or any other Governmental Authority with jurisdiction over the Target Companies (or any part of its business or operations) including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, U.S. Department of Commerce, the United Nations Security Council, any United Nations Security Council Sanctions Committee, His Majesty’s Treasury of the United Kingdom, the United Kingdom’s Office of Financial Sanctions Implementation and the European Union.

“Sanctions Laws” means any Laws relating to economic or financial sanctions, export controls, anti-boycott regulations, trade embargoes or restrictive measures from time to time imposed, administered or enforced by any Sanctions Authority.

“Sanctions List” means any list issued or maintained by a Sanctions Authority designating or identifying persons that are subject to Sanctions Laws, in each case as amended, supplemented or substituted from time to time, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, in each case administered by OFAC, the UK Sanctions List, Consolidated List of Financial Sanctions Targets in the UK and the Consolidated United Nations Security Council Sanctions List.

“Sections” means the sections in this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2.

“Seller Names” has the meaning set forth in Section 8.5(a).

“Seller” and “Sellers” have the meanings set forth in the Preamble to this Agreement.

“Sellers’ Actuary” has the meaning set forth in Section 4.6(c)(2).

“Sellers’ Applicable Percentages” means: (i) ninety-two and forty-nine hundredths percent (92.49%), with respect to BWC, and (ii) two and one-half percent (2.50%) with respect to BWISSC; and (iii) five and one hundredths percent (5.01%), with respect to B&W Canada.

“Seller Returns” has the meaning set forth in Section 8.8(a)(1).

“Sellers’ Representative” has the meaning set forth in Section 12.18.

“Sellers’ Spinoff Calculation” has the meaning set forth in Section 4.6(c)(2).

“Social Media” has the meaning set forth in the definition of Intellectual Property.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Sootblower Software” means the executable version of the software marketed by Sellers under the Titanium® brand as of Closing for operating performance-based intelligent sootblowing systems to optimize boiler cleaning.

“Specified Foreign Taxes” means the German and Chinese income and withholding Taxes attributable to the cancellation, settlement or elimination of the intercompany receivables held by DP China and DP Germany, respectively, if and to the extent the DP UK Payable is made.

“Straddle Period” means any Tax period that begins before but ends after the Closing Date.

“Subleased Premises” means a portion of the improvements known as the ASH Building (approximately 11,000 rentable square feet of office space and 64,000 rentable square feet of floor space) located at 2600 East Main Street, Lancaster, Ohio, as more particularly described and depicted on Exhibit E.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Cash” means either (a) if prior to Closing, DP UK pays and satisfies in full the DP UK Payable through a cash payment, Cash in the amount of nine million six hundred fifty thousand dollars ($9,650,000); or (b) Cash in the amount of ($6,950,000).

“Target Companies” means the entities set forth on Exhibit F.

“Target Indebtedness” means eight hundred twenty-six thousand two hundred eighty two dollars ($826,282).

“Target Net Working Capital” means fifty million three hundred twenty-one thousand four dollars ($50,321,004).

“Target Transaction Expenses” means zero dollars ($0).

“Tax” means all (i) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any U.S. federal, state, local or non-U.S. or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, qui tam or similar suits, claims or Proceedings made by any Person that are related or attributable to taxes, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (A) any item described in clause (i) or (B) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, bulk sales or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or non-U.S. Law)) or otherwise.

“Tax Contest” has the meaning set forth in Section 8.8(f)(2).

“Tax Return” means any return, declaration, report, claim for refund, information return (including all Forms 1099), form (including Form TD F 90-22.1 and FinCEN Form 114 and any predecessor or successor forms), or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws of administrative requirements related or attributable to Taxes, and any amendments thereto

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation, Tax holiday, Tax abatement agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Third Party Proceeding” has the meaning set forth in Section 10.3(a)(1).

“Top Customers” has the meaning set forth in Section 2.12(a).

“Top Suppliers” has the meaning set forth in Section 2.12(b).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the Parties hereto in connection with or pursuant to this Agreement.

“Transaction Expenses” means, as of immediately prior to the Closing, the aggregate of all fees and expenses payable by the Target Companies or Sellers in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants.

“Transfer Taxes” has the meaning set forth in Section 8.8(c).

“Transition Services Agreement” means a transition services agreement, substantially in the form attached hereto as Exhibit G, dated as of the Closing Date, by and among Sellers and/or certain Affiliates of Sellers and certain of the Target Companies, which shall set forth the terms and conditions upon which the applicable Target Companies will continue providing certain services to Sellers and/or certain Affiliates of Sellers for a period of time following the Closing; provided, however, the parties agree that the form attached as Exhibit G may be updated during the Interim Period to incorporate additional items or changes agreed upon by the parties in good faith during the Interim Period.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Worker Adjustment and Retraining Notification Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Exhibit B-1

Purchased Assets

All of the following to the extent owned by B&W Canada and used or held for use in connection with the Business:

1.     All Personal Property, including the following equipment:

Asset Number	Description
33004365	18490 BENCH
33004366	18494 TEST PUMP BENCH
33004370	18528 KING DRILL PRESS
33004373	18545 RIGID THREAD MACHINE - MODEL 535
33004378	18571 TURN TABLE
33004379	18574 IK TEST PANEL
33004381	18582 JIB CRANE
33004383	35251 MOD-U-BLAST PORTABLE SANDBLASTER S3626 S
33004388	174709 FORKLIFT - MODEL ERCO50RE #550765 #15199

2.     All Inventory;

3.     All Contracts, including the following purchase orders:

a.	Standard Purchase Order No. 117883 dated July 8, 2023, issued by Diamond Canapower to NJR Fabricating & Welding;

b.	Purchase Order No. 3501049145 dated January 30, 2025, issued by Syncrude Canada Ltd. to B&W Canada;

c.	Any other purchase orders issued or received by B&W Canada with respect to the Business as of the Closing Date, including those listed in the attached spreadsheets.

4.     All Permits, to the extent assignable;

5.     All Business IP including:

a.	The following registered or unregistered (as applicable) trademarks:

i.	Diamond Canapower

ii.	Diamond Power Canada

iii.	DP Canada

b.	The following registered or unregistered (as applicable) trade names:

i.	Diamond Canapower

ii.	Diamond Canapower, Inc.

iii.	Diamond Power Canada

iv.	DP Canada

c.	The following mark:

d.	The following domains:

Domain	Country	Assignee/Owner
diamondcanapower.biz		Diamond Canapower Inc.
diamondcanapower.ca	US	Diamond Canapower Inc.
diamondcanapower.com	US	Diamond Canapower Inc.
diamondcanapower.net	US	Diamond Canapower Inc.
diamondcanapower.org	US	Diamond Canapower Inc.
diamondpower.ca	US	Diamond Canapower Inc.

6.     The following personnel:

a.	Project Manager 1 M1

b.	Replacement Parts Analyst 1

c.	Replacement Parts Analyst 2 P2

7.     Other Assets

a. Lance Tube Assy quantity 1

b. Stud, STD 75” dia x 3.5” X Full Thd. M-12 quantity 128

c. Bushing, front 2.38 “ Feed Tube, No Plt. (9 ring packing) quantity 3

d. Gasket, electric motor, .031 Thk Garlock 2900 quantity 4

e. Packing, HD, 2.375” OD, Feed Tube (Teflon) 10 PC quantity 3

f. Carr. Assy, Series 1, RH, 100 IPM,2.38,W/O quantity 7

g. Carr. Assy RH Ser. 1,100 IPM, 2.75 W/O Retract, 525B/700 quantity 3

h. Carr. Assy, RH, Ser. 1,100 IK IPM 2.38 W/O Retract, 525B quantity 5

i. Carr. Assy, LH, Ser. 1. 2.38 100 IPM 2.75 W/O Retract IK 525B quantity 3

j. Carr. Assy, LH. Ser. 1. 2.75, 100 IM 4” HLX, THD. GLND W/O quantity 6

k. Carr. Assy LH Ser. 1.275, 100 IPM, 4: HLX, THD. GND, W/O quantity 3

l. Carr. Assy, RH, Ser. 1, 2.75, 100 PM, 4” HLX, THD. GLND, W/O quantity 7

m. Carr. Assy, RH, Ser. 1, 2.38, 100 PM, 4” HLX, THD. GLND, W/O quantity 3

n. Bushing, Front Spacer 2.38” F-T THD. Gland, NO quantity 1

o. Bushing Front Spacer, 2.75” F-T NO PLT. THD. Gland, 5 quantity 1

p. Plate, Clamping 2.38” F-T, High Strength (Snap Ring) quantity 2

q. Plate, Clamping 2.75” F-T High Strength (Snap Ring) quantity 3

r. Hardware Kit, Poppet VLV. 2.38”, Mounting Assembly quantity 15

s. Poppet VLV Asy, Series 900. CM, 2.38” Heavy Duty, IK-IT quantity 13

t. Poppet VLV. Asy, EAPC, Series 600, 2.38” Car-STL Heavy quantity 4

u. Packing Foil, 2.38” Solid Ring, 9Ring quantity 1

v. Packing Foil, 2.38” Solid Ring, 5Ring quantity 3

w. Packing Foil, 2.75” Solid Ring, 5Ring quantity 1

x. Packing Foil, 2.38” Split Ring, 9Ring quantity 3

y. Nut, Feed Tube for 2-3/8”, IK quantity 3

z. Nut, Feed Tube For 2-3/4”, Steel quantity 5

aa. Nozzle Asy, Gemini, Ext 3.5”, X=4 quantity 1

bb. Carriage Assy, LH IK 525/545, Powertrain 2.38”, 100 quantity 2

cc. Carriage Assy, RH IK 525/545, Powertrain 2.38”, 100 quantity 1

dd. Screw, Cap, Allen ¾-10 X 2.50 SCH, Steel quantity 48

ee. Ring, Retaining (2-3/4”) Waldes Truarc quantity 5

ff. Ring, Retaining (2-3/4”) Waldes Truarc #5100-237-S-PP quantity 5

gg. Cylinder Spoutrunner quantity 6

hh. Valve, Air, ISO3 quantity 2

ii. Cylinder Support, Complete quantity 3

jj. Rod Support W/ Rollers quantity 2

kk. Blades, Spout Runner, Skookumchuck quantity 6

ll. Rebuild Carriage, LH, 2 Rller, 2 3/8”, THRD, 100”/Min quantity 1

mm. Rebuild, PV 900# CHR-M, 2 3/8” quantity 2

nn. Rebuild Carr, PT, 2 Roller, 2 Bolt, 2 3/8 quantity 1

Fixed assets on B&W Canada to be transferred with Diamond, including those recorded in the financials under Canapower (C533).

8.           To the extent not encompassed in items 1 through 7 above, all assets reflected on the attached balance sheet for B&W Canada, excluding Cash.

Customers

Order#	Book Date	Cust#	Customer Name	Extended Amt
1694954	16-Dec-24	76564	SUNCOR ENERGY SYNCRUDE OP	33205.13
1696777	28-Jan-25	76564	SUNCOR ENERGY SYNCRUDE OP	569.94
1696903	31-Jan-25	3908	IRVING PULP & PAPER LIMIT	8258.79
1697166	12-Feb-25	3881	CATALYST PAPER - CROFTON	2046.84
1697482	11-Feb-25	3800	ALBERTA PACIFIC (DC)	2085.39
1697575	24-Mar-25	3866	FIBREK S.E.N.C. (D)	2955.68
1698013	20-Feb-25	75843	DOMTAR INC DBA SKOOKUMCHU	7087.28
1698339	5-Mar-25	3908	IRVING PULP & PAPER LIMIT	1740.1
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	1118.22
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	1976.72
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	1448.12
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	78.52
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	962.48
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	9.68
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	8.44
1698740	6-Mar-25	3800	ALBERTA PACIFIC (DC)	12.17
1698787	7-Mar-25	69792	NORBORD INC - HIGH LEVEL	10887.56
1699015	12-Mar-25	3866	FIBREK S.E.N.C. (D)	4247.38
1699244	18-Mar-25	29882	AV GROUP NB INC - NACKAWI	19393.17
1699244	18-Mar-25	29882	AV GROUP NB INC - NACKAWI	41751.9
1699261	17-Mar-25	3886	TWIN RIVERS PULP LTD	30773
1699261	17-Mar-25	3886	TWIN RIVERS PULP LTD	46159.5
1699386	19-Mar-25	76564	SUNCOR ENERGY SYNCRUDE OP	3989.58
1699437	20-Mar-25	3960	NOVA SCOTIA POWER (DC)	4433.52
1699541	21-Mar-25	76564	SUNCOR ENERGY SYNCRUDE OP	5667.2
1699568	25-Mar-25	3897	IMPERIAL OIL - STRATHCONA	3680.79
1699648	25-Mar-25	76564	SUNCOR ENERGY SYNCRUDE OP	3989.58
1699665	26-Mar-25	3897	IMPERIAL OIL - STRATHCONA	464.73
1699677	8-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	39783.06
1699677	8-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450
1699677	8-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	3953.44
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	2896.24
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	157.04
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	1924.96
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	19.36
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	16.88
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	24.34

Order#	Book Date	Cust#	Customer Name	Extended Amt
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	289.44
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	499.74
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	47.06
1699765	27-Mar-25	3800	ALBERTA PACIFIC (DC)	491.43
1699799	28-Mar-25	3881	CATALYST PAPER - CROFTON	16325.73
1699799	28-Mar-25	3881	CATALYST PAPER - CROFTON	23706
1699856	31-Mar-25	3881	CATALYST PAPER - CROFTON	7902
1699856	31-Mar-25	3881	CATALYST PAPER - CROFTON	5441.91
1699892	1-Apr-25	3897	IMPERIAL OIL - STRATHCONA	464.73
1699938	1-Apr-25	3858	DOMTAR COMM. - WINDSOR	2399.25
1699980	1-Apr-25	6417	GROUPE SIMONEAU INC (DC)	2037.64
1699988	1-Apr-25	6517	SOURCE ATLANTIC LIMITED	389.96
1699998	2-Apr-25	3827	CANFOR PULP LTD. (DC)	2457.15
1699998	2-Apr-25	3827	CANFOR PULP LTD. (DC)	799.75
1700000	1-Apr-25	3800	ALBERTA PACIFIC (DC)	1103.18
1700032	3-Apr-25	3854	MERCER PEACE RIVER PULP L	29581.68
1700069	15-Apr-25	3881	CATALYST PAPER - CROFTON	6850.88
1700178	7-Apr-25	3926	HARMAC PACIFIC INC (DC)	43160.52
1700202	4-Apr-25	3918	KRUGER BROMPTON L.P.	595.9
1700203	4-Apr-25	3918	KRUGER BROMPTON L.P.	2112.39
1700210	4-Apr-25	3918	KRUGER BROMPTON L.P.	2112.39
1700222	6-Apr-25	76744	MONDI HINTON INC (DC)	13953.04
1700265	7-Apr-25	3908	IRVING PULP & PAPER LIMIT	1515.56
1700272	7-Apr-25	4022	KRUGER WAYAGAMACK LP -	6767.04
1700320	16-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	5951.48
1700368	9-Apr-25	3866	FIBREK S.E.N.C. (D)	5112.2
1700436	11-Apr-25	45402	BABCOCK & WILCOX CANADA C	9199.16
1700436	11-Apr-25	45402	BABCOCK & WILCOX CANADA C	450
1700437	9-Apr-25	3866	FIBREK S.E.N.C. (D)	6916.14
1700439	9-Apr-25	3960	NOVA SCOTIA POWER (DC)	6225.54
1700443	17-Apr-25	3858	DOMTAR COMM. - WINDSOR	1625.55
1700443	17-Apr-25	3858	DOMTAR COMM. - WINDSOR	2167.4
1700444	9-Apr-25	3800	ALBERTA PACIFIC (DC)	69376.45
1700444	9-Apr-25	3800	ALBERTA PACIFIC (DC)	100.49
1700444	9-Apr-25	3800	ALBERTA PACIFIC (DC)	62.14
1700452	17-Apr-25	3866	FIBREK S.E.N.C. (D)	525.14
1700453	17-Apr-25	3866	FIBREK S.E.N.C. (D)	6291.85
1700463	10-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	13261.02
1700463	10-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450
1700463	10-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450

Order#	Book Date	Cust#	Customer Name	Extended Amt
1700537	11-Apr-25	25767	MEADOW LAKE MECHANICAL PU	4340.72
1700537	11-Apr-25	25767	MEADOW LAKE MECHANICAL PU	13670.44
1700558	11-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	54771.44
1700558	11-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450
1700558	11-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	3.95
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	9.81
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	88.35
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	19.16
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	28.22
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	11.97
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	225.18
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	11.76
1700660	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	22.71
1700681	16-Apr-25	3881	CATALYST PAPER - CROFTON	186.4
1700681	16-Apr-25	3881	CATALYST PAPER - CROFTON	564.35
1700682	16-Apr-25	3881	CATALYST PAPER - CROFTON	4620.33
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	3.95
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	9.81
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	30.59
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	88.35
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	19.16
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	28.22
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	11.97
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	225.18
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	60.88
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	20.53
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	11.76
1700683	15-Apr-25	6517	SOURCE ATLANTIC LIMITED	22.71
1700721	16-Apr-25	3897	IMPERIAL OIL - STRATHCONA	13579.16
1700807	17-Apr-25	3866	FIBREK S.E.N.C. (D)	6916.14
1700807	17-Apr-25	3866	FIBREK S.E.N.C. (D)	6921.85
1700819	21-Apr-25	76744	MONDI HINTON INC (DC)	491.43
1700834	21-Apr-25	3866	FIBREK S.E.N.C. (D)	8622.93
1700855	21-Apr-25	3908	IRVING PULP & PAPER LIMIT	4183.34
1700873	21-Apr-25	25227	CANFOR GREEN ENERGY	496.02
1700873	21-Apr-25	25227	CANFOR GREEN ENERGY	1131.09
1700913	22-Apr-25	29882	AV GROUP NB INC - NACKAWI	371.6
1700919	22-Apr-25	3818	RANGER BOARD (DC)	6042.93
1700941	22-Apr-25	3973	CASCADES EMBALLAGE CARTON	8592.72

Order#	Book Date	Cust#	Customer Name	Extended Amt
1700944	22-Apr-25	3908	IRVING PULP & PAPER LIMIT	712.28
1700944	22-Apr-25	3908	IRVING PULP & PAPER LIMIT	1310.47
1700994	23-Apr-25	3827	CANFOR PULP LTD. (DC)	1490.96
1700994	23-Apr-25	3827	CANFOR PULP LTD. (DC)	613.16
1700996	23-Apr-25	75823	DRYDEN FIBRE CANADA ULC (	45.89
1700999	23-Apr-25	3908	IRVING PULP & PAPER LIMIT	372.74
1701038	24-Apr-25	69710	MANNING FOREST PRODUCTS (	2090.1
1701041	24-Apr-25	3926	HARMAC PACIFIC INC (DC)	3565.42
1701075	25-Apr-25	3926	HARMAC PACIFIC INC (DC)	370.3
1701100	25-Apr-25	3908	IRVING PULP & PAPER LIMIT	460.72
1701114	25-Apr-25	37927	PRAIRIE MINES & ROYALTY U	6792.48
1701137	28-Apr-25	4022	KRUGER WAYAGAMACK LP -	486.2
1701137	28-Apr-25	4022	KRUGER WAYAGAMACK LP -	1569
1701138	28-Apr-25	3858	DOMTAR COMM. - WINDSOR	1560.3
1701138	28-Apr-25	3858	DOMTAR COMM. - WINDSOR	10019.76
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	24.2
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	40.5
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	2257.4
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	564.35
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	1850.05
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	1230.21
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	257.96
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	3.28
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	2.42
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	147.78
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	75.42
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	591.44
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	2196.24
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	2357.04
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	10.47
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	370.3
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	13.38
1701188	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	17.62
1701189	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	3087.87
1701189	29-Apr-25	4037	RAYONIER A.M. CANADA G.P.	5919.54
1701208	30-Apr-25	69206	NORDIC KRAFT	1158.08
1701208	30-Apr-25	69206	NORDIC KRAFT	281.44
1701208	30-Apr-25	69206	NORDIC KRAFT	121.06
1701208	30-Apr-25	69206	NORDIC KRAFT	100.01
1701208	30-Apr-25	69206	NORDIC KRAFT	67.85

Order#	Book Date	Cust#	Customer Name	Extended Amt
1701208	30-Apr-25	69206	NORDIC KRAFT	2492.2
1701208	30-Apr-25	69206	NORDIC KRAFT	74.6
1701208	30-Apr-25	69206	NORDIC KRAFT	713.2
1701208	30-Apr-25	69206	NORDIC KRAFT	3877.8
1701213	29-Apr-25	3866	FIBREK S.E.N.C. (D)	4113.87
1701213	29-Apr-25	3866	FIBREK S.E.N.C. (D)	0
1701229	29-Apr-25	3866	FIBREK S.E.N.C. (D)	4113.87
1701229	29-Apr-25	3866	FIBREK S.E.N.C. (D)	0
1701229	29-Apr-25	3866	FIBREK S.E.N.C. (D)	4113.87
1701229	29-Apr-25	3866	FIBREK S.E.N.C. (D)	0
1701232	30-Apr-25	4037	RAYONIER A.M. CANADA G.P.	2855.17
1701244	30-Apr-25	25767	MEADOW LAKE MECHANICAL PU	564.35
1701258	30-Apr-25	3834	CAVENDISH FARMS (DC)	603.36
1701265	30-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	5988.82
1701265	30-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450
1701265	30-Apr-25	76564	SUNCOR ENERGY SYNCRUDE OP	450
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	3.95
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	9.81
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	88.35
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	11.97
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	225.18
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	60.88
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	13.38
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	30.42
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	79.44
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	66.34
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	88.15
1701275	30-Apr-25	6517	SOURCE ATLANTIC LIMITED	22.71
1701217	30-Apr-25	75843	DOMTAR INC DBA SKOOKUMCHU	153.92
1701217	30-Apr-25	75843	DOMTAR INC DBA SKOOKUMCHU	1134.44
1695015	19-Dec-24	3991	CANADIAN KRAFT PAPER INDU	491.33
1701232	30-Apr-25	4037	RAYONIER A.M. CANADA G.P.	2654.67
1620601	29-May-20	45402	BABCOCK & WILCOX CANADA C	7200
1698303	26-Feb-25	76564	SUNCOR ENERGY SYNCRUDE OP	61774.5
1698303	26-Feb-25	76564	SUNCOR ENERGY SYNCRUDE OP	61774.5
1698303	26-Feb-25	76564	SUNCOR ENERGY SYNCRUDE OP	24709.8
1699342	19-Mar-25	3893	HOWE SOUND PULP & PAPER C	7258.85
1699342	19-Mar-25	3893	HOWE SOUND PULP & PAPER C	7258.85
1699342	19-Mar-25	3893	HOWE SOUND PULP & PAPER C	7258.85
1699342	19-Mar-25	3893	HOWE SOUND PULP & PAPER C	7258.85

Order#	Book Date	Cust#	Customer Name	Extended Amt
1604584	9-Jul-19	3858	DOMTAR COMM. - WINDSOR	600
1610427	1-Nov-19	4079	DOMTAR INC - KAMLOOPS (	2241.06
1617540	25-Mar-20	3854	MERCER PEACE RIVER PULP L	750
1666916	6-Mar-23	73870	TACORA RESOURSES INC. (D	0
1673950	14-Aug-23	4065	HINTON PULP (DC)	0
1684325	5-Apr-24	75843	DOMTAR INC DBA SKOOKUMCHU	0
1684325	5-Apr-24	75843	DOMTAR INC DBA SKOOKUMCHU	0
1685408	29-Apr-24	75220	KRUGER KAMLOOPS PULP L.P.	3727.36
1699952	1-Apr-25	25767	MEADOW LAKE MECHANICAL PU	6350
1700248	7-Apr-25	25767	MEADOW LAKE MECHANICAL PU	1726.89
1700248	7-Apr-25	25767	MEADOW LAKE MECHANICAL PU	2951.91
1700444	9-Apr-25	3800	ALBERTA PACIFIC (DC)	750
1700755	16-Apr-25	4022	KRUGER WAYAGAMACK LP -	8355
1700992	23-Apr-25	3854	MERCER PEACE RIVER PULP L	485.3
1701024	24-Apr-25	69206	NORDIC KRAFT	20609.71
1701088	25-Apr-25	3866	FIBREK S.E.N.C. (D)	18227.9
804419	11-Nov-24	3921	JD IRVING - LAKE UTOPIA P	0
804424	14-Feb-25	3921	JD IRVING - LAKE UTOPIA P	0
804424	14-Feb-25	3921	JD IRVING - LAKE UTOPIA P	8506
804426	19-Mar-25	40186	ATLANTIC POWER LIMITED PA	36426
1599221	9-Apr-19	5639	WEYERHAEUSER - KENORA (DC	2575.1
804428	2-Apr-25	4037	RAYONIER A.M. CANADA G.P.	19693
804396	29-Nov-23	3854	MERCER PEACE RIVER PULP L	0
804397	12-Dec-23	37673	JD IRVING, LIMITED SAWMIL	0
804399	13-Feb-24	6417	GROUPE SIMONEAU INC (DC)	0
804399	13-Feb-24	6417	GROUPE SIMONEAU INC (DC)	1125
804417	22-Oct-24	3834	CAVENDISH FARMS (DC)	0
804420	3-Dec-24	3866	FIBREK S.E.N.C. (D)	11897
804427	25-Mar-25	3818	RANGER BOARD (DC)	34413
804427	25-Mar-25	3818	RANGER BOARD (DC)	7142
804427	25-Mar-25	3818	RANGER BOARD (DC)	3155
804429	21-Apr-25	5511	LOUISIANA-PACIFIC CANADA	90360
1655292	15-Jun-22	72387	ROSEBURG FOREST PRODUCTS	200.2
			Total:	1,281,716.14

Vendors

Number	Order Date	Closure Status	Line	Ship To Organization	Unit Price	Shipment Amount	Currency	Supplier
117210	4/19/2022 17:52	Closed For Receiving	1	Diamond Power Canada	187.00	44,132.00	CAD	BABCOCK & WILCOX CANADA (3045)
117685	11/24/2023 17:23	Open	1	Diamond Power Canada	1,906.88	1,906.88	CAD	BABCOCK & WILCOX CANADA (3045)
117685	11/24/2023 17:23	Open	2	Diamond Power Canada	1.00	1.00	CAD	BABCOCK & WILCOX CANADA (3045)
117736	2/13/2024 17:24	Open	1	Diamond Power Canada	10,000.00	10,000.00	USD	THE BABCOCK & WILCOX COMPANY (532)
117798	4/10/2024 16:22	Open	1	Diamond Power Canada	6,100.00	6,100.00	USD	THE BABCOCK & WILCOX COMPANY (532)
117816	4/29/2024 18:38	Closed For Invoice	1	Diamond Power Canada	184.00	1,472.00	USD	DIAMOND POWER SWEDEN AB (543)
117816	4/29/2024 18:38	Closed For Invoice	2	Diamond Power Canada	250.00	250.00	USD	DIAMOND POWER SWEDEN AB (543)
117858	6/11/2024 12:01	Closed For Receiving	5	Diamond Power Canada	-	-	CAD	ULINE (DC)
117864	6/19/2024 15:25	Closed For Receiving	30	Diamond Power Canada	-	-	USD	THE BABCOCK & WILCOX COMPANY (532)
117883	7/8/2024 10:19	Open	1	Diamond Power Canada	77.00	99,946.00	CAD	NJR FABRICATING & WELDING
117883	7/8/2024 10:19	Open	2	Diamond Power Canada	77.00	199,969.00	CAD	NJR FABRICATING & WELDING
117883	7/8/2024 10:19	Open	3	Diamond Power Canada	84.00	84,000.00	CAD	NJR FABRICATING & WELDING
117883	7/8/2024 10:19	Open	4	Diamond Power Canada	84.00	210,000.00	CAD	NJR FABRICATING & WELDING
117978	11/13/2024 10:12	Closed For Invoice	2	Diamond Power Canada	135.45	135.45	USD	DIAMOND POWER SPECIALTY LTD (DC)
117995	12/3/2024 15:45	Closed For Invoice	1	Diamond Power Canada	8,135.00	8,135.00	USD	THE BABCOCK & WILCOX COMPANY (532)
118003	12/11/2024 16:50	Closed For Receiving	6	Diamond Power Canada	-	-	USD	THE BABCOCK & WILCOX COMPANY (532)

Number	Order Date	Closure Status	Line	Ship To Organization	Unit Price	Shipment Amount	Currency	Supplier
118005	12/17/2024 15:49	Closed For Receiving	2	Diamond Power Canada	1,493.00	14,930.00	CAD	CANADIAN BEARINGS-HAMILTON
118023	1/17/2025 8:31	Closed For Receiving	1	Diamond Power Canada	68.48	68.48	CAD	ULINE (DC)
118023	1/17/2025 8:31	Closed For Receiving	2	Diamond Power Canada	2.73	122.85	CAD	ULINE (DC)
118023	1/17/2025 8:31	Closed For Receiving	3	Diamond Power Canada	3.64	163.80	CAD	ULINE (DC)
118040	2/4/2025 9:23	Closed For Receiving	1	Diamond Power Canada	661.00	9,915.00	CAD	CANADIAN BEARINGS-HAMILTON
118040	2/4/2025 9:23	Closed For Receiving	2	Diamond Power Canada	827.00	12,405.00	CAD	CANADIAN BEARINGS-HAMILTON
118040	2/4/2025 9:23	Closed For Receiving	3	Diamond Power Canada	1,479.00	32,538.00	CAD	CANADIAN BEARINGS-HAMILTON
118048	2/12/2025 12:48	Open	1	Diamond Power Canada	16.75	167.50	USD	THE BABCOCK & WILCOX C635 (A)
118049	2/13/2025 11:25	Open	1	Diamond Power Canada	202.50	25,717.50	CAD	BABCOCK & WILCOX CANADA (3045)
118049	2/13/2025 11:25	Open	2	Diamond Power Canada	2,786.65	2,786.65	CAD	BABCOCK & WILCOX CANADA (3045)
118053	2/21/2025 6:09	Open	1	Diamond Power Canada	13,457.00	13,457.00	USD	THE BABCOCK & WILCOX COMPANY (532)
118089	4/4/2025 17:32	Closed For Invoice	4	Diamond Power Canada	0.01	0.01	USD	DIAMOND POWER SWEDEN AB (543)
118090	4/4/2025 17:55	Closed For Invoice	2	Diamond Power Canada	2,800.00	2,800.00	USD	DIAMOND POWER SWEDEN AB (543)
118090	4/4/2025 17:55	Closed For Invoice	10	Diamond Power Canada	7,328.00	29,312.00	USD	DIAMOND POWER SWEDEN AB (543)
118098	4/16/2025 17:45	Open	1	Diamond Power Canada	3,200.00	3,200.00	USD	DIAMOND POWER SWEDEN AB (543)
118098	4/16/2025 17:45	Open	2	Diamond Power Canada	615.00	615.00	USD	DIAMOND POWER SWEDEN AB (543)
118099	4/22/2025 7:42	Open	1	Diamond Power Canada	10,992.00	10,992.00	USD	THE BABCOCK & WILCOX COMPANY (532)

Number	Order Date	Closure Status	Line	Ship To Organization	Unit Price	Shipment Amount	Currency	Supplier
118108	5/7/2025 12:26	Closed For Invoice	1	Diamond Power Canada	103.43	2,068.60	USD	THE BABCOCK & WILCOX COMPANY (532)
118109	5/7/2025 15:57	Closed For Invoice	1	Diamond Power Canada	103.43	2,585.75	USD	THE BABCOCK & WILCOX COMPANY (532)
118109	5/7/2025 15:57	Closed For Invoice	2	Diamond Power Canada	121.07	2,421.40	USD	THE BABCOCK & WILCOX COMPANY (532)
118110	5/8/2025 10:45	Open	1	Diamond Power Canada	352.00	352.00	USD	DIAMOND POWER SWEDEN AB (543)
118110	5/8/2025 10:45	Open	2	Diamond Power Canada	168.00	840.00	USD	DIAMOND POWER SWEDEN AB (543)
118110	5/8/2025 10:45	Open	3	Diamond Power Canada	368.00	1,840.00	USD	DIAMOND POWER SWEDEN AB (543)
118110	5/8/2025 10:45	Open	4	Diamond Power Canada	0.01	0.01	USD	DIAMOND POWER SWEDEN AB (543)
118123	5/23/2025 15:21	Open	1	Diamond Power Canada	320.00	320.00	USD	THE BABCOCK & WILCOX COMPANY (1876)
118124	5/27/2025 15:41	Open	1	Diamond Power Canada	8,020.00	24,060.00	USD	THE BABCOCK & WILCOX COMPANY (532)
118124	5/27/2025 15:41	Open	2	Diamond Power Canada	2,490.00	4,980.00	USD	THE BABCOCK & WILCOX COMPANY (532)
118124	5/27/2025 15:41	Open	3	Diamond Power Canada	2,200.00	2,200.00	USD	THE BABCOCK & WILCOX COMPANY (532)
					Total:	866,905.88

Exhibit B-2

Excluded Assets

1.           All Cash and cash equivalents, bank accounts and securities of B&W Canada;

2.           The company seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the legal organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Business Employees, and any other books and records which B&W Canada is prohibited from disclosing or transferring to Andritz Canada under applicable Law and is required by applicable Law to retain;

3.           All insurance policies of B&W Canada and all rights to applicable claims and proceeds thereunder;

4.           All Benefit Plans and trusts or other assets attributable thereto.

5.           All Tax assets (including duty and Tax refunds and prepayments) of B&W Canada;

6.           All assets, properties and rights used by B&W Canada in its businesses other than the Business;

7.           All Leases for Leased Real Property; and

8.           The rights which accrue or will accrue to B&W Canada under this Agreement and the other Transaction Documents

Exhibit C

Accounting Principles with Respect to Inventory

Description of Principle (1)

With respect to DP UK, DP Finland, DP Germany and DP Czech Republic, all report one month in arrears. There is an on-top adjustment that is made to adjust income for the missing month to report a 12-month period with consolidation adjustments included to ensure cash in transit, goods in transit and elimination of profit in inventory.

Description of Principle (2)

IMIO-5 An analysis of slow moving and obsolete inventory is prepared quarterly by the Financial Controller and reviewed by the Group Controller. The process is largely a mathematical calculation, but management also uses historical knowledge and prior experience to identify whether or not additional reserves are necessary. DP UK uses the guidelines furnished by Diamond Power Lancaster to record Slow Moving and Obsolete Inventory. The guidelines are as follows (guidelines dated 11/17/04):

1) No usage in more than 2 years but less than 3 - 50% reserved.

2) No usage in more than 3 years but less than or equal to 4 years - 75% reserved.

3) No usage in more than 4 years - 100% reserved.

4) Inventory that is obsolete and unusable due to redesign etc. is to be written to fair market value if less than cost. Note: Per discussion with local management, it is rare that inventory becomes obsolete and unusable due to redesign as most redesigns are not implemented until the existing stock of inventory is depleted.

5) All inventory over two years old will be reviewed for obsolescence or disposal with the reserve adjusted accordingly. For example, if the review indicates that greater than 50% of the value of inventory in the 2-3 year category is obsolete, the reserve will be increased. In no case will this review result in lowering the reserve required. Note: This is a review where management has professional discretion to increase the reserve if the reserve as calculated in steps 1-3 (above) are deemed inadequate.

The provision account is MAPICS Account #108285. Any adjustments through the analysis above are reviewed and approved by the Group Controller.

Description of Principle (3)

IMIO-7 - The company utilizes standard costing methodology. Inventory is valued on the basis of “lower of cost or net realizable value” and items held in inventory are revalued as replacement material is purchased with any profit/loss taken initially to a suspense account and written off to P&L periodically. The most common reasons for a change in standard cost are changes in product cost (inflation, market conditions, etc) or design changes. For in-house manufactured items the labor rate to be used in any job is set annually. The labor component will only be reset if required by a change in process.

The normal process for the price variance changes is as follows:

1) An Accounts Assistant will review the daily Price Variance Report from MAPICS and identify variances between the standard unit cost and the invoice cost per item. The Accounts Assistant will initiate discussions with the Material Control organization (primarily purchasing) to determine whether the price difference is an isolated circumstance (i.e. rush orders due to time requirements, unusual product specifications, etc.) or if the price of that product has changed due to more general market conditions (i.e. increase in commodity prices, inflation, etc.).

2) If the price variance is not an isolated situation and the cost of the product has changed, the Accounts Assistant will discuss the price change with the Financial Controller or Management Accountant. Once approved, the Accounts Assistant will input the new standard into the MAPICS standard cost file, which triggers system entries to adjust the standard cost of all those items in stock.

The Financial Controller’s or Management Accountant’s review and approval is noted by sign-off on the daily price variance report.

Description of Principle (4)

IMPC-17 - Physical inventory counts are completed at the Dumbarton facility by DPSL employees usually in November of each year. The annual stockcount includes raw material, sub-assemblies, bought in components and work-in-progress stored in the Dumbarton facility but there are four secure mechanical storage units, known as Kardex Shuttles, which are subject to perpetual inventory control. The Materials Manager manages cycle counts and the results are reviewed quarterly with the Dumbarton Controller. 100% of the contents of the shuttles will be cycled counted during the year and a sample count of ten items from each Kardex will be conducted as part of the annual stock check; the sample count will be extended if the total discrepancy is greater than $5k. Note in 2014 the margin of error in cycle counts in the Kardex shuttles is less than one quarter of one per cent. All inventory adjustments are approved by the Group Controller prior to posting to the inventory Sub-Ledger and General Ledger. The controls to ensure there are good inventory results are as follows:

Pre-Physical Inventory Controls

1) -The Sub-Ledger to GL is reconciled the month ending prior to the month of the physical inventory.

2) -Detailed inventory instructions are prepared for each physical inventory. The detailed instructions are presented to all counters and auditors prior to taking the physical inventory.

3) -Cut off dates for inventory receipts and disbursements are established and published.

4) -Clearly marked and controlled area for receiving of goods after the inventory start date and time are established.

5) -Instructions for filling customer orders during the taking of the physical inventory are established and published.

6) -All counter sheets are blind (the book on hand inventory is not on the sheets).

7) -Areas to be inventoried will be put in a ready state.

8) -Areas or items not to be inventoried will be clearly marked.

9) -For DPSL owned materials stored off site, material will be verified in advance of the Dumbarton facility physical inventory count and appropriate confirmatory evidence of existence will be available.

10) -Tag control procedures will be in place and at the end of the count there is a process to verify that all tags are accounted for and the accounting is documented.

11) -Safety procedures will be prepared, published, presented and discussed prior to the taking of the physical inventory.

During the Physical Inventory Controls

12) -If a customer requires an emergency parts shipment while the Physical Inventory is in process, paperwork will be controlled to ensure the inventory records properly reflect that activity.

13) -Receipts will go to the designated area clearly marked for post inventory receipts.

14) -Auditing procedures will be in place.

15) -Procedures are in place for a review of significant variances.

Post Inventory Controls

16) -Recount procedures are in place.

17) -The final book-to-physical adjustment is reviewed by the Group Controller. Shrink rates/reserves for the upcoming year may be adjusted based on the outcome of the physical count.

18) -The Sub-Ledger to GL reconciliation for the post inventory value will be performed at the close of the month in which the physical was taken.

Exhibit D

Target Net Working Capital Statement

(as of the Effective Time)

1.	The Target Net Working Capital of the Target Companies as of the anticipated Effective Time is $50,321,004, which was calculated as follows:

Current Assets of the Target Companies	$69,429,760
Minus Current Liabilities of the Target Companies	$(19,108,756)
Target Net Working Capital	$50,321,004

Exhibit E

Sublease

(See attached.)

Exhibit F

Target Companies

1. DPI

2. DP Brazil

3. DP China

4. DP Czech Republic

5. DP Finland

6. DP Germany

7. DP South Africa

8. DP Sweden

9. DP Thailand

10. DP UK

Exhibit G

Transition Services Agreement

(See attached.)

Exhibit H

Software License Agreement

(See attached.)